BCAM International, Inc.
                             1800 Walt Whitman Road
                              Melville, N.Y. 11747
                                 (516) 752-2550

January 29, 1999

Dear Shareholder:

The enclosed Proxy Statement asks for your support of a proposal to sell the Company's remaining interest in Drew Shoe Corporation ("DREW").

I URGE you to vote FOR this proposal.

The need for us to divest ourselves of Drew at this time is absolutely clear as you will see from the enclosed Proxy materials. Let me give you some background.

We purchased Drew in September 1997 in order to accomplish three principal business objectives: (1) to add an operating business to our technology driven businesses, (2) to serve as a "platform" from which the Company could make further acquisitions in related businesses and (3) to create a controlled environment for the incorporation of our Intelligent Surface Technology into footwear. We embarked on the acquisition of Drew believing that we had financial backing for further acquisitions that would add "critical mass" to the Drew acquisition. A lot has changed since then and the bottom line is that we do not now have the financial backing to execute our acquisition strategy. Without further acquisitions, and with the combined debt service for the acquisition debt and Drew's working capital financing which exceeds $1,000,000 per year, Drew becomes a drain for BCAM. Further, and most important to the urgency of this matter, is that the secured notes utilized to complete the acquisition come due on April 16, 1999. If we do not sell Drew to satisfy that secured liability, then the noteholders will be in a position to foreclose on all of the assets of the Company, not just Drew, leaving the shareholders with potentially nothing.

With Drew gone, BCAM will be a "pure" technology company with "Intelligent Surface" and "Microvalve" Technologies and the opportunity to commercialize them. These opportunities also come with challenges including the need to raise additional capital in order to go forward with these technologies. By disposing of Drew, our chances of getting the funding which is necessary to carry on this important opportunity are improved, although by no means assured.

I remain committed to obtaining the funding for and commercializing the BCAM Intelligent Surface and Microvalve Technologies.

I need your vote; every vote counts. Please return your proxy card FOR the proposal to sell the Company's remaining interest in Drew.

Sincerely,

/s/ Michael Strauss
Michael Strauss
Chairman and Chief Executive Officer

                             BCAM INTERNATIONAL, INC
                            (a New York corporation)

                                  ------------

                            NOTICE OF SPECIAL MEETING
                              OF SHAREHOLDERS TO BE
                       HELD AT 10:00 A.M. ON MARCH 4, 1999

                                  ------------

To the Shareholders of BCAM INTERNATIONAL, INC.:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of BCAM INTERNATIONAL, INC., (the "Company") will be held on March 4, 1999, at 10:00 a.m. at the Engineering and Applied Sciences Building, Room 231, State University of New York at Stony Brook, Stony Brook, NY 11794 for the following purpose and the following purpose only:

      To consider and to act upon a proposal to sell the Company's remaining 33.3% common stock ownership interest in Drew Shoe Corporation to the holder of the Company's 10%/13% Convertible Notes ("Notes") in exchange for redemption of $2,220,000 principal amount of, and approximately $1,050,000 of accrued interest (as of December 31, 1998) on, the Notes pursuant to the terms and conditions of a certain purchase and sale agreement dated October 23, 1998.

      As a legal matter, this notice must state that if the foregoing matter is approved, shareholders fulfilling requirements of Business Corporation Law,
Section 623 (a copy of which is annexed hereto as Exhibit "B") have a right, as dissenting shareholders, to receive payment at fair market value for their shares ("Appraisal Rights"). As a practical matter, the Company does not have the funds to pay the Appraisal Rights of any dissenting shareholder.

      Failure to approve the proposed transaction will almost certainly result in the Company's inability to continue operating as a going concern. Approval of the Proposed Transaction does not guaranty the Company's ability to continue operating as a going concern, since the Company will still face liquidity and working capital shortfalls without outside investment or a strategic business arrangement. The Board of Directors has fixed January 27, 1999, at the close of business, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting, and only holders of record of shares of the Company's Common Stock at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

      All shareholders are cordially invited to attend the Meeting in person. However, whether or not you expect to be present at the Meeting, you are urged to mark, sign, date and return the enclosed Proxy, which is solicited by the Board of Directors, as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Meeting. The shares represented by the Proxy will be voted according to your specified response. The Proxy is revocable and will not affect your right to vote in person in the event you attend the Meeting.

                                              By Order of the Board of Directors

                                              /s/ Michael Strauss
                                              Michael Strauss, Chairman
Melville, New York
January 29, 1999

                            BCAM INTERNATIONAL, INC.
                             1800 Walt Whitman Road
                            Melville, New York 11747

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                            NOTICE OF SPECIAL MEETING
                              OF SHAREHOLDERS TO BE
                       HELD AT 10:00 A.M. ON MARCH 4, 1999

      The enclosed proxy is solicited by the Board of Directors of BCAM INTERNATIONAL, INC. (the "Company") in connection with a Special Meeting of Shareholders (the "Meeting") to be held on March 4, 1999 at 10:00 a.m. at the Engineering and Applied Sciences Building, Room 231, State University of New York at Stony Brook, Stony Brook, NY 11794 and any adjournment or postponement thereof. The Board of Directors has fixed January 27, 1999 at the close of business, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. A shareholder of record executing and returning a proxy has the power to revoke it at any time before it is exercised by filing a later proxy with, or other communication to, the Secretary of the Company or by attending the Meeting and voting in person. The proxy will be voted in accordance with your directions as to:

      1. PROPOSAL TO SELL THE COMPANY'S REMAINING 33.3% COMMON STOCK OWNERSHIP INTEREST IN DREW SHOE CORPORATION TO THE HOLDER OF THE COMPANY'S 10%/13% CONVERTIBLE NOTES ("NOTES") IN EXCHANGE FOR REDEMPTION OF $2,220,000 PRINCIPAL AMOUNT OF, AND APPROXIMATELY $1,050,000 OF ACCRUED INTEREST (AS OF DECEMBER 31,1998) ON, THE NOTES AS OUTLINED IN A CERTAIN AGREEMENT DATED AS OF OCTOBER 23, 1998 (THE "PURCHASE AGREEMENT")

      In the absence of direction, the proxy will be voted in favor of this proposal.

      The Proxy Statement, the attached Notice of Meeting and the enclosed form of Proxy are being mailed to shareholders on or about January 29, 1999. The mailing address of the Company's principal executive offices is 1800 Walt Whitman Road, Melville, New York 11747.

                                     VOTING

      Only shareholders of record of the Company's 23,251,116 shares of Common Stock (the "Common Stock") outstanding at the close of business on January 27, 1999 (excluding 763,182 shares held in treasury) will be entitled to vote. Each share of Common Stock is entitled to one vote. A majority in interest of the voting power of the outstanding Shares represented at the meeting in person or by proxy shall constitute a quorum. The affirmative vote of two-thirds of the votes of all outstanding shares entitled to vote thereon is necessary to approve. The shareholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person appointed by the Board of Directors before the meeting to serve as the inspector of election at the meeting and who has executed and verified an oath of office. Abstentions and broker non-votes are included in the determination of the number of Shares present at the meeting for quorum purposes but not counted in the tabulation of the votes cast on proposals presented to shareholders. Thus, an abstention from voting has the same legal effect as a vote "against" the matter, even though the shareholder may interpret such action differently. Failure to approve the proposed transaction will almost certainly result in the Company's inability to continue operating as a going concern. Approval of the Proposed Transaction does not guaranty the Company's ability to continue operating as a going concern, since the Company will still face liquidity and working capital shorfalls without outside investment or a strategic business arrangement.

                             SOLICITATION OF PROXIES

      The entire cost of soliciting proxies will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies at a cost which is not expected to exceed approximately $15,000 plus reimbursement for reasonable out-of-pocket expenses. Solicitation of proxies from shareholders of the Company may be made by personal interview, mail, telephone or telegram without compensation, by the directors, officers and regular employees of the Company. In addition, the cost of solicitation will include the cost of supplying necessary additional copies of the solicitation materials to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such recordholders for completing the mailing of such materials to such beneficial owners.

      1. PROPOSAL TO SELL THE COMPANY'S REMAINING THIRTY-THREE AND ONE-THIRD PERCENT (33.3%) COMMON STOCK INTEREST IN DREW SHOE CORPORATION TO THE HOLDER OF THE COMPANY'S 10%/13% CONVERTIBLE NOTES IN EXCHANGE FOR REDEMPTION OF THE REMAINING $2,220,000 PRINCIPAL AMOUNT OF, AND APPROXIMATELY $1,050,000 OF ACCRUED INTEREST (AS OF DECEMBER 31,
            1998) ON, THE NOTES, AS WELL AS CERTAIN NON-REDEEMABLE CLASS DD WARRANTS

General

Introduction

      The Company had historically been primarily a research and development technology and consulting company, specializing in providing ergonomic solutions (human factors engineering) to corporate and governmental customers. Through a series of actions over approximately the past year, including the acquisition of all of the issued and outstanding shares of the common stock of the Drew Shoe Corporation ("Drew"), a manufacturer and distribution of medical footwear, and subsequent disposition of approximately 66.7% of Drew and certain other restructuring activities, the Company is seeking to further develop and commercialize certain technology using "Intelligent Surface Technology" and its proprietary "Microvalve" Technology. (See below "Risk Factors Related to Proposed Transaction").

      The Company has engaged in certain acquisition and restructuring activity which has included the following: On September 22, 1997, the Company acquired all of the issued and outstanding common stock of Drew for a purchase price of Four Million Seven Hundred Thousand ($4,700,000) Dollars plus the assumption of liabilities. In December 1997 the Board of Directors of the Company decided to sell the operations of the Company's Ergonomic Consulting Services Division ("ECSD") due to the inability of that business to generate operating profits for the Company. In February 1998, the Board of Directors of the Company decided to discontinue the operations of the Company's HumanCAD Systems Operations ("HCAD") as a result of the lack of available financing, on acceptable terms to the Company, to further the necessary business development activities of that division.

      In April 1998 the Company granted a 10% interest in the common stock of Drew (in addition to 10% of BCAM Technologies, Inc.) to the holders of the Company's 10%13% Convertible Notes. (See Long Term Debt and Convertible Notes below.) In October 1998, the Company sold an additional 56.7% of Drew and agreed to sell its remaining 33.3% interest in the common stock of Drew subject to shareholders approval.

      Since its acquisition by the Company, Drew's operations have consistently failed to meet profitability expectations.

Long Term Debt and Convertible Notes

      In order to fund the acquisition of Drew and provide additional working capital to the Company, on September 19, 1997, the Company issued 10%/13% convertible notes (the "Notes"), and Non-Redeemable Class DD Warrants ("Warrants"), in the aggregate amount of $6,000,000 to Impleo, LLC ("IMPLEO") and certain other investors. The Notes bear an interest rate of 10%, payable semi-annually, but the Company, at its discretion, may pay interest in the form of additional Notes ("payment in kind"), in which case the annual interest rate becomes 13% with semi-annual compounding. On March 19, 1998 and on September 19, 1998, the Company elected to make the semiannual interest payment in kind. As such, the Company increased the related obligation under the Notes to $6,805,350.

      The Notes are due, as amended, on April 16, 1999, unless at any time after September 19, 1998 they are converted, as amended, at $.78 per share, into 8,724,808 shares of Common Stock of the Company (subject to antidilution provisions).

      On April 14, 1998, the holders of the Notes and the Company entered into the First Amendment of the Note Purchase Agreement (together with a Stock Pledge Agreement and Security Agreement) in order to restructure the obligation (the "April Restructuring"). The key elements of the April Restructuring are as follows:

      (1) waiver of the Company's violations of the financial covenants at December 31, 1997 (as well as certain other breaches of the agreement);

      (2)   eliminating the financial covenants through April 16, 1999;

      (3) securing the obligation with a pledge of all of the assets of the Company (excluding the assets of Drew which are already pledged to a bank), including the stock of the Company's subsidiaries;

      (4) accelerating the maturity date for the obligation from September 19, 2002 to April 16, 1999;

      (5) cancellation of Warrants to purchase 400,000 shares of common stock of the Company; and

      (6) issuance to the holders a total of 10% of the common shares of the Company's subsidiaries, Drew and BCAM Technologies, Inc., previously wholly-owned subsidiaries of the Company.

      (7) As a result of the April Restructuring, the Company is required to satisfy a significant capital requirement to repay this obligation ($6,805,350, including interest "paid in kind" on March 19, 1998 and September 19, 1998, respectively, and before additional interest payments in cash or in kind subsequent to September 19, 1998) in April 1999 or face default and foreclosure on the Company's assets which are pledged as security.

      The Company's intention had been to refinance or otherwise restructure this obligation prior to its maturity.

      During the second quarter of 1998 the Company reflected an aggregate of approximately $2.5 million of charges to operations and/or shareholders' equity in connection with the restructuring of the debt. Such charges included: (i) approximately $1,651,000 to write-off interest and finance costs as further described in Note 4 to Condensed Consolidated Financial Statements for the nine months ended September 30, 1998, (ii) approximately $552,000 charged to extraordinary item representing the approximate value of the 10% interest in subsidiaries given up and (iii) approximately $281,000 charged to shareholders' equity representing the unamortized portion of the amounts assigned to the value of the 400,000 Warrants given up by the holders of the Notes. Such charges are reflected as part of discontinued operations in the accompanying condensed consolidated financial statements.

October 1998 Plan to Sell Majority Interest in Drew

      Due to the Company's belief that it could not meet its obligations represented by the Notes upon their maturity, on October 2, 1998, the Board of Directors approved a plan to dispose of the Company's majority interest in Drew (the "Plan") in order to facilitate the redemption and cancellation of a portion of the obligations represented by the Notes. Pursuant to the Plan, on October 23, 1998, the Company, entered into a Stock Purchase and Restructure Agreement between the Company and IMPLEO, and sold 56.7% of the outstanding shares of Drew to IMPLEO in exchange for the redemption and cancellation of approximately $3,780,000 of the outstanding principal amount of the Notes. Concurrently with this transaction, IMPLEO, which initially owned $5,000,000 principal amount of Notes, purchased the remaining $1,000,000 principal amount (plus accrued interest) of Notes, thereby making it the sole holder of Notes. After this transaction, the remaining principal balance on the Notes is approximately $2,220,000 plus an additional approximately $1,050,000 of accrued interest as of December 31, 1998. The Notes are secured by all of the assets of the Company and have a maturity date in April 1999. IMPLEO now owns approximately 66.7% of the common stock of Drew. As a further condition of the sale of the Drew shares to, and the redemption of the Notes from IMPLEO, Michael Strauss, the Chairman, President and Chief Executive Officer of the Company, has become the Chief Executive Officer of Drew. Mr. Strauss will continue to serve the Company as its Chairman, President and Chief Executive Officer and has agreed to enter into a new employment agreement with the Company. (See below "Interest of Certain Persons in Matters to be Acted Upon") under which his compensation from the Company will be reduced.

      In connection with the transactions set forth in the Plan, the Company has been released from its guarantee of approximately $3.8 million of secured obligations of Drew to its commercial bank lender.

      Separately, the Company, under the Plan, has reached agreement with the sellers of Drew to the Company in 1997 to: (i) cancel an employment contract and enter into a severance agreement with the former president of Drew, (ii) cancel approximately $200,000 of notes payable to the former owners of Drew, (iii) forgive certain purchase price adjustments due from the former owners of Drew and the retention, by Drew, of certain contingent liabilities in connection with the Ulin & Holland litigation.

      The Company's redemption of approximately $3,780,000 of the principal value of the Notes and cancellation of certain related warrants eliminated approximately 6.1 million shares of potential dilution to the BCAM common shareholders. This includes the elimination of potential dilution which would result from conversion of the Notes (approximately 4.8 million shares) and exercise of warrants to purchase approximately 1.3 million shares of BCAM common stock.

      Concurrently with the execution of the Stock Purchase and Restructure Agreement, the Company and IMPLEO entered into a Second Amendment to the September 1997 Note Purchase agreement which eliminates the requirement for IMPLEO to have representation on the Company's Board of Directors which constituted at least twenty-five (25%) percent of the Board, among other matters. The Company, Drew and IMPLEO have also entered into a shareholders agreement relative to certain matters including disposition of shares and additional investments in Drew.

      The sale of the Company's 56.7% ownership interest in Drew in October 1998 will be recorded as a sale in the fourth quarter of 1998 and is not expected to result in a material gain or loss. The planned sale of the Company's 33.3% ownership interest in Drew contemplated by this Proxy statement will be accounted for as a sale and is expected to result in a gain of approximately $900,000.

The Purchase Agreement

      Separately, on October 23, 1998, the Company entered into the Purchase Agreement (a copy of which is annexed hereto as Exhibit "A") with IMPLEO pursuant to which it agreed to sell the remaining 33.3% of Drew Shoe to IMPLEO in exchange for the cancellation of the then remaining principal amount of Notes ($2,220,000) together with accrued interest thereon and Warrants to purchase 740,000 shares of the common stock of the Company. Because the sale of the Company's remaining interest in Drew constitutes a disposition of one of the Company's most significant assets, the proposed transaction requires and is conditioned on receipt of approval by the Company's shareholders (the "Proposed Transaction"). If the Company's shareholders approve the proposal to sell the remaining 33.3% of Drew common stock, an aggregate of approximately 10.75 million potentially dilutive securities will be eliminated. Pursuant to the terms of the Purchase Agreement, shareholder approval was to be obtained within sixty (60) days following execution. Although the Company will not be able to meet this deadline, it does not believe it will materially affect the closing of the Proposed Transaction assuming shareholder approval. Moreover, the failure of the Company's shareholders to approve the Proposed Transaction will not affect the transactions previously consummated under the Plan set forth above.

      IMPLEO is an affiliate of Wexford Management, LLP.

      The Company had originally acquired all of the outstanding Common Stock of Drew on September 22, 1997 for approximately $4.7 million plus the assumption of liabilities. Drew is a designer, manufacturer, marketer and distributor of medical footwear headquartered in Lancaster, Ohio. The Company had accounted for its acquisition of Drew under the purchase method of accounting. Under such method, the purchase price paid plus costs of the acquisition were allocated to the assets and liabilities of Drew based on the estimated fair value of assets and liabilities acquired. The purchase price allocation was completed in September 1998 and the remaining amount, approximately $422,000, was allocated to goodwill. The results of operations of Drew had been consolidated with the Company's operations beginning on September 22, 1997.

      Drew's assets consist principally of the following as of September 30, 1998 (unaudited):

      a.     Accounts receivable:         $1,875,000
      b.     Inventory:                   $6,681,000
      c.     Property and equipment, net: $3,057,000

      Drew's liabilities include approximately $4.4 million of bank and other debt in addition to trade liabilities.

The October 1998 Transactions

      On October 23, 1998, the Company and the holders of the Notes agreed to redeem $3,780,000 principal amount of the Notes in exchange for 56.7% of the common stock of Drew. Further, the parties agreed that the remaining approximately $2,220,000 principal amount of Notes together with accrued interest would be redeemed in exchange for the remaining 33.3% of the common stock of Drew owned by the Company, after receipt of shareholder approval. SHOULD THE SHAREHOLDERS NOT APPROVE THE PROPOSED TRANSACTION, IMPLEO WOULD BE IN A POSITION TO FORECLOSE ON ALL OF THE ASSETS OF THE COMPANY. The Company has had no success in identifying potential sources of refinancing for the Notes, and as a consequence, the Company has ceased its efforts to refinance the Notes other than as proposed herein.

      In connection with the sale of 56.7% of the common stock of Drew and the redemption of $3,780,000 of 10%/13% Convertible Notes in October 1998, the Company was released from its guarantee of the term loan and revolving credit obligations of Drew aggregating approximately $3,786,000 at September 30, 1998. Additionally, the Company has been released from liability for the $200,000 balloon payment to the sellers of Drew due on September 19, 1999.

Reasons for the Proposed Transaction

      In reaching its decision to recommend and approve the Proposed Transaction, the Company's Board considered material factors described below. Based upon its review of such factors, the Board of the Company approved the Proposed Transaction.

      The Company's Board considered the following factors in reaching the conclusion to approve the Proposed Transaction:

      o Drew Shoe's business presents very significant near-term issues for the Company, particularly the prospect of having to satisfy the Company's obligation to repay approximately $7.1 million (including interest through December 31, 1998) to the holders of the 10%/13% Secured Convertible Notes in April 1999.

      o Drew was purchased to be a "platform" from which other acquisitions could be made. The Company has not been successful in completing any further acquisitions or, more importantly, arranging any acquisition financing.

      o A deterioration in the general investment climate which has eliminated viable refinancing prospects for the Company.

      o     Results from Drew's 1998 operations have failed to meet projections.

      o The debt service for the financing used to purchase Drew significantly exceeds Drew's cash flow from operations.

      o Drew's capital needs for information and management systems, among other things, were intended to be met through the acquisition of, and consolidation with other companies. As a stand alone Company, these needs cannot currently be satisfied.

      o Inability of the Company to refinance the 10%/13% Secured Convertible Notes and of Drew to generate the requisite cash flows to satisfy these obligations.

      o Possibility of a foreclosure on the Company's assets by the holders of the 10%/13% Secured Convertible Notes has made it virtually impossible to attract investment to support the continued commercialization and development of the Company's technologies.

      In July 1998, the Company engaged Mesa Partners (which has not provided the Company with a fairness opinion in connection with the proposed transaction) to evaluate its strategic alternatives. After reviewing many factors including those mentioned above, Mesa's recommendation to the Company was to divest the Company's interest in Drew and pursue new business opportunities and/or investors for the further development of BCAM's IST and Microvalue technologies. Mesa concluded that the sale of Drew, as contemplated, would:

      o eliminate approximately $7.1 million of secured acquisition debt (including interest through December 31, 1998) which comes due in April 1999 with no realistic chance of repayment.

      o eliminate approximately $3.8 million of secured bank debt at the Drew level;

      o eliminate approximately $200,000 of Notes payable to the sellers of Drew;

      o eliminate approximately $1.2 million of annual interest cost which the Company has no ability to fund, particularly in light of Drew's lack of positive cash flow; and

      o free the Company from the necessary investments in Drew's business that are called for by the "stand alone" (versus strategic acquisition) position of Drew.

      o eliminate approximately 10.7 million shares of potential dilution from the conversion feature of the Notes and from warrants.

      o recognize a gain, estimated to be approximately $900,000 on the sale of Drew.

Interest of Certain Persons in Matter to be Acted Upon.

      No officer or director of the Company (or person who served as such as of the beginning of the last fiscal year) will receive any portion of the consideration to be received by the Company through any bonus or other similar arrangement and with the exception of Michael Strauss ("Strauss"), the Company's Chairman, President, Chief Executive Officer and Chief Operating Officer, and Joseph Jacobs, who was a director of the Company from April 1998 through August 18, 1998, or has any other interest in the Proposed Transaction other than as holders of Common Stock or Options. See below, "Information Regarding the Company - Security Ownership of Certain Beneficial Owners".

      As a condition to the consummation of the transactions contemplated under the Plan, Strauss entered into an employment agreement dated as of October 23, 1998 with Drew (the "Drew Shoe Employment Agreement"). The Drew Shoe Employment Agreement provided that Drew would employ Strauss as Drew's President, Chairman and Chief Executive Officer for a four (4) year term at a base annual salary of Two Hundred Thousand ($200,000) Dollars, together with annual six (6%) percent increases. In addition, Strauss shall be entitled to an annual cash bonus in an amount to be determined by the Board of Directors of Drew.

      The Drew Shoe Employment Agreement requires Strauss to devote at least thirty seven and one-half (37 1/2) hours per week to his duties at Drew and grants him an option to purchase up to 205.17946 shares of the common stock of Drew (approximately 12% of the issued and outstanding common stock) at an exercise price of Four Thousand Twelve ($4,012) Dollars per share. In the event of the termination of Strauss' employment with the Company, Strauss' employment by Drew will increase to a full-time basis, with a corresponding increase in his base salary to Two Hundred Fifty-Five Thousand ($255,000) Dollars.

      Strauss and the Company entered into a new employment agreement dated as of October 26, 1998 (the "BCAM Employment Agreement"), which amended their prior employment agreement dated as of January 1, 1997 (the "Prior Employment Agreement"). The BCAM Employment Agreement provides for a term of four (4) years and requires Strauss to devote an average of thirty (30) hours per week (during any four (4) week period) of his professional time, attention and efforts as the Company's President, Chief Executive Officer and Chairman of the Board of Directors in exchange for an annual salary of One Hundred Thousand ($100,000) Dollars ("Salary") plus an annual bonus payment as may be determined by the Board of Directors. The Amended BCAM Employment Agreement also provides for annual increases in Salary equal to the greater of (i) six (6%) percent, or (ii) the increase in the Consumer Price Index (New York area) from the prior year. Strauss will be permitted to participate in the Company's benefit programs and shall be entitled to receive an automobile allowance of Five Hundred ($500) Dollars per month plus reimbursement for various related expenses. In event of the termination of Strauss' employment with Drew, Strauss will be employed by the Company on a full-time basis, with a corresponding increase in his base Salary to Two Hundred Fifty Five Thousand ($255,000) Dollars per year. In addition, the BCAM Employment Agreement confirms certain stock option grants to Strauss which were granted to Strauss pursuant to the Prior Employment Agreement.

      The BCAM Employment Agreement provides for a payment by the Company to Strauss of an amount equal to two hundred ninety-nine (299%) percent of Strauss' "base amount of salary" (as such term is defined in IRC ss. 280G) in the event of a "change in control" (as such term is defined therein) of the Company and also contains usual and customary non-competition and confidentiality provisions.

      Joseph Jacobs ("Jacobs") was a director of the Company from April 1998 through August 18, 1998. Jacobs is indirectly affiliated with Impleo through the ownership of certain minority interests in entities serving as general partners of investment funds which have investments in Impleo.

Risk Factors Related to Proposed Transaction

      The failure to approve the Proposed Transaction will almost certainly result in foreclosure against all of the Company's assets and the Company's inability to continue operating as a going concern. The Company is relying on the sale of its remaining 33.3% interest in Drew Shoe in consideration of the redemption of the Two Million Two Hundred Thousand

($2,200,000) Dollars principal amount of the Notes (and accrued interest) and certain related warrants to eliminate the threat of foreclosure by the Noteholders on the Company's technology assets. The Company intends to shift its primary focus towards developing its technology business. However, the Company's revenues from its technology business are extremely limited at present, and the Company believes it must generate approximately between Three to Five Million ($3,000,000 - $5,000,000) in new investment to continue to enhance/develop its technologies. The Company does not presently have the financial resources to complete the first quarter of 1999 operations in the absence of additional financing or a strategic business arrangement. However, if the Company is unable to meet these investment goals, such inability will in all likelihood have a material adverse effect on the Company's business and operations of the Company and the Company may be unable to continue as a going concern. If the Proposed Transaction does not close, the Company believes that it will not be able to meet its obligations under the Notes thereby causing the Noteholders to be placed in a position to foreclose upon all of the assets of the Company. The Company does not believe that a sale of all of its assets in foreclosure would be sufficient to satisfy the outstanding obligations of the Notes. Approval of the Proposed Transaction does not guaranty the Company's ability to continue operating as a going concern, since the Company will still face liquidity and working capital shortfalls without outside investment or a strategic business arrangement.

Accounting Treatment for Proposed Transaction

      The Proposed Transaction will be accounted for as a sale of the Company's assets.

Dissenter's Rights

      The Company's shareholders are entitled to dissenters' rights or appraisal rights under New York Business Corporation Law ss.623(a). A shareholder who objects to the action taken must file with the Company his/her written objection to the action prior to or at the meeting at which time the action is to be submitted for a vote, but before the actual vote is taken. A shareholder's written notice of objections shall include a notice of his/her election to dissent, name and residence address, the number and class of shares as to which he/she dissents and a demand for payment of the fair value of his/her shares if such action is taken.

      Within twenty (20) days after such proposal is authorized by the shareholders, the Company shall give written notice to any shareholder who filed his/her notice objecting to the Proposed Transaction. Any shareholder who voted for or who otherwise consented to the Proposed Transaction is thereby deemed to have elected not to enforce his/her rights to receive payment for his/her shares. Any shareholder wishing to perfect his/her rights to receive payment for his shares shall follow the procedure set forth in BCL ss.623 ("Procedure to Enforce Shareholder's Right to Receive Payment for Shares") a copy of which is annexed hereto as Exhibit "B". However, as a practical matter the Company does not anticipate having funds available to satisfy any shareholder claims asserted under BCL ss. 623.

Regulatory Filings and Approvals

      The parties are not required to make any filings with or satisfy any requirements of federal or state regulatory agencies in connection with the Proposed Transaction.

No Fairness Opinion

      The Company has not obtained a report, opinion or appraisal materially relating to the Proposed Transaction from its financial advisors or any outside party.

Company's Accountants

      On December 16, 1998, the Company appointed JH Cohn LLP as its independent public accountants to replace Ernst & Young LLP who were dismissed. See Form 8-K/A filed by the Company on January 7, 1999. Representatives of the principal accountants for the Company for the current year and for the most recently completed fiscal year will not be present at the Meeting.

Vote required

      Approval of this proposal requires the affirmative vote of not less than a two-thirds (2/3) majority of the votes entitled to be cast by all holders of shares of Common Stock of the Company issued and outstanding on the Record Date. If the proposed transaction is approved by the shareholders, it will become effective upon closing of the proposed transaction.

                    THE BOARD UNANIMOUSLY RECOMMENDS APPROVAL OF
                              THE PROPOSED TRANSACTION

                              SELECTED FINANCIAL DATA

The summary historical financial data set forth below is derived from the audited consolidated financial statements of BCAM International, Inc. and subsidiaries ("the Company") as of December 31, 1997 and for the years ended December 31, 1997 and 1996 and from the audited financial statements of Drew Shoe Corporation ("Drew") for the periods September 23, 1997 to December 31, 1997 (the period in 1997 subsequent to its acquisition by the Company) and from January 1, 1997 to September 22, 1997 (the period in 1997 prior to its acquisition by the Company), and for the year ended December 31, 1996 as well as from the unaudited condensed consolidated financial statements of the Company as of September 30, 1998 and for the three and nine months ended September 30, 1998 and 1997, all presented elsewhere herein. Results of operations for Drew for the three and nine months ended September 30, 1998 are derived from internal financial information, not separately presented herein, and are unaudited.

The Company has accounted for its investment in Drew as a discontinued operation with a measurement date of October 2, 1998, the date on which a plan of disposal was approved by the Board of Directors of the Company. Financial statements of the Company have been retroactively restated to reflect Drew as a discontinued operation. The Company had reflected the acquisition of Drew under the purchase method of accounting. As such, the Company's financial position at December 31, 1997 and September 30, 1998 (unaudited) includes the financial position of Drew based upon an allocation of the purchase price of Drew. The Company's results of discontinued operations for the year ended December 31, 1997 include the operations of Drew for approximately three and one half months since its acquisition by the Company. The Company's results of discontinued operations for the three and nine months ended September 30, 1998 (unaudited) include the operations of Drew for the entire period and the results of operations for the three and nine months ended September 30, 1997 include the operations of Drew for the approximately eight days since its acquisition on September 22, 1997.

The summary pro-forma balance sheet data presented below reflects the sale of 56.7% of Drew in October 1998 and the anticipated sale of the remaining 33.3% contemplated by this Proxy statement and the related redemption of the Notes together with accrued interest and the elimination of approximately $200,000 of seller notes. The summary pro-forma balance sheet should be read in conjunction with the financial statements of the Company and Drew referred to above as well as to the unaudited pro-forma information of the Company and Drew, also included elsewhere in this prospectus. The pro-forma balance sheet at September 30, 1998 does not reflect losses and cash outflows subsequent to September 30, 1998. Such losses and cash outflows continue to be significant and may indicate that the Company may be unable to continue its planned activities subsequent to completion of the transaction contemplated by this Proxy statement.

                          Summary Financial Information
         (Dollar and Share Amounts In Thousands, Except Per Share Data)

                                                                  The Company
                                       -----------------------------------------------------------------------
                                        Three months ended      Nine months ended            Year ended
                                           September 30,          September 30,              December 31,
                                       --------------------    --------------------    -----------------------
Statement of Operations Data:            1998        1997        1998        1997        1997(a)        1996
                                       --------    --------    --------    --------    --------       --------
Net revenue ........................   $      0    $      0    $      2    $     19    $     27       $     29
                                       --------    --------    --------    --------    --------       --------

(Loss) from operations .............       (650)       (442)     (2,687)     (1,508)     (1,797)        (1,323)
                                       --------    --------    --------    --------    --------       --------
Interest income, net ...............         18           3          49          15          46             54
                                       --------    --------    --------    --------    --------       --------
Minority interests charge (b) ......          0        (788)         --        (788)       (788)            --
                                                   ---------                                          --------
(Loss) from continuing operations ..       (632)     (1,227)     (2,638)     (2,281)     (2,539)        (1,269)
                                       --------    --------    --------    --------    --------       --------
Discontinued operations -                (1,916)       (385)     (6,883)       (385)     (2,121)             0
Drew(c)(e)
Discontinued operations - Other ....          0        (321)       (803)       (176)     (1,376)          (245)
                                       --------    --------    --------    --------    --------       --------
subtotal - Discontinued ........         (1,916)       (706)     (7,686)       (561)     (3,497)          (245)
                                       --------    --------    --------    --------    --------       --------
(Loss) before extraordinary item ...     (2,548)     (1,933)    (10,324)     (2,842)     (6,036)        (1,514)
                                       --------    --------    --------    --------    --------       --------
Extraordinary item (d) .............          0           0        (552)          0           0              0
                                                   --------    --------                               --------
Net loss ...........................     (2,548)     (1,933)    (10,876)     (2,842)     (6,036)        (1,514)
                                       ========    ========    ========    ========    ========       ========

                          Summary Financial Information
         (Dollar and Share Amounts In Thousands, Except Per Share Data)

                                                                  The Company
                                       -----------------------------------------------------------------------
                                        Three months ended      Nine months ended            Year ended
                                           September 30,          September 30,              December 31,
                                       --------------------    --------------------    -----------------------
Statement of Operations Data:            1998        1997        1998        1997        1997(a)        1996
                                       --------    --------    --------    --------    --------       --------
Weighted average common shares (g) .     20,790      16,052      19,650      15,807      16,071         14,868
                                       ========    ========    ========    ========    ========       ========
Per share data:
   Loss from continuing operations .   $  (0.03)   $  (0.08)   $  (0.13)   $  (0.15)   $  (0.16)      $  (0.08)
   Loss from discontinued Drew .....   $  (0.09)   $  (0.02)   $  (0.35)   $  (0.02)   $  (0.13)      $  (0.00)
   Loss from other discontinued ....   $  (0.00)   ($  0.02)   $  (0.04)   $  (0.01)   $  (0.09)      $  (0.02)
                                       --------    --------    --------    --------    --------       --------
   Loss before extraordinary item ..   $  (0.12)   $  (0.12)   $  (0.52)   $  (0.18)   $  (0.38)      $  (0.10)
   Extraordinary item ..............   $   0.00    $   0.00    ($  0.03)   $   0.00    $   0.00       $   0.00
                                       --------    --------    --------    --------    --------       --------
   Net loss per share ..............   ($  0.12)   ($  0.12)   ($  0.55)   $  (0.18)   $  (0.38)      ($  0.10)
                                       ========    ========    ========    ========    ========       ========

Balance Sheet Data at                                 The Company
September 30, 1998 (unaudited):         --------------------------------------
                                          Actual       Pro-Forma   As Adjusted
                                        (unaudited)   (unaudited)  (unaudited)
                                        -----------   -----------  -----------
                                                        (f)(h)       (f)(i)
                                                        ------       ------
Cash and cash equivalents (f) ........   $    982      $    782     $    732
                                         --------      --------     --------
Assets of discontinued operations ....   $ 12,654         $ -0-        $ -0-
                                         --------      --------     --------
Current assets .......................   $ 13,688      $    834     $    784
                                         --------      --------     --------
Equity in Drew .......................      $ -0-      $  2,052        $ -0-
                                         --------      --------     --------
Total assets .........................   $ 13,923      $  3,121     $  1,019
                                         --------      --------     --------
Current portion of long-term debt ....   $    300      $    100     $    100
                                         --------      --------     --------
Liabilities of discontinued operations
(including minority interest) ........   $ 13,916      $  2,978        $ -0-
                                         --------      --------     --------
Other current liabilities ............   $    486      $    617     $    608
                                         --------      --------     --------
Stockholders' equity (deficit)(f)(g) .   $   (779)     $   (574)    $    311
                                         --------      --------     --------


                                                               Drew Shoe Corporation
                                  -------------------------------------------------------------------------------
                                             Post Acquisition                                Pre-Acquisition
                                             ----------------                                ---------------
                                                   Nine
                                  Three Months    Months      September      September    January 1,
                                     ended        ended      23, 1997 to    23, 1997 to      To       Year ended
                                   September     September    September      December     September  December 31,
Statement of Operations Data       30, 1998      30, 1998     30, 1997       31, 1997      22, 1997      1996
                                   --------      --------     --------       --------      --------    --------
                                  (unaudited)   (unaudited)  (unaudited)
Net revenue ....................   $  3,578      $ 11,643     $    353       $  3,800      $ 11,124      14,609
                                   --------      --------     --------       --------      --------    --------
Income (loss) from operations(e)        (10)          708          (13)           115           419         285
                                   --------      --------     --------       --------      --------    --------
Interest expense, net ..........       (110)         (321)         (16)          (104)         (228)       (259)
                                   --------      --------     --------       --------      --------    --------
Net income (loss) ..............       (120)          387          (29)             9           191          26
                                   --------      --------     --------       --------      --------    --------
Pro-forma adjustment:
   Allocate BCAM acquisition
   interest and financing costs
   and minority interest (c) ...     (1,796)       (7,270)        (356)        (2,128)           na          na
                                   --------      --------     --------       --------      --------    --------
Pro-forma net loss .............     (1,916)       (6,883)        (385)        (2,121)           na          na
                                   ========      ========     ========       ========      --------    --------

---------
See Notes on next page

Notes:

(a) The results of operations of the Company include the operations of Drew as a discontinued operation since its acquisition by the Company on September 22, 1997.

(b) Reflects the application of Emerging Issues Task Force pronouncement D-60 ("EITF D-60") for the beneficial value of the conversion feature of a convertible preferred stock placement by a subsidiary in 1997. See "Consolidated Financial Statements" and "Notes to Consolidated Financial Statements".

(c) Includes charges related to financing used to acquire Drew. Such charges include interest, amortization of deferred finance costs, charges associated with the application of EITF D-60 to the beneficial conversion feature of the Notes and certain charges associated with the April 1998 restructure of the Notes. See "Consolidated Financial Statements" and related notes thereto for a more complete discussion.

(d) Reflects the charge associated with granting the Noteholders a 10% interest in the Company's Drew and BCAM Technologies, Inc. subsidiaries. See "Consolidated Financial Statements" and related notes thereto.

(e) The nine months ended September 30, 1998 includes, as income, a non-recurring, one time refund of certain insurance costs of approximately $308,000.

(f) Does not include losses and negative cash flow from operations subsequent to September 30, 1998. Such amounts are expected to be material.

(g) Does not reflect significant additional shares which are issuable pursuant to "repricing" provisions of a placement of common stock of the Company in April 1998. See "Consolidated Financial Statements" and "Notes to Consolidated Financial Statements".

(h) Reflects the sale, in October 1998, of 56.7% of the common stock of Drew to the Noteholder in exchange for redemption of approximately $3,780,000 principal amount of Notes.

(i) Reflects (h) above and the anticipated sale of the Company's remaining 33.3% common stock interest in Drew and redemption of the remaining $2,220,000 principal amount of Notes and related accrued interest, as contemplated by this Proxy Statement.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATIONS

Except for the historical information contained herein, the following discussion contains forward looking statements that involve risk and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below in Factors That May Affect Future Results

Overview

      BCAM International, Inc. and subsidiaries (the "Company") has been primarily a software, technology and consulting company, specializing in providing ergonomic solutions (human factors engineering) to individuals, corporations and government. Through a series of actions over the past year, including the acquisition of Drew Shoe Corporation ("Drew") and subsequent disposition of approximately 66.7% of Drew and certain other restructuring activities, the Company is now a technology company focused on commercializing its Intelligent Surface Technology and completing the development of its proprietary "Microvalve" technology. The Company has collaborative research and development relationships with the State University of New York at Stony Brook and with MCNC which provide resources in broadening, strengthening and commercializing the Company's technologies.

      The acquisition and restructuring activity has included the following. On September 22, 1997, the Company acquired Drew as described in Notes to Consolidated Financial Statements and Notes to Condensed Consolidated Financial Statements. In December 1997 the Board of Directors of the Company decided to sell the operations of it Ergonomic Consulting Services business ("ECSD") due to the inability of that business to generate operating profits for the Company. In February 1998, the Board of Directors of the Company decided to discontinue the operations of the HumanCAD Systems business ("HCAD") as a result of the lack of available financing, on acceptable terms to the Company, to further the necessary business development activities of that division. In April 1998 the Company granted a 10% interest in the common stock of Drew (in addition to 10% of the common stock of BCAM Technologies, Inc.) to the holders of the Company's 10%/13% Convertible Notes ("Notes"). In October 1998, the Company sold 56.7% of Drew in exchange for redemption of $3,780,000 principal amount of Notes and agreed to sell its remaining 33.3% interest in the common stock of Drew (subject to shareholders approval) in exchange for redemption of $2,220,000 principal amount of Notes and accrued interest which approximates $850,000 at October 23, 1998. (See Notes 3 and 4 of Condensed Consolidated Financial Statements at September 30, 1998.)

      The sale of Drew (including the anticipated sale of the remaining 33.3% contemplated by the affirmative vote on the matter covered by this Proxy) eliminates substantial financial obligations of the Company, however, such sale does not assure that the Company has the financial resources to pursue its plans. In fact, the Company will require additional resources in the first quarter of 1999 in order to continue its plans to commercialize its IST technology and develop its "Microvalve" technology. In the absence of such additional financial resources, the Company does not have the resources to continue as a going concern in 1999. Further, if the shareholders do not approve the sale of the remaining 33.3% common stock interest of Drew, the Company would still be obligated to pay $2,220,000 face amount plus accrued interest when such debt comes due in April 1999 or face foreclosure on all of the assets of the Company. The Company does not believe that it would be able satisfy such obligation on any other basis. See Liquidity and Capital Resources and Notes to Condensed Consolidated Financial Statements regarding certain secured long-term debt coming due in April 1999.

 Results of Operations - Three and Nine Months ended September 30, 1998 vs. 1997

      Results of operations for the three and nine months ended September 30, 1998 continue to be significantly impacted by restructuring developments including: (1) the Plan to sell the Company's interest in Drew to the holders of the 10%/13% Convertible Notes ("Notes") in exchange for redemption of the Notes and related interest, (2) the sale of the ECSD and the discontinuance of the HCAD divisions, (3) a charge to compensation expense for certain options granted during 1997 which were at exercise prices below the market value when approved by the shareholders in February 1998, (4) charges and extraordinary item related to the April 1998 restructuring of the Company's Notes and (5) charges and costs related to the financing to acquire Drew and other financing during the year.

      Discontinued operations - As discussed in greater detail in Notes 3 and 6 to the Condensed Consolidated Financial Statements, the Company has recorded the operations of Drew, ECSD and HCAD as discontinued operations. Operations of these discontinued businesses in the three and nine months ended September 30, 1998 (including provisions for losses on discontinuance of approximately $250,000 in the nine months) resulted in losses of approximately $1,916,000 and $7,686,000 including very substantial non-cash charges related to certain financing activities. Additionally, the nine months ended September 30, 1998 includes a charge to discontinued operations for approximately $286,000 for the compensatory element of stock options granted in 1997 and approved by the shareholders in February 1998. The reader is referred for further information regarding the losses generated from these discontinued operations to Notes 3 and 6 to the Condensed Consolidated Financial Statements. Losses from discontinued operations were approximately $706,000 and $561,000, respectively, in the three and nine months ended September 30, 1997. The reduced losses from discontinued operations in 1997 reflect the fact that Drew was only included in the 1997 results for approximately eight days. These divisions were discontinued because: (1) the Company could not service and/or refinance the debt related to the acquisition of Drew, (2) ECSD did not generate operating profits for the Company and (3) HCAD required capital which the Company could not obtain on favorable terms.

      Ongoing selling, general and administrative costs - Selling, general and administrative costs decreased by approximately $38,000 in the nine months ended September 30, 1998 when compared to the prior year. Such costs increased in the three months ended September 30, 1998 principally as a result as increased corporate costs.

      Research and development costs - In the three and nine months ended September 30, 1998, research and development costs consist principally of costs associated with the Company's development of a "Microvalve" in collaboration with a third party, MCNC, for potential use in its "ISTX" technology. Such costs and related development expenditures increased by approximately $105,000 and $342,000, for the three and nine months ended September 30, 1998, respectively, due to the stage of developments activities at the time.

      License revenues - License revenues consist principally of revenues received from IST products and have not been significant to date. One Company licensee, Textron, has launched a new product, in September 1997, utilizing IST in an automobile seat.

          Results of Operations - Year ended December 31, 1997 vs. 1996

      Results of operations for 1997 are significantly impacted by restructuring developments including: (1) the acquisition of Drew Shoe (2) the discontinuation of the Ergonomic Consulting Services and HumanCAD software divisions and (3) charges and costs related to the financing to acquire Drew Shoe and other financing during the year.

      Drew Shoe acquisition - Effective September 22, 1997, the Company acquired all of the outstanding Common Stock of Drew Shoe for approximately $4.7 million plus the assumption of liabilities. Drew Shoe is a designer, manufacturer, marketer and distributor (both wholesale and retail) of medical footwear. The Company has accounted for its acquisition of Drew Shoe under the purchase method of accounting. As such, the results of operations of Drew Shoe are consolidated with the Company's 1997 operations for approximately three months and eight days beginning on September 22, 1997. Drew Shoe had revenues of over $14.6 million in calendar 1996.

      Discontinued operations - As discussed in greater detail in Note 8 to the Consolidated Financial Statements, the Company has recorded the operations of ECSD and HCAD as discontinued operations. The two divisions represented combined revenues and operating losses of approximately $602,000 and $1,356,000, respectively, in 1997. These divisions were sold/discontinued because ECSD did not generate operating profits for the Company and HCAD required capital which the Company could not obtain on favorable terms. Because the measurement date for the HumanCAD discontinuance is in late February 1998, there will be additional losses recorded from this activity until its discontinuance in the first quarter of 1998.

      As a result of the October 2, 1998 decision to sell Drew, its operations have been retroactively reflected in the 1997 financial statements as discontinued operations. Charges and costs related to financing the Drew acquisition are similarly included in results of discontinued operations and include: (i) non-cash amortization of Unamortized charge for beneficial debt conversion of approximately $1,635,000 as a result of the application of EITF Statement D-60, (ii) costs of financings which the Company chose not to complete of approximately $130,000, (iii) amortization of debt discount of approximately $95,000, (iv) amortization of Deferred finance costs of approximately $75,000 and (v) accrual for interest and all other of approximately $313,000. See Note 6 to financial statements regarding the significant non-cash charge which results from the accounting under EITF Statement D-60.

      Minority interest charge - In addition to the interest and financing costs discussed above, the Company recorded a non-cash charge of approximately $788,000 to minority interests during 1997. This charge reflects the accounting for the beneficial conversion feature of subsidiary preferred stock issued during 1997. Such accounting, in accordance with EITF Statement D-60 is described in Note 3 and 7 to the consolidated financial statements.

      Ongoing selling, general and administrative costs - Ongoing selling, general and administrative costs before considering such costs at the acquired company (Drew Shoe) totaled approximately $1,501,000 in 1997 compared to approximately $1,408,000 in 1996. The increase consists principally of approximately $150,000 related to increases in executive compensation and bonuses over the prior year, offset by various decreases.

      Research and development costs - In 1997, research and development costs consist principally of costs associated with the Company's development of a "Microvalve" in collaboration with a third party, MCNC.

      License revenues - License revenues consist principally of revenues received from IST products and have not been significant to date. One Company's licensee, Textron, has launched a new product, in September 1997, utilizing IST in an automobile seat. It is expected that such product will not generate material license revenues for the Company in 1998.

                         Liquidity and Capital Resources

      From December 31, 1997 to September 30, 1998, Company's financial position changed as follows:

                                     September 30, 1998       December 31, 1997
                                     ------------------       -----------------

Cash                                   $    982,000             $  1,594,000

Working capital                        $ (1,014,000)            $  6,716,000

Long-term debt, including
        current portion                $ 11,392,000             $  8,435,000

Total Assets                           $ 13,923,000             $ 14,177,000

Shareholders' equity (deficit)         $   (779,000)            $  2,094,000

      On April 14, 1998, the Company and the holders of the 10%/13% Convertible Notes agreed to restructure the 10%/13% Convertible Notes ("Notes") as discussed in Note 4. As part of the restructuring, the Company agreed to accelerate repayment of the obligation from September 19, 2002 to April 16, 1999, to secure the obligation with all of the assets of the Company and to grant the holders a 10% interest in the Company's Drew and BCAM Technology subsidiaries, among other items. As a result, the Company had a significant capital requirement to repay this obligation ($6,805,000, at September 30, 1998 including interest paid in kind on March 19, 1998 and September 19, 1998 plus interest for the remaining period) in less than one year or face default and possible foreclosure on the security. The Company presently does not have the resources to repay this obligation and has been unsuccessful in its efforts to refinance this obligation.

        On October 2, 1998, the Board of Directors approved a plan (the "Plan") to resolve the pending maturity of the Notes prior to their due date and probable foreclosure by the Noteholder. Such Plan involves disposition of the Company's interest in Drew in exchange for redemption of the Notes together with related interest. Pursuant to the Plan, on October 23, 1998, the Company, entered into a Stock Purchase and Restructure Agreement between the Company and Impleo, LLC. ("Impleo") and sold 56.7% of the outstanding shares of its Drew subsidiary to Impleo in exchange for approximately $3,780,000 principal amount of the Company's 10%/13% Secured Convertible Notes ("Notes'). After this transaction, the remaining principal balance on the Convertible Notes will be approximately $2,220,000 plus an additional approximately $850,000 of accrued interest as of October 23, 1998. The Notes are secured by all of the assets of the Company and are due in April 1999. As a condition of the sale of the Drew shares to, and the redemption of the Notes from, Impleo, Michael Strauss, the Chairman, President and Chief Executive Officer of the Company, has become the Chief Executive Officer of Drew Shoe Corporation. Mr. Strauss is obliged to spend a defined amount of his time on the business of Drew. Mr. Strauss will continue to serve the Company as its Chairman, President and Chief Executive Officer and has entered into a new employment agreement with the Company which requires him to spend a defined amount of time on the business of the Company.

      The Company's redemption of approximately $3,780,000 of Notes and cancellation of certain related warrants will eliminate approximately 6.1 million shares of potential dilution to the BCAM common shareholders. This includes the elimination of potential dilution which would result from conversion of the Notes (approximately 4.8 million shares) and exercise of warrants to purchase approximately 1.3 million shares of BCAM common stock.

      The Company does not presently have the liquidity and capital resources to repay the remaining balance of the Notes when they are due in April 1999.

      The Company has entered into a separate Purchase and Sale Agreement with Impleo in which it agreed to promptly submit to its shareholders a proposal to sell the remaining 33.3% of Drew Shoe Corporation to Impleo in exchange for the cancellation of the then remaining principal amount ($2,220,000) of Notes together with accrued interest thereon (the "Second Sale"). If the BCAM shareholders approve the proposal to sell the remaining 33.3% of Drew common stock, an aggregate of approximately 10.75 million potentially dilutive securities will be eliminated.

      It is the Company's intention to complete the second sale. If the BCAM shareholders should not approve the proposal to sell the remaining 33.3% of Drew common stock, in exchange for the remaining principal amount of, and accrued interest on, the Notes, the Company does not have the resources to repay such Notes and therefore the holder of the Notes would most likely be in a position to foreclose on all of the assets of the Company when the Notes mature in April 1999.

      Separately, the Company, under the Plan, has reached agreement with the sellers of Drew to the Company in 1997 to: (i) cancel an employment contract and enter into a consulting agreement with the former president of Drew, (ii) cancel approximately $200,000 of notes payable to the former owners of Drew, (iii) forgive certain purchase price adjustments due from the former owners of Drew and the assumption, by Drew, of certain contingent liabilities in connection with the Ulin & Holland litigation (such litigation is discussed in Item 3 of Form 10-KSB for the year ended December 31, 1997).

      The sale by the Company of 56.7% ownership interest in Drew in October 1998 will be recorded as a sale in the fourth quarter of 1998 and is not expected to result in a material gain or loss to the Company. The planned sale of the Company's remaining 33.3% ownership interest in Drew contemplated by this Proxy statement will be accounted for as a sale and is expected to result in a gain of approximately $900,000.

      See Notes 3 and 4 to Condensed Consolidated Financial Statements.

      During April 1998, the Company commenced a private placement and raised an aggregate $2,000,000 though the issuance of common stock and warrants (See -
Item 2 Changes in Securities and Use of Proceeds). Such private placement involves periodic "repricings" which result in the issuance of additional shares as described in Note 5 to Condensed Consolidated Financial Statements.

      In addition to the liquidity and capital needs described above, the Company intends to shift its primary focus towards developing its technology business. However, the Company's revenues from its technology business are extremely limited at present, and the Company believes it must generate approximately between Three to Five Million ($3,000,000 - $5,000,000) in new investment to continue to enhance/develop its technologies. The Company does not presently have the financial resources to complete the first quarter of 1999 operations in the absence of additional financing or a strategic business arrangement. However, if the Company is unable to meet these investment goals, such inability will in all likelihood have a material adverse effect on the Company's business and operations of the Company and the Company may be unable to continue as a going concern.

                              The Year 2000 Issue

      At the Company's corporate office, information systems are principally utilized for general accounting and administration. During 1998, the Company upgraded such system and currently believes it to be Year 2000 compliant. The Company does not have a current point of view on the status of Year 2000 compliance at Drew because it is no longer majority owned and its remaining ownership interest is intended to be disposed in 1999.

                     Factors That May Affect Future Results

      The Company's future operating results are dependent on the Company's ability to: (i) obtain sufficient capital, which is required immediately, to fund its development and commercialization plans, (ii) pay its debts when they come due including significant payments coming due in April 1999, (iii) further successful development of IST and increase the number of licensees, and the commercialization of IST by its licensees, (iv) successfully develop the "Microvalve", (v) successfully sell Drew to the holders of the Notes in order to preclude foreclosure on all of the assets of the Company (vi) general economic conditions and conditions in the financial and technology markets.

                          Index to Financial Statements

BCAM International, Inc. and subsidiaries (the "Company"):

       Audited Annual Financial Statements:

       Report of Independent Auditors.......................................
       Consolidated Balance Sheet--December 31, 1997........................
       Consolidated Statements of Operations--years
          ended December 31, 1997 and 1996..................................
       Consolidated Statements of Shareholders'
          Equity--years ended December 31, 1997 and 1996....................
       Consolidated Statements of Cash Flows--
          years ended December 31, 1997 and 1996............................
       Notes to consolidated financial statements...........................

       Condensed Unaudited Interim Financial Information:

       Condensed Consolidated Balance Sheet--September 30, 1998 (Unaudited) Condensed Consolidated Statements of Operations - Three Months
           and Nine Months ended September 30, 1998 and 1997 (Unaudited) Condensed Consolidated Statements of Cash Flows - Nine Months Ended
           September 30, 1998 and 1997 (Unaudited)
       Condensed Consolidated Statement of Shareholders' Equity -
           Nine Months Ended September 30, 1998 (Unaudited)
       Notes to Condensed Consolidated Financial Statements -  (unaudited)

Drew Shoe Corporation:

       Audited Financial Statements:

       Report of Independent Auditors -
       Balance Sheet - December 31, 1997 ...................................
       Statement of Operations - For the period from September 23, 1997 to December 31, 1997.............................................
       Statement of Cash Flows - For the period from September 23, 1997 to December 31, 1997.............................................
       Notes to financial statements........................................

       Report of Independent Auditors --
          for the period from January 1, 1997 to September 22, 1997.........
       Report of Independent Public Accountants --
          for the year ended December 31, 1996..............................
       Statements of Operations --For the period from January 1, 1997 to
          September 22, 1997 and for the year ended December 31, 1996.......
       Statements of Cash Flows --For the period from January 1, 1997 to
          September 22, 1997 and for the year ended December 31, 1996.......
       Notes to Financial Statements........................................

Pro-Forma Information for the Company:

       Introduction to Unaudited Pro-forma Financial Information............
       Pro-forma Consolidated Balance Sheet (unaudited).....................

                         Report of Independent Auditors

To the Shareholders and Board of Directors

BCAM International, Inc.

We have audited the accompanying consolidated balance sheet of BCAM International, Inc., as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report dated April 20, 1998, the Company has incurred operating losses and has a working capital deficiency. In addition, as discussed in Notes 12 and 13, the Company has been unable to refinance its convertible notes and has disposed of its majority interest in Drew Shoe Corporation ("Drew") and Drew has been notified by its bank of pending defaults under its loan agreements. These circumstances adversely affect the Company's current consolidated results of operations and liquidity, and could potentially result in the Company being unable to pay its debt obligations.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BCAM International, Inc. at December 31, 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Melville, New York
April 20, 1998, except for Note
12, as to which the date is
October 23, 1998 and Note
13, as to which the date is
December 10, 1998.

                     BCAM International, Inc. and subsidiaries
                             Consolidated Balance Sheet
                                 December 31, 1997

Assets
Current assets:
     Cash and cash equivalents                                                 $  1,459,000
     Prepaid expenses and other current assets                                       38,000
     Assets of discontinued operations - Drew                                    12,083,000
Assets of discontinued operations - HCAD & ECSD                                     417,000
                                                                               ------------
Total current assets                                                             13,997,000

Other assets                                                                        180,000
                                                                               ------------
Total assets                                                                   $ 14,177,000
                                                                               ============

Liabilities and Shareholders' Equity

Current liabilities:
     Current portion of long-term debt                                         $    100,000
     Accounts payable                                                               235,000
     Accrued expenses and other current liabilities                                 299,000
     Liabilities of discontinued operations - Drew:
      Convertible Notes and accrued interest, net of debt discount                4,233,000
      Bank and other subsidiary debt                                              3,827,000
      Accounts payable, accruals and all other current                            2,360,000
     Current liabilities of discontinued operations - HCAD & ECSD                   136,000
                                                                               ------------
Total current liabilities                                                        11,190,000

Long-term debt, net of current maturities                                           275,000
Minority Interests                                                                  618,000
Commitments and contingencies
Shareholders' equity:
     Acquisition preferred stock, 750,000 authorized shares, none issued                 --
     Preferred Stock, 2,000,000 authorized, none issued                                  --
     Common stock, par value $.01 per share -- 65,000,000 shares authorized,
         18,171,641 shares issued and 17,408,459 shares outstanding                 182,000
     Paid-in surplus                                                             26,338,000
     Unamortized charge for beneficial debt conversion                           (4,290,000)
     Deficit                                                                    (19,237,000)
     Less 763,182 treasury shares                                                  (899,000)
                                                                               ------------
Total shareholders' equity                                                        2,094,000
                                                                               ------------
Total liabilities and shareholders' equity                                     $ 14,177,000
                                                                               ============

See accompanying notes.

                    BCAM International, Inc. and subsidiaries
                      Consolidated Statements of Operations

                                                           Year ended December 31,
                                                        ----------------------------
                                                            1997            1996
                                                        ------------    ------------
License revenue                                         $     27,000    $     29,000
                                                        ------------    ------------
Costs and expenses:
Selling, general and administrative                        1,544,000       1,408,000
Research and development                                     280,000              --
                                                        ------------    ------------
      Loss from operations
                                                          (1,797,000)     (1,323,000)
Other Income (Expense)
      Interest and financing costs                                 0              --
      Interest income                                         46,000          54,000
                                                        ------------    ------------
         Total                                            (1,751,000)         54,000

Minority interests charge for beneficial subsidiaries
      preferred stock conversion                            (788,000)             --
                                                        ------------    ------------
Loss from continuing operations                           (2,539,000)     (1,269,000)

Discontinued operations - Drew                            (2,121,000)              0
Discontinued operations - HCAD and ECSD
  including estimated loss on disposal of
  approximately $50,000 in 1997                           (1,376,000)       (245,000)
                                                        ------------    ------------
Net loss                                                $ (6,036,000)   $ (1,514,000)
                                                        ============    ============

Net Loss per share:
      Continuing operations                             $      (0.16)   $      (0.08)
      Discontinued operations                           $      (0.22)   $      (0.02)
                                                        ------------    ------------
      Net loss per share                                $      (0.38)   $      (0.10)
                                                        ============    ============

      Weighted average shares outstanding                 16,071,000      14,868,000
                                                        ============    ============

See accompanying notes.

                    BCAM International, Inc. and subsidiaries
                 Consolidated Statements of Shareholders' Equity

                                             Common Stock $.01 par value                        Unamortized Charge
                                             ---------------------------                    ----------------------------
                                                                                              Beneficial
                                                                                 Paid-in            Debt
                                                   Shares         Amount         Surplus      Conversion         Deficit
                                             ------------   ------------    ------------    ------------    ------------
Balance at January 1, 1996                     15,620,415   $    156,000    $ 15,034,000              --    $(11,687,000)
Exercise of common stock warrants                  22,500             --          21,000              --              --
Registration and issuance costs                        --             --         (96,000)             --              --
Net loss                                               --             --              --              --      (1,514,000)
                                             ------------   ------------    ------------    ------------    ------------
Balance at December 31, 1996                   15,642,915        156,000      14,959,000              --     (13,201,000)
Shares issued in January 1997 Placement         1,075,000         11,000       1,064,000              --              --
Issuance costs of January 1997 Placement               --             --         (46,000)             --              --
Beneficial conversion feature of
 subsidiary preferred stock                            --             --         788,000              --              --
 10%/13% Convertible Notes:
 Est. fair value of detachable warrants                --             --       1,872,000              --              --
 Est. fair value of beneficial conversion       5,925,000                                   $ (5,925,000)
Shares issued in acquisition of Drew              375,000          4,000         446,000              --              --
Shares issued and options granted in
 connection with Drew acquisition
 financing                                        347,500          3,000         967,000              --              --
Acquisition financing costs                            --             --        (275,000)             --              --
Amortization of beneficial debt conversion             --             --              --       1,635,000              --
Consultant stock options                               --             --         175,000              --              --
Conversion of subsidiary preferred                706,226          8,000         435,000              --              --
Exercise of options                                25,000             --          28,000              --              --
Net loss                                               --             --              --              --      (6,036,000)
                                             ------------   ------------    ------------    ------------    ------------
Balance at December 31, 1997                   18,171,641   $    182,000    $ 26,338,000      (4,290,000)   $(19,237,000)
                                             ============   ============    ============    ============    ============

                                                              Shares held
                                                 Subtotal     in Treasury           Total
                                             ------------    ------------    ------------
Balance at January 1, 1996                   $  3,503,000    $   (899,000)   $  2,604,000
Exercise of common stock warrants                  21,000              --          21,000
Registration and issuance costs                   (96,000)             --         (96,000)
Net loss                                       (1,514,000)             --      (1,514,000)
                                             ------------    ------------    ------------
Balance at December 31, 1996                    1,914,000        (899,000)      1,015,000
Shares issued in January 1997 Placement         1,075,000              --       1,075,000
Issuance costs of January 1997 Placement          (46,000)             --         (46,000)
Beneficial conversion feature of
 subsidiary preferred stock                       788,000              --         788,000
 10%/13% Convertible Notes:
 Est. fair value of detachable warrants         1,872,000              --       1,872,000
 Est. fair value of beneficial conversion
Shares issued in acquisition of Drew              450,000              --         450,000
Shares issued and options granted in
 connection with Drew acquisition
 financing                                        970,000              --         970,000
Acquisition financing costs                      (275,000)             --        (275,000)
Amortization of beneficial debt conversion      1,635,000              --       1,635,000
Consultant stock options                          175,000              --         175,000
Conversion of subsidiary preferred                443,000              --         443,000
Exercise of options                                28,000              --          28,000
Net loss                                       (6,036,000)             --      (6,036,000)
                                             ------------    ------------    ------------
Balance at December 31, 1997                 $  2,993,000    $   (899,000)   $  2,094,000
                                             ============    ============    ============

See accompanying notes.

                    BCAM International, Inc. and subsidiaries
                      Consolidated Statements of Cash Flows

                                                                          Year ended December 31,
                                                                          -----------------------
                                                                           1997           1996
                                                                        -----------    -----------
Operating activities
Net loss                                                                $(6,036,000)   $(1,514,000)
Adjustments to reconcile net loss to net
 cash used in operating activities:
   Depreciation and amortization                                            212,000        190,000
   Amortization of unamortized charge for beneficial debt conversion      1,635,000              0
   Amortization of deferred finance costs and debt discount                 151,000              0
   Non-cash minority interest charge                                        788,000              0
   Charge for compensatory consultant stock options                         175,000              0
   Changes in operating assets and liabilities:
     Accounts receivable                                                    337,000        186,000
     Inventory                                                              (99,000)             0
     Current assets of discontinued operations                              (56,000)             0
     Accounts payable, accrued expenses and other current liabilities       248,000       (239,000)
     All other operating assets and liabilities                            (120,000)       (18,000)
                                                                        -----------    -----------
Net cash used in operating activities                                    (2,765,000)    (1,395,000)
                                                                        -----------    -----------
Investing activities
Cash paid for purchase of shares of Drew                                 (3,882,000)             0
Cash paid for costs to acquire Drew                                        (476,000)       (33,000)
Purchases of property, plant and equipment                                 (151,000)        (6,000)
Investment in software technology                                                 0       (151,000)
Proceeds from sale of held-to-maturity securities                                 0      1,507,000
                                                                        -----------    -----------
Net cash provided by (used in) investing activities                      (4,509,000)     1,317,000
                                                                        -----------    -----------
Financing activities
Proceeds from sale of common stock and warrants                           1,075,000              0
Proceeds from sale of convertible preferred stock of subsidiary           1,200,000              0
Proceeds from sale of 10%/13% Convertible Notes and Warrants              6,000,000              0
Proceeds, net, from new bank financing arrangement at Drew                1,135,000              0
Payment of existing debentures due to former Drew shareholders             (845,000)             0
Proceeds from note payable and drawdown on line of credit                   754,000        400,000
Repayment of note payable                                                  (450,000)      (400,000)
Net proceeds from exercise of stock options                                  28,000         21,000
Cash paid for deferred finance, stock issuance
  and registration  costs                                                  (555,000)      (119,000)
                                                                        -----------    -----------
Net cash provided by (used in) financing activities                       8,342,000        (98,000)
                                                                        -----------    -----------
Increase (Decrease) in cash and cash equivalents                          1,068,000       (176,000)
Cash and cash equivalents at beginning of year                              526,000        702,000
                                                                        -----------    -----------
Cash and cash equivalents at end of year                                $ 1,594,000    $   526,000
                                                                        ===========    ===========
Supplemental disclosure:
   Cash interest paid                                                   $   110,000            -0-
                                                                        ===========    ===========

See accompanying notes.

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

1. Description of Business and Principles of Consolidation

      BCAM International, Inc. and subsidiaries (the "Company") has been primarily a software technology and consulting company, specializing in providing ergonomic solutions (human factors engineering) to individuals, corporations and government. On September 22, 1997, the Company acquired Drew Shoe Corporation ("Drew"), a designer, marketer, manufacturer and distributor of medical footwear. Drew had revenues for its year ended December 31, 1996 of approximately $14.6 million.

      The Company's revenues have historically been derived primarily from ergonomic consulting services. In December 1997 the Board of Directors of the Company decided to sell the operations of the ergonomic consulting services business due to the inability of that business to generate operating profits for the Company. In February 1998, the Board of Directors of the Company decided to discontinue the operations of the HumanCAD Systems division as a result of the lack of available financing to further the necessary business development activities of that division on a basis that would enhance shareholder value.

      Since the acquisition of Drew, the Company's revenues in the near term have been derived principally from the medical footwear business. As discussed further in Note 12, in October 1998, the Company adopted a plan to dispose of its investment in Drew. As such, the Company's strategic focus is on broadening and strengthening the development and commercialization of the Company's proprietary technologies, principally Intelligent Surface Technology ("IST") and its proprietary "Microvalve". The Company requires additional financial resources in order to pursue this strategic focus.

      The consolidated financial statements include the accounts of BCAM International, Inc. and its subsidiaries, principally BCAM Technologies, Inc. (principally IST and related technologies), Drew (medical footwear which is being discontinued pursuant to a plan adopted in October 1998 - See Note 12), since September 22, 1997, BCA Services, Inc. (principally human ergonomics consulting which has been sold), and HumanCAD Systems, Inc. (principally software development and marketing which has been discontinued).

      The Company requires additional capital to fund its activities in 1998 and made a private placement of its equity securities in April 1998 in order to satisfy this need (see note 7). In April 1998, the Company and the holders of its 10%/13% Convertible Notes agreed to a restructuring of the obligation which accelerates repayment to April 1999, among other matters discussed in Note 6. In October 1998, the Board of Directors of the Company approved a plan to dispose of Drew and redeem the 10%/13% Convertible Notes as discussed further in Note 12 to Consolidated Financial Statements.

2. Summary of Significant Accounting Policies

Cash Equivalents, Financial Instruments and Concentration of Credit Risk

      The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company maintains its cash in bank deposit accounts that, at times, may exceed Federally insured limits. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, their dispersion across different geographic areas, and generally short payment terms. In addition, the Company routinely assesses the financial strength of its customers.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes. Actual results could differ from those estimates.

Revenue

      Revenue from wholesale medical footwear sales is recognized at the time products are shipped. Revenue from retail medical footwear sales through Company-owned retail operations is recognized at the point of sale.

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

License revenues are recorded when earned under the related license agreement.

Inventory

      Inventories included in current assets of discontinued operations - Drew are stated at the lower of cost, determined on a first-in, first-out basis, or market.

Property, Plant and Equipment

      Property and equipment including assets included in current assets of discontinued operations - Drew are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

Other Assets

     The costs of acquiring or processing (principally professional and government fees) patents, trademarks and other intellectual properties are capitalized at cost. This amount is being amortized using the straight-line method over the estimated useful lives of the underlying assets of approximately 5 years.

Research and Development

      Research and development costs are charged to operations in the period incurred.

Income Taxes

      The Company accounts for income taxes using Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes." At December 31, 1997, the Company has net operating loss carryforwards of approximately $15,937,000 for income tax purposes, expiring through 2012.

      At December 31, 1997 and 1996, deferred tax assets approximating $5,886,000 and $4,672,000, respectively, arising from the future potential availability of net operating loss carryforwards have been offset in full by valuation allowances in accordance with FASB Statement No. 109.

      The utilization of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. Additionally, based on ownership changes which occurred in 1997 and in prior years, it is expected that the annual utilization of the otherwise available net operating loss carryforwards will be limited by the provisions of Sections 382 and 383 of the Internal Revenue Code, as amended. As such the Company may be restricted as to the utilization of its net operating loss. The Company believes that significant issuances of additional stock could trigger an additional change and a new limitation.

Net Loss Per Share

      In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Standards ("SFAS") No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Net loss per share has been computed on the basis of the weighted average number of common shares outstanding. Common stock equivalents have been excluded because their effect is antidilutive. There was no effect to the Company's financial statements of adopting SFAS 128.

Stock-Based Compensation

      In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with the standard, the Company elected to continue to account for its stock-based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations (APB 25). Under APB 25, because the exercise price of the Company's stock options granted equals the market price of the underlying stock on the date of the grant, no compensation expense is required to be recognized except in the case of options issued which are subject to shareholder approval (see Note 7).

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

Reclassification

      Certain amounts in the 1996 financial statements have been reclassified to conform with the 1997 presentation.

3. Inventories

      Inventories included in current assets of discontinued operations - Drew consisted of the following at December 31, 1997:

            Raw materials          $  760,000
            Work in process           976,000
            Finished goods          4,542,000
                                   ----------
            Total                  $6,278,000
                                   ==========

      Inventories at September 22, 1997 (date of acquisition of Drew) were approximately $6,175,000.

4. Property and equipment

      Property and equipment including assets included in current assets of discontinued operations - Drew consists of the following at December 31, 1997 and were depreciated and amortized utilizing the estimated useful lives indicated below:
                                   Range of
                                   Estimated       December
                                  Useful Lives     31, 1997
                                  ------------   ------------
Land                                             $    100,000
Buildings and improvements        10-35 years         726,000
Equipment, furniture and fixtures  5-10 years       2,924,000
Leasehold improvements              2-5 years          51,000
Total                                               3,801,000
Less accumulated depreciation                        (832,000)
                                                 ------------
Total                                            $  2,969,000
                                                 ------------

      Approximately $2,839,000, net of accumulated depreciation and amortization, of the total property and equipment was acquired in September 1997 as part of the acquisition of Drew.

5. Acquisition of Drew

Effective September 22, 1997, the Company acquired all of the outstanding Common Stock of Drew for approximately $4.7 million plus the assumption of liabilities. The purchase price was paid by delivery to the shareholders of Drew of an aggregate of $3,882,000 in cash, promissory notes in the aggregate principal amount of $400,000 (See Note 6) and by delivery of an aggregate of 375,000 unregistered shares of the Company's Common Stock (valued at approximately $1.20 per share to reflect a discount for lack of registration). The promissory notes bear interest at 8% per annum, are due on September 19, 1999, and are payable in twenty-four (24) equal monthly installments aggregating $8,333.34 (plus interest) with final payments due in the twenty-fifth (25th) month aggregating $200,000.

      See Note 6 for a description of the securities issued in order to finance the acquisition of Drew.

      Simultaneously with the acquisition, Drew entered into a credit facility with a commercial bank (guaranteed by the Company) which is further described in
Note 6.

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

      Drew is a designer, manufacturer, marketer and distributor of medical footwear headquartered in Lancaster, Ohio. In addition, Drew operates 15 specialty retail shoe stores. The Company has accounted for its acquisition of Drew under the purchase method of accounting. Under such method, the purchase price paid plus costs of the acquisition are allocated to the assets and liabilities of the acquired company based on the estimated fair value of assets and liabilities acquired. The remaining amount, if any, is allocated to goodwill. The results of operations of Drew are consolidated with the Company's operations beginning on the date of purchase. At December 31, 1997, a preliminary estimate of the fair value of assets and liabilities has been made based upon certain appraisals and other data that is preliminary and subject to change. Based upon such preliminary evaluation at December 31, 1997, approximately $21,000 of goodwill has been recorded in connection with the acquisition of Drew.

The following summary shows the unaudited pro-forma results of operations for the years ended December 31, 1997 and 1996 assuming that the Company had purchased Drew as of the beginning of each period shown. This information gives effect to the increased interest and financing costs (excluding certain material non-recurring charges that are discussed in Notes 6 and 7) and the amortization of fair value adjustments (principally for increased depreciation). The Company has not included a provision for income taxes because it believes that it will have sufficiently available net operating losses available to offset anticipated profits from Drew. This summary may not be indicative of what the actual results of operations would have been had the purchase occurred at the beginning of each period shown.

                                                        1997            1996
                                                   ------------    ------------
Revenues                                           $ 15,083,000    $ 14,638,000
                                                   ============    ============

Loss from operations                               $ (1,321,000)   $ (1,123,000)
                                                   ============    ============
Loss from Continuing Operations (excluding
    non-recurring charges in 1997)                 $ (2,905,000)   $ (2,506,000)
                                                   ============    ============

Net loss (excluding non-recurring charges in 1997) $ (4,280,000)   $ (2,751,000)
                                                   ============    ============
Net loss per share (excluding non recurring
    charges in 1997)                               $      (0.26)   $      (0.19)
                                                   ============    ============

6. Long Term Debt and Convertible Notes

      Secured bank debt (See also, Note 12 - Subsequent event - October 1998 plan to sell Drew) - Simultaneously with the acquisition of Drew, the Company through its wholly-owned subsidiary, Drew, entered into a credit facility with a commercial bank consisting of: (i) a revolving line of credit up to $4,500,000 (which is based upon agreed upon percentages of accounts receivable and inventory) and (ii) a term loan of $1,000,000. As of the date of the Drew acquisition, the Company believes there was approximately $4,500,000 available under this credit facility (approximately $3,750,000 of which was drawn down to pay certain existing liabilities of Drew, including an existing liability to that bank of approximately $2,655,000, debentures payable to former shareholders of approximately $845,000, and to transfer $250,000 to the Company). The revolving line of credit matures on September 30, 1999, and calls for current payments of interest at a rate of prime plus 1.5% (10% at December 31,1997). The term loan portion of the credit facility (in the principal amount of $1,000,000) also bears an interest rate of prime plus 1.5% (10% at December 31, 1997) and is payable in monthly installments through September 30, 2000 with a payment due at that time of $583,000. Both the revolving line of credit and term loan may be used for general working capital purposes and are guaranteed by the Company. The credit facility with this bank requires Drew to maintain compliance with certain financial covenants, principally net worth, and contains restrictions on the transfer of cash to the Company.

Costs incurred in connection with the bank term loan and revolving credit totaling approximately $75,000, are included in Deferred finance cost and are being amortized to Interest and financing cost using the effective interest method over a two year period.

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

      10%/13% Convertible Notes and Warrants (See also, Note 12 - Subsequent event - October 1998 plan to sell Drew) - In order to fund the acquisition of Drew and provide working capital to the Company, on September 19, 1997, the Company issued subordinated convertible notes (the "Convertible Notes"), and Non-Redeemable Class DD Warrants, in the aggregate amount of $6,000,000. The Convertible Notes are due, as amended, on April 16, 1999 unless at any time after September 19, 1998 they are converted, at $.80 per share, into 7,500,000 shares of Common Stock of the Company. Such conversion feature is subject to antidilution provision in certain circumstances including the issuance of Common Stock and warrants in 1998 discussed below. The Convertible Notes bear an interest rate of 10%, payable semi-annually, but the Company, at its discretion, may pay interest in the form of additional Convertible Notes in which case the annual interest rate becomes 13% with semi-annual compounding. The Convertible Notes require the Company to maintain compliance with certain financial covenants including maintenance of minimum levels of interest coverage and net worth (as defined). At December 31, 1997, the Company was in violation of such covenants. On April 14, 1998, the noteholders and the Company entered into the First Amendment of the Note Purchase Agreement (together with a Stock Pledge Agreement and Security Agreement) in order to restructure the agreement. The key elements of the restructuring are as follows: (1) waiving of the Company's violations of the financial covenants at December 31, 1997 (as well as certain other breaches of the agreement) (2) eliminating the financial covenants through April 16, 1999, (3) securing the obligation with a pledge of all of the assets of the Company (excluding the assets of Drew which are already pledged to a bank), including the stock of the Company's subsidiaries, (4) accelerating the maturity date for the obligation from September 19, 2002 to April 16, 1999, (5) cancellation of Class DD warrants to purchase 400,000 shares of common stock of the Company, (6) issuance to the holders a total of 10% of the common shares of the Company's subsidiaries Drew Corporation and BCAM Technologies, Inc. As a result of the restructuring, the Company has a significant capital requirement to repay this obligation ($6,000,000) in approximately one year or face default and on the security. It is the Company's intention to refinance or otherwise restructure this obligation (see Note 12). The Company expects to take a significant charge to operations in 1998 in connection with the finalization of the restructuring of the debt.

      The Non-Redeemable Class DD Warrants entitle the holders to purchase, as amended, 2,000,000 shares of common stock at $1.75 per share at any time prior to September 19, 2002. The Company has, under generally accepted accounting principles, recorded approximately $1,872,000 of the $6,000,000 received from the sale of the Convertible Notes and Warrants as the estimated value (based upon a "Black Scholes" calculation) of the detachable warrants issued in connection with the Convertible Notes resulting in a discount to the value assigned to the Convertible Notes. Such amount is being amortized over the five-year term of the Convertible Notes.

      The private placement of convertible notes and warrants to one investor group (aggregating $5,000,000 of the total $6,000,000) was made with the assistance of an investment banker who charged a cash fee of 6% ($300,000) plus 187,500 unregistered shares of common stock (valued at $1.20 per share to reflect a discount for lack of registration), and Class EE warrants to purchase 500,000 shares of common stock at an exercise price of $0.80 per share, of the Company. The cash fee, shares of stock and the estimated fair value of the warrants aggregate approximately $1,025,000. This amount has been apportioned between Deferred financing costs, and acquisition costs of Drew. The portion allocated to Deferred financing costs (approximately $775,000), together with legal and other costs of the transaction are being amortized over the five year term of the Convertible Notes. There were no investment banking fees associated with the remaining $1,000,000 of proceeds.

      The market value of the Company's common stock on the NASDAQ SmallCap market on the date of the transaction was approximately $1.50.

      In response to positions recently taken by the Securities and Exchange Commission, Emerging Issues Task Force Statement D-60 has been issued. Statement D-60 requires certain new accounting for securities issued which are convertible into common stock at a value which is "beneficial" at the date of issuance (such as the Convertible Notes described above and the Convertible Preferred Stock of BCA Services, Inc., a subsidiary of the Company, described in Note 7). This accounting requires that the beneficial value be charged to operations (based upon the traded market price, without discount, compared to the conversion price) in the case of a convertible note or to retained earnings as a dividend in the case of a preferred stock, over a period reflecting the shortest period in which the investor has to exercise and under the most favorable terms to the investor. As such, the Company has charged approximately $5,925,000 (representing the value of the beneficial debt conversion feature of the Convertible Notes measured at the date of issuance) to Unamortized Charge for Beneficial Debt Conversion in the shareholders' equity

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

section of its Consolidated Balance Sheet. Such amount is being charged to Interest and financing costs in the Consolidated Statements of Operations at the rate of approximately $1,481,000 per quarter until September 19, 1998. See, however, the discussion of the restructuring of this financing above. This charge to operations is considered a non-recurring charge in the preparation of the summary pro-forma data contained in Note 5. This charge is in addition to amortization of Deferred financing costs and the debt discount related to the Convertible Notes (approximately $1,872,000), over the five-year term of the Convertible Notes.

      At December 31, 1997, long term debt, principally associated with discontinued operations - Drew, consists of the following:

      10%/13% Convertible Notes, face amount $6,000,000, net
      of approximately $1,767,000 of unamortized debt
      discount with interest payable on March 19 and
      September 19, due April 16, 1999 unless earlier
      converted                                                       $4,233,000

      Revolving credit arrangement with a bank, payable on
      September 30, 1999, bearing interest at prime plus 1.5%          2,618,000

      Term Loan agreement with a bank, bearing interest at
      prime plus 1.5% payable in monthly principal
      installments of $11,905 plus interest through
      September 30, 2000 when the final payment of $583,000
      is due.                                                            976,000

      Notes payable to sellers of Drew (including $187,500
      payable to the ongoing President of Drew), bearing
      interest at 8%, with monthly payments of principal
      aggregating $8,333 plus interest and balloon payments
      aggregating $200,000 on September 19, 1999                         375,000

      Amount payable to parties related to former owners and
      an officer of Drew due December 31, 1998, bearing
      interest at prime                                                  214,000
      Other, net                                                          19,000
                                                                      ----------
      Total long term debt                                             8,435,000
      less: current portion                                              463,000
                                                                      ----------
                                                                      $7,972,000
                                                                      ----------

      Principal payment requirements on the above obligations, adjusted for the debt restructure described above is approximately as follows subsequent to December 31, 1997:

                                           Years ended                 Amount
                                           -----------                 ------
                                           1998                      $  463,000
                                           1999                       9,049,000
                                           2000                         690,000
                                                                     ----------
                                                                     10,202,000
                                                                     ----------
Less unamortized debt discount                                       (1,767,000)
                                                                     ----------
Total Long-term Debt at December 31, 1997                            $8,435,000
                                                                     ==========

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

7. Shareholders' Equity

      1997 Sale of Convertible Preferred Stock of Subsidiary - On July 22, 1997, September 8 and September 18, 1997, BCA Services, Inc. ("BCA"), previously wholly-owned by the Company, sold 120 shares of BCA's Convertible Preferred Stock (the "Preferred Stock") for an aggregate consideration of $1,200,000 in two private offerings to accredited investors.

      The Preferred Stock is convertible into shares of the Company's common stock at a price equal to a fixed discount (30%) of the average closing bid price of the common stock over a period of time ending on the day preceding the conversion date and subject to a ceiling price.

      In addition, for 100 of the shares of Preferred Stock sold, the Company issued Non-Redeemable Class BB Warrants to purchase 50,000 shares of common stock at $0.72 per share. For 20 shares of Preferred Stock sold, the Company issued Non-Redeemable Class CC Warrants to purchase 10,000 shares of common stock at $1.03 per share. The Class BB and CC Warrants have a term of five years and the underlying common stock has been registered by the Company.

      The two private placements of BCA Preferred Stock were made with the assistance of a placement agent. The placement agent charged a commission of 8% in fees and 2% in expenses, plus warrants to purchase 50,000 shares of common stock of the Company at approximately $0.72 per share for five years, for the first offering ($1,000,000). The placement agent charged 6% in fees and no warrants for the second offering ($200,000).

      At December 31, 1997, $500,000 of the Preferred Stock had been converted into 706,226 common shares of the Company at a weighted average conversion price of approximately $0.71. Subsequent to December 31, 1997, the remaining $700,000 of the Preferred Stock has been converted into 1,066,585 shares of common stock at $0.66 per share resulting in the transfer of $618,000 of minority interest at December 31, 1997 into shareholders equity.

      See Note 6 for a discussion of certain accounting treatment called for by Emerging Issues Task Force Statement D-60. Because the Preferred Stock issued is that of a subsidiary, but is convertible into shares of the Company, the Company has recorded the Preferred Stock of the subsidiary as "Minority interest" in the consolidated financial statements until its conversion into common stock of the Company. The "beneficial" conversion feature, therefore, has been charged to Minority interests (approximately $788,000) in the accompanying Consolidated Statement of Operations. Such amount is considered a non-recurring charge in preparation of the summary pro forma data in Note 5.

      1997 Sale of common stock and warrants of the Company - In January 1997, the Company commenced an offering and ultimately sold 1,075,000 equity units (each consisting of one share of the Company's common stock and one non-redeemable Class AA warrant) for $1,075,000. The Class AA warrants, as amended, entitle the holder to purchase one share of the Company's Common Stock at $0.65 per share until March 31, 2002.

      Authorized shares/Shares reserved for future issuance - At the annual meeting of shareholders on February 19, 1998 (including an adjournment to March 16, 1998), the shareholders of the Corporation approved an increase in the authorized shares of common stock from 40,000,000 shares to 65,000,000 shares. Additionally, the shareholders approved the adoption of changes to the bylaws of the Corporation to, among other matters, permit the Board of Directors to issue up to 2,000,000 shares of Preferred Stock of the Company on terms to be set by the Board of Directors.

      The Company is also authorized to issue up to 750,000 shares of its acquisition preferred stock, $.01 par value, none of which are presently issued and outstanding. The acquisition preferred stock is permitted to be issued pursuant to (i) a statutory merger or consolidation in which the Company is the surviving entity, (ii) the acquisition by the Company of substantially all the assets or business of another entity or (iii) the acquisition by the Company of 50% or more of the voting securities of another entity. The Board of Directors is authorized to fix, before issuance, the voting powers, designations, preferences and other rights, qualifications, limitations and restrictions applicable to each series of acquisition preferred stock.

      Common shares reserved for future issuance as of December 31, 1997, adjusted in the case of the 1998

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

stock option plan for the February 1998 increase to the shares available under such plan, are approximately as follows:

Units sold in public offering in 1990:
Class B warrants, subject to antidilution (see below) ............     1,292,000
Class E warrants, subject to antidilution (see below) ............       737,000
Unit Options, expired in 1997 ....................................             0
Conversion feature of 10%/13% Convertible Notes, subject
    to antidilution and "pay in kind" provisions ($0.80, 2002
    see Note 6) ..................................................     7,500,000
Conversion feature of BCA Preferred stock, stated at amount
     actually converted in full prior to March 31, 1998, (see
    above) .......................................................     1,067,000
Third party options (see table below) ............................     1,050,000
1989 Stock Option Plan (see below) ...............................       432,000
1989 Nonstatutory Plan (see below) ...............................        25,000
1995 Stock Option Plan (as amended in 1998, see below) ...........     8,000,000
Warrants issued in private placements:
     Class C warrants, expired during 1997 .......................             0
     Class D warrants, expired during 1997 .......................             0
     Class AA warrants ($0.65, 2002, see above) ..................     1,075,000
     Class BB warrants ($0.72, 2002, see above) ..................       100,000
     Class CC warrants ($1.03, 2002, see above) ..................        10,000
     Class DD warrants ($1.75, 2002, see above) ..................     2,400,000
     Class EE warrants ($0.80, 2002 see Note 6) ..................       500,000
                                                                      ----------
                                                                      24,188,000
                                                                      ----------

      Class B and Class E Warrants - The Company's Class B warrants were issued in connection with a 1990 public offering of securities of the Company. The Class E Warrants were issued in connection with a "Discounted Warrant Plan" offered to holders of the Class A Warrants (all of which have been exercised or expired) and Class B Warrants issued in connection with the public offering in 1990. The Class B and Class E Warrants are presently exercisable, were due to expire in January 1998, have been extended to October 17, 1998 and are subject to anti-dilution provisions. As a result of the financings completed in 1997, the anti-dilution provisions of the warrants were triggered and resulting in the following revisions to the warrant price and the number of shares subject to warrant:

                      Exercise price   Number of shares    Exercise price   Number of shares
                       per warrant       per warrant          per share    subject to warrant
                      --------------   ----------------    --------------  ------------------
Class B Warrants:
      Previous           $ 1.50               1.2             $ 1.25                969,191
      Current            $ 1.14               1.6             $  .71              1,292,254

Class E Warrants:
      Previous           $ 1.25               1.1             $  1.14               540,747
      Current            $ 0.95               1.5             $   .63               737,382

      The 1998 private placement discussed in the following paragraphs may trigger the operation of antidilution provisions of the Class B and Class E warrants and will trigger the operation of the antidilution provisions of the 10%/13% Convertible Notes discussed in Note 6.

        1998 Private placement of common shares and warrants - Beginning on April 14, 1998, the Company commenced a private offering of its common stock and warrants. The offering contemplates aggregate proceeds of $2,000,000 for the purchase of 1,980,198 shares of common stock of the Company, subject to "repricing" as described below, and warrants to purchase 250,000 shares of common stock at $2.05 for three years by seven accredited investors. Through April 16, 1998 the Company issued 1,881,188 shares of common stock, together with warrants to purchase 237,500 common shares at $2.05 per share for three years, to private investors in exchange for

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

$1,900,000, less $475,000 held in escrow pending the Company's filing of a registration statement covering the shares and shares underlying the warrants prior to June 13, 1998. The Company has agreed to register such shares and has agreed to penalties of 3% per month should the registration statement not be declared effective within 130 days.

      The number of shares issuable to these investors will be "repriced" pursuant to a schedule initially in four $300,000 increments and then in four $200,000 increments on eight occasions commencing with the effectiveness of a registration statement covering the shares and again 60 days later and then in 30 day intervals. On such dates, the investor would receive the additional number of shares, if any, that result from the difference between the number of shares actually issued and the number of shares which would have been issued using a 23% discount to the market price, as defined, at that time. The operation of this provision could result in significantly greater number of shares being issued. The investors have agreed not to sell any shares before at least 120 days after the closing. The Company is exposed to significant penalties for failure to have a registration statement declared effective covering such shares within 130 days, certain other penalties as described in the agreements and has agreed not to issue certain financings and has agreed to pay a placement agent a 6.5% fee in connection with the transaction.

      Stock Options

      In June 1995, the shareholders of the Company approved the adoption of the 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan supercedes and closes all prior option plans and provides for the granting of incentive stock options ("ISOs") and/or nonqualified stock options to employees, directors or consultants of the Company to purchase an aggregate of 2,000,000 shares of the Company's common stock. The option price per share for ISOs granted under the 1995 Plan shall not be less than the fair market value of the Company's common stock on the date of grant. Options vest and are exercisable over various periods up to ten years from the date of grant. No option may be granted under the 1995 Plan after June 2005. At December 31, 1996, there were 219,500 shares available for granting of future options.

      In 1997, the Company issued option grants under the 1995 Plan to purchase an aggregate of 3,984,000 shares of Common Stock of the Company, approximately 3,764,500 of which were subject to approval by shareholders of an amendment to the Company's 1995 Plan. The amendment, approved at the 1997 Annual Meeting of Shareholders in February 1998, increases the number of shares under the 1995 Plan from 2,000,000 to 8,000,000 shares.

      In 1989, the shareholders of the Company approved the adoption of a 1989 Stock Option Plan (the "1989 Plan"). The 1989 Plan provided for the granting of incentive stock options and/or nonqualified stock options to key employees and consultants to purchase shares of the Company's common stock at a price per share not less than the fair market value on the date of grant. In 1992, the Plan was amended to: (a) increase the number of shares to 1,565,957, (b) permit the granting of nonqualified stock options at a price per share less than the fair market value of the Company's common stock on the date of grant and (c) permit options to be exercised up to two years after termination of employment under certain circumstances. Options vest and are exercisable over various periods up to six years from the date of grant.

     In 1989, the Company also adopted a Nonstatutory Stock Option Plan (the "1989 Nonstatutory Plan") for directors and outside consultants. Under the 1989 Nonstatutory Plan, the Company could grant options for the purchase of an aggregate of 355,000 shares of common stock at not less than fair market value at the date of grant. Pursuant to the terms of the 1995 Plan, no options may be granted under the 1989 Plan or the 1989 Nonstatutory Plan subsequent to June 22, 1995.

      Option activity during each of the two years ended December 31, 1997 for the 1989 Plan and the 1989 Nonstatutory Plan is summarized as follows:

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

                                         1989 Nonstatutory Plan                              1989 Plan
                                           Shares Under Option                          Shares Under Option
                                    -------------------------------------------------------------------------------------
                                                                                               Weighted
                                                             Number                            Average          Number
                                       Option price            of         Option price per     Exercise           of
                                         per share           Shares             share           Price           Shares
                                    -------------------------------------------------------------------------------------
Balance at January 1, 1996                                    100,000                                            452,000
Exercised                                                          --                $0.92                        (2,500)
Cancelled/expired                                                  --       $0.92 to $3.13      $2.18            (17,500)
Balance at December 31,1996                                   100,000                           $1.94            432,000
Exercised                                    $1.13            (25,000)                                                --
Cancelled/expired                   $1.10 to $1.13            (50,000)                                                --
                                                           ----------                                         ----------
Balance at December 31,1997                                    25,000                           $1.94            432,000
                                                           ==========                                         ==========

Option activity during each of the two years ended December 31, 1997 for the 1995 Plan is summarized as follows:

                                                    1995 Plan
                                                Shares Under Option
                              -------------------------------------------------
                                                     Weighted           Number
                              Option price per       Average              of
                                   share          Exercise Price        shares
                              -------------------------------------------------
Balance at January 1, 1996                             $1.04          1,932,500
Granted                        $0.95 to $1.20          $1.09            193,000
Cancelled/expired                       $0.92          $1.09           (350,000)
Exercised                               $0.92          $0.92            (20,000)
                                                                      ---------
Balance at December 31, 1996                           $1.04          1,755,500
Granted                        $0.75 to $1.52          $1.09          3,984,000
Cancelled/expired              $0.92 to $1.68          $1.17            (55,000)
                                                                      ---------
Balance at December 31, 1997                                          5,684,500
                                                                      =========

      Of the options issued in 1997, options to purchase approximately 3,684,500 shares were issued subject to approval of the Company's shareholders. Such approval was received in February 1998. Generally accepted accounting principles require that a charge to compensation expense be made if the market value of the stock on the date of shareholder approval exceeds the market value on the date of grant. The closing bid price of the Company's common stock on the date of the shareholder vote was approximately $1.41. Options to purchase approximately 1.8 million shares were granted at prices that, although fair market value at the time of grant, were lower than $1.41. As a result, the Company will record a charge to compensation expense of approximately $1,200,000 in the first quarter of 1998.

      Primarily as a result of the acquisition activity of the Company, 550,000 fully vested nonstatutory stock options were granted to eight investment bankers and other vendors who, as third parties, are outside of the 1995 Plan, as amended. The options are exercisable for from two to ten years, 375,000 shares at a price of $0.75 per share and 175,000 shares at a price of $1.52 per share.

     During 1996, the Company granted 100,000 fully vested nonstatutory stock options at fair market value to a third party, which are exercisable for a period of ten years at a price of $1.17 per share. In addition, during 1995, the Company granted 300,000 fully vested nonstatutory stock options at fair market value to a third party, which are exercisable for a period of eighteen months at a price of $1.05 per share, and 5,000 nonstatutory stock options at fair market value to a third party, which were cancelled in 1996. Further, in 1994 the Company granted 100,000

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

nonstatutory stock options at fair market value to a third party, which vest ratably over two years and are exercisable for a period of five years at a price of $1.69 per share. At December 31, 1997, 1,050,000 of these options are outstanding.

      The following table summarizes information about the options to third parties (1,050,000) and warrants not reflected as granted as part of any option plan.

                                Options/warrants
                                   Outstanding
--------------------------------------------------------------------------------
                                        Weighted Average
   Range of     Number Outstanding at      Remaining       Weighted Average
Exercise Price    December 31, 1997     Contractual Life    Exercise Price
--------------------------------------------------------------------------------
$0.65 to $1.00        2,787,382            3.2 years            $0.77
$1.01 to $1.75        4,377,254            3.4 years            $1.50
================================================================================
$0.65 to $1.75        7,164,636            3.3 years            $1.22
================================================================================

      The Company recorded a charge to selling, general and administrative costs of approximately $175,000 for the year ended December 31, 1997 related to the estimated fair value of the options granted to consultants.

      Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, "Accounting for Stock-Based compensation" which requires that the information be determined as if the Company has accounted for its stock options granted subsequent to December 31, 1994 under the fair value method of that statement. The fair value for these options was estimated at the date of the grant using a Black-Scholes option pricing model. The Company's pro forma information follows:

                                       December 31,        December 31,
                                           1997                1996
                                       ------------        ------------
Pro forma net loss:
      Continuing operations            $ (2,874,000)       $ (1,617,000)
      Discontinued operations            (3,497,000)           (245,000)
                                       ------------        ------------
      Total                            $ (6,371,000)       $ (1,862,000)
                                       ============        ============
Pro forma net loss per share:
      Basic
      Continuing operations            $       (.18)       $       (.11)
      Discontinued operations          $       (.22)       $       (.02)
                                       ------------        ------------
                                       $       (.40)       $       (.13)
                                       ------------        ------------
Assuming dilution
      Continuing operations            $       (.18)       $       (.11)
      Discontinued operations          $       (.22)       $       (.02)
                                       ------------        ------------
                                       $       (.40)       $       (.13)
                                       ============        ============

     The fair value of these options at the date of the grant was estimated with the following weighted average assumptions for 1997 and 1996: risk free interest rates ranging from 6.25% to 6.36%, no dividend yield, volatility factor of the expected market price of the Company's common stock ranging from 49% to 76%, and a weighted average expected life of the options ranging from six to ten years. Because Statement 123 is applicable only to options granted subsequent to December 31, 1994 and employee stock options granted vest over a period from one to four years, its pro forma effect will not be fully reflected in pro forma net loss.

      The following table summarizes information about stock options, including those to third parties, outstanding at December 31, 1997:

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

                                      Options Outstanding                       Options Exercisable
                     ------------------------------------------------       ---------------------------
                         Number         Weighted Average     Weighted           Number         Weighted
                     Outstanding at          Remaining        Average       Outstanding at      Average
   Range of           December 31,         Contractual       Exercise        December 31,      Exercise
Exercise Price           1997                  Life            Price             1997             Price
-------------------------------------------------------------------------------------------------------
$0.75-$1.00            2,950,500            8.1 years          $0.78          1,465,083          $0.78
$1.01-$2.00            4,033,000            7.5 years          $1.33          1,614,750          $1.21
$2.01-$3.22              208,000            1.3 years          $2.65            207,000          $2.65
------------------------------------------------------------------------------------------------------
$0.75-$3.22            7,191,500            7.5 years          $1.14          3,286,833          $1.11
======================================================================================================

      The weighted average fair value of all stock options granted in 1997 was $.63 per share.

8. Discontinued Operations (See also, Note 12 - Subsequent event - October 1998 plan to sell Drew)

      Ergonomic Consulting Services Division - In December 1997, the Board of Directors of the Company approved a plan to sell the operations of its Ergonomic Consulting Services Division ("ECSD"). ECSD has not generated operating profits and is no longer considered a core asset in light of the Company's current strategy. The plan of disposition involved finding a strategic buyer who would take over the Company's contractual commitments (some of which are long-term) to consulting division customers and liquidating the remaining assets through collection (with respect to receivables) or sale or disposal (with respect to furniture and equipment). On February 9, 1998, the Company closed on the sale of the revenue contract rights and transfer of the obligations for certain related personnel of the ECSD to a third party. Terms of the sale call for the payment of a portion of future revenues of the contracts sold as well as a portion of certain follow-on work, or referrals for work provided by the Company. At December 31, 1997, assets of the ECSD were approximately, 155,000, consisting principally of billed and unbilled receivables, and liabilities were approximately $76,000 consisting principally of trade payables. The operations of the ECSD from January 1, 1998 through disposal on February 9, 1998 did not generate a loss due to the high utilization of personnel on contracts during that time. Approximately $50,000 has been accrued in the December 31, 1997 financial statements as a loss on disposal representing management's estimate of the write-off of furniture and equipment and accrual of certain lease costs. There was no material severance paid in connection with the discontinuance of the ECSD. Revenues, gross margin and net loss for ECSD are approximately the following for the years ended December 31, 1997 and 1996:

                          1997               1996
                       ----------         ----------
       Revenues        $  467,000         $  576,000
       Gross Margin    $  183,000         $  247,000
       Net Loss        $ (356,000)        $ (245,000)

      HumanCAD Systems Operations - During late February 1998, as a result of specific events at the time, the Board of Directors of the Company approved a plan to seek alternative value for the HumanCAD Systems operations ("HCAD") by
(i) initially reducing the activity and (ii) seeking a strategic or management buyer for the operation.

      In December 1997, the Company had reached agreement with a funding source to provide approximately $2.5 million for development and marketing of the Company's existing and planned HCAD ergonomic modeling software products. In January 1998, the Company commenced executing the business plan contemplated by the financing but in late February 1998, the funding source advised the Company that they were no longer willing to go forward with the planned financing. The Company is seeking a strategic or possible management buyer for a majority of HCAD.

      The measurement date for the discontinuance is February 1998, at which time losses from January 1, 1998 through February 1998 will be recorded and a provision for discontinued operations (principally severance and non-cancelable lease costs) will be made. Such amount is expected to exceed $500,000. The Company has reflected the

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

1997 operations of HCAD as a discontinued operation in the December 31, 1997 financial statements. At December 31, 1997, assets of the HCAD were approximately $98,000 consisting principally of customer receivables, certain computer and communications equipment, furniture, and inventory. Liabilities were approximately $60,000 consisting principally of trade payables and payroll. Revenues, gross margin and net loss for HCAD are approximately the following for the year ended December 31, 1997 (HCAD did not operate in 1996):

                                           1997
                                       -----------
      Revenues                         $   135,000
      Gross Margin                     $   125,000
      Net Loss                         $(1,000,000)

9.  Commitments and contingencies

      Leases - The Company leases its office space for a term extending through March 31, 2000. In August, 1996, this lease was modified to reflect a reduction in leased space. Additionally, the Company has entered into various operating leases for equipment. Future minimum payments under non-cancelable operating leases for years December 31 are as follows:

      1998                             $   541,000
      1999                                 406,000
      2000                                 256,000
      2001                                  77,000

      Thereafter                            88,000

      Rent expense in 1997 and 1996, under all operating leases, was approximately $550,000 and $179,000, respectively.

      Collective bargaining agreement - Approximately 155 of Drew's approximately 255 employees are covered by a collective bargaining agreement with a union. The contract covering such employees is due to expire in May 1998.

      Litigation - In January 1998, a third party filed suit against the Company's Drew subsidiary alleging that it is due a fee of not less than $297,000 in connection with the Company's acquisition of Drew. Drew disputes this claim and the Company and Drew intends to vigorously defend this action. There are no other material legal proceedings pending against the Company.

10. Pension

      Drew has two noncontributory, defined benefit pension plans covering substantially all employees. Benefits under the plan covering nonunion employees are based on average monthly compensation and years of service. Benefits under the plan covering union employees are based on years of service. Drew's policy is to make contributions to the plans sufficient to meet minimum funding requirements. Effective September 3, 1997, Drew's non-union plan was frozen and no future benefits will accrue to participants in the plan. The net pension liability at December 31, 1997 reflects the result of these plan changes.

      A summary of the components of net periodic pension cost for the period from September 22, 1997 to December 31, 1997, included in discontinued operations - Drew is as follows:

      Service cost                     $     9,000
      Interest                              33,000
      Actual return on plan assets         (14,000)
      Amortization and deferral             (4,000)
                                       -----------
      Net pension cost                 $    24,000
                                       ===========

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

      The following table sets forth the funded status and amounts recognized in the Consolidated Balance Sheet as of December 31, 1997:

      Actuarial present value of benefit obligation:
               Vested benefit                                   $ 1,525,000
               Nonvested benefits                                    70,000
                                                                -----------
      Accumulated and projected benefit obligation                1,595,000
      Plan assets at fair market value                            1,056,000
                                                                -----------
      Accumulated benefit obligations in excess of
               plan assets                                          539,000
      Accrued pension cost                                      $   539,000

Significant assumptions used in the accounting for the defined benefit plans were as follows:

      Discount rate                                                    7.00%
      Expected long-term rate of return on assets                      8.25%

      The plans assets are invested in an annuity investment fund, certificates of deposit, insurance contracts and interest bearing cash accounts.

11. Other

      Other assets- Other noncurrent assets principally include patent costs of approximately $147,000 (net of related amortization of approximately $61,000).

      Costs of financings not completed- In the third quarter of 1997, the Company was able to secure more favorable acquisition financing and credit facility for its acquisition of Drew than it had originally expected. As a result, the Company elected not to complete a proposed acquisition financing and a proposed credit facility. Costs associated with such uncompleted financings of approximately $130,000 were charged to Interest and financing costs of discontinued operations in the year ended December 31, 1997.

      Charges to fourth quarter operations - Significant charges to operations in the fourth quarter of 1997 include: (i) approximately $175,000 for the estimated value of options granted to consultants in May and September 1997,
(ii) accrual of contractual management bonuses for three executives of approximately $75,000 (including $25,000 related to discontinued operations),
(iii) write off of approximately $75,000 of capitalized software costs no longer considered realizable (included in discontinued operations) and (iv) costs of approximately $235,000 related to a collaborative research effort (microvalve) and certain software development costs.

      Advertising expense - Advertising expense for Drew were approximately $125,000 for the period of inclusion of Drew in the Company's financial statements for 1997. Such costs are expensed as incurred.

      Significant customer - One customer accounts for approximately 11% of Drew's revenues for the year ended December 31, 1997. Significant customer information is not meaningful for the year ended December 31, 1996 due to the level of revenue and the discontinued operations.

12. Subsequent event - October 1998 Plan to Sell Drew

      On October 2, 1998, the Board of Directors of the Company approved a plan to dispose of the Company's interest in Drew (the "Plan"). Pursuant to the Plan, on October 23, 1998, the Company, entered into a Stock Purchase and Restructure Agreement between the Company and IMPLEO, LLC. ("IMPLEO") and sold 56.7% of the outstanding shares of its Drew subsidiary to IMPLEO in exchange for approximately $3,780,000 principal amount of the Company's 10%/13% Secured Convertible Notes ("Notes"). IMPLEO, which initially owned $5,000,000 principal amount of Notes, purchased the remaining $1,000,000 principal amount (plus accrued interest) of Notes on October 23, 1998, thereby making it the sole holder of the Notes. After this transaction, the remaining principal balance on the Convertible Notes will be approximately $2,220,000 plus an additional approximately $850,000 of accrued interest as of October 23, 1998. The Notes are secured by all of the assets of the

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

Company and are due in April 1999. IMPLEO now owns approximately 66.7% of the common stock of Drew. As a condition of the sale of the Drew shares to, and the redemption of the Notes from, IMPLEO, Michael Strauss, the Chairman, President and Chief Executive Officer of the Company, has become the Chief Executive Officer of Drew Corporation. Mr. Strauss is obliged to spend a defined amount of his time on the business of Drew. Mr. Strauss will continue to serve the Company as its Chairman, President and Chief Executive Officer and has entered into a new employment agreement with the Company which requires him to spend a defined amount of his time on the Company's business.

      Because the Company's intention is to divest itself of its entire interest in Drew pursuant to the Plan, the Company has accounted for Drew as a discontinued operation. Because the Company's 33.3% ownership position is viewed as temporary, the equity method of accounting will not be used for the Company's investment in Drew.

        The Company's redemption of approximately $3,780,000 of Notes and cancellation of certain related warrants will eliminate approximately 6.1 million shares of potential dilution to the BCAM common shareholders. This includes the elimination of potential dilution which would result from conversion of the Notes (approximately 5.5 million shares) and exercise of warrants to purchase approximately 1.3 million shares of BCAM common stock.

      The Company entered into a separate Purchase and Sale Agreement on October 23, 1998 with IMPLEO in which it agreed to promptly submit to its shareholders a proposal to sell the remaining 33.3% of Drew to IMPLEO in exchange for the cancellation of the then remaining principal amount of Notes together with accrued interest thereon (the "Second Sale").

      In connection with the sale and redemption transaction, the Company has been released from its guarantee of approximately $3.8 million of secured obligations of Drew to a bank.

      Separately, the Company, under the Plan, has reached agreement with the sellers of Drew to the Company in 1997 to: (i) cancel an employment contract and enter into a severance agreement with the former president of Drew, (ii) cancel approximately $200,000 of notes payable to the former owners of Drew, (iii) forgive certain purchase price adjustments due from the former owners of Drew and the assumption, by Drew, of certain contingent liabilities in connection with the Ulin & Holland litigation (such litigation is discussed in Note 9).

      The following summary shows the selected balance sheet information at December 31, 1997 and the results of operations for the period from September 23, 1997 (date of acquisition) to December 31, 1997 for Drew.

      Drew's assets consist principally of the following at December 31, 1997 (unaudited):

      Cash                             $   103,000
      Accounts receivable                1,584,000
      Inventory                          6,278,000
      Other current assets                 167,000
                                       -----------
           total current assets          8,132,000
      Property and equipment, net        2,838,000
      Deferred finance costs, net          786,000
      Goodwill                              21,000
      Other assets                         306,000
                                       -----------
           total assets                $12,083,000
                                       -----------

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

      Statement of operations data for Drew (unaudited):

                                                 From September 23 -
                                                  December 31, 1997
                                                  -----------------

Revenues                                             $ 3,800,000
                                                     -----------
Gross profit                                           1,601,000
                                                     -----------
Operating profit                                         115,000
                                                     -----------
Interest (expense), net                                 (104,000)
                                                     -----------
Income before corporate financing costs                    9,000
Acquisition financing charges:
  Interest and financing costs                          (376,000)
  Charge for beneficial conversion                    (1,754,000)
                                                     -----------
           Total                                      (2,130,000)
                                                     -----------
Net Loss                                             $(2,121,000)
                                                     ===========

Note 13. Subsequent Event - Bank Debt

      On December 10, 1998, Drew was notified by the commercial bank with which it has the Term loan and Revolving credit relationship described in Note 6 that such bank believes there is a "pending default" of such Term loan and Revolving credit. The commercial bank cites its view that there has been a "material adverse change" at Drew and that they anticipate violation of the debt service covenant at December 31, 1998 when Drew's financial statements for the year ended December 31, 1998 are prepared. Drew is discussing this matter with the commercial bank.

                               Intentionally Blank

                            BCAM International, Inc.
                Condensed Consolidated Balance Sheet (Unaudited)
                               September 30, 1998

Assets
Current assets:
   Cash and cash equivalents                                       $    982,000
   Prepaid expenses and other current assets                             52,000
   Assets of discontinued operations - Drew                          12,654,000
                                                                   ------------
Total current assets                                                 13,688,000

Other assets                                                            235,000
                                                                   ------------
Total assets                                                       $ 13,923,000
                                                                   ============

Liabilities and shareholders' equity
Current liabilities:
   Current portion of long term debt                               $    300,000
   Accounts payable                                                     244,000
   Accrued expenses and other current liabilities                       242,000
   Liabilities of discontinued operations - Drew:
        Convertible Notes and accrued interest, net
         of discount                                                  6,678,000
        Bank and other subsidiary debt                                4,414,000
        Accounts payable, accruals and all other
         current                                                      2,106,000
        Minority interest                                               587,000
   Liabilities of discontinued operations - HCAD and
      ECSD                                                              131,000
                                                                   ------------
Total current liabilities                                            14,702,000
                                                                   ------------

Other non-current liabilities
Commitments and contingencies
Shareholders' equity
   Acquisition preferred stock, par value $.01 per share:
      750,000 shares authorized, none issued                                 --
   Preferred stock, 2,000,000 shares authorized, none
      issued                                                                 --
   Common stock, par value $.01 per share; authorized 65,000,000 shares, 21,754,471 shares issued and 20,991,289
      shares outstanding                                                218,000
   Paid-in surplus                                                   30,015,000
   Deficit                                                          (30,113,000)
                                                                   ------------
                                                                        120,000
   Less 763,182 treasury shares                                        (899,000)
                                                                   ------------
                                                                       (779,000)
                                                                   ------------
Total liabilities and shareholders' equity                         $ 13,923,000
                                                                   ============

See accompanying notes

                            BCAM International, Inc.
           Condensed Consolidated Statements of Operations (Unaudited)

                                                  Three months ended              Nine months ended
                                                     September 30,                  September 30,
                                             ----------------------------    ----------------------------
                                                 1998            1997            1998            1997
                                             ------------    ------------    ------------    ------------
License Revenue                              $          0    $          0    $      2,000    $     19,000
                                             ------------    ------------    ------------    ------------

Costs and expenses:
  Selling, general and administrative             522,000         419,000       1,438,000       1,476,000
  Charge for compensatory element of
      1997 options approved in 1998                     0               0         858,000               0
  Research & development                          128,000          23,000         393,000          51,000
                                             ------------    ------------    ------------    ------------
     Loss from operations                        (650,000)       (442,000)     (2,687,000)     (1,508,000)
                                             ------------    ------------    ------------    ------------
Other income (expense)
   Interest and financing costs                         0          (1,000)              0          (3,000)
   Interest income                                 18,000           4,000          49,000          18,000
                                             ------------    ------------    ------------    ------------
       Other income (expense)                      18,000           3,000          49,000          15,000
                                             ------------    ------------    ------------    ------------
Minority interests charge for beneficial
   subsidiaries preferred stock conversion              0        (788,000)              0        (788,000)
                                             ------------    ------------    ------------    ------------
Loss from continuing operations              $   (632,000)   $ (1,227,000)   $ (2,638,000)   $ (2,281,000)
                                             ------------    ------------    ------------    ------------

Discontinued operations - Drew                 (1,916,000)       (385,000)     (6,883,000)       (385,000)
Discontinued operations - HCAD
  and ECSD, including estimated
  loss on disposal of HCAD of
  approximately $250,000 in 1998                        0        (321,000)       (803,000)       (176,000)
                                             ------------    ------------    ------------    ------------

Loss before extraordinary item               $ (2,548,000)   $ (1,933,000)   $(10,324,000)   $ (2,842,000)
                                             ------------    ------------    ------------    ------------

Extraordinary item - charge for
    April 1998 restructure of debt                      0               0        (552,000)              0
                                             ------------    ------------    ------------    ------------
Net Loss                                     $ (2,548,000)   $ (1,933,000)   $(10,876,000)   $ (2,842,000)
                                             ------------    ------------    ------------    ------------

Net loss per share:
   Continuing operations                     $       0.03    $       0.08    $       0.13    $       0.15
   Discontinued operations                   $       0.09    $       0.04    $       0.39    $       0.03
                                             ------------    ------------    ------------    ------------
      Loss per share before extraordinary    $       0.12    $       0.12    $       0.52    $       0.18
   Extraordinary item                        $          0    $          0    $       0.03    $         --
                                             ------------    ------------    ------------    ------------
   Net loss                                  $       0.12    $       0.12    $       0.55    $       0.18
                                             ------------    ------------    ------------    ------------

Weighted average number of common
   shares outstanding                          20,790,000      16,052,000      19,650,000      15,807,000
                                             ============    ============    ============    ============

See accompanying notes

                            BCAM International, Inc.
           Condensed Consolidated Statements of Cash Flows (Unaudited)

                                                                Nine months ended
                                                                  September 30
                                                          ----------------------------
                                                               1998            1997
                                                          ------------     -----------
Operating activities
Net loss                                                  $(10,876,000)   $ (2,842,000)
Adjustments to reconcile net loss to net cash used in
  operating activities
     Depreciation and amortization                             281,000          82,000
     Amortization of unamortized charge for beneficial
      debt conversion                                        4,509,000         175,000
     Amortization of deferred finance cost and debt
      discount                                                 413,000          17,000
     Write-off of deferred finance cost and debt
      discount                                               1,651,000               0
     Compensation charge for stock options including
      $286,000 Related to discontinued operations            1,144,000               0
     Interest paid in kind                                     795,000               0
     Non-cash minority interest charge (benefit)               (35,000)        788,000
     Extraordinary item                                        552,000               0
     Changes in operating assets and liabilities:
      Accounts receivable                                     (291,000)         33,000
      Inventory                                               (403,000)        (43,000)
      All other current assets                                 202,000         (10,000)
      Accounts payable, accrued expenses, current
      liabilities, other                                       (12,000)        553,000
      All other, net                                          (100,000)              0
                                                          ------------    ------------
Net cash (used in) operating activities                     (2,170,000)     (1,247,000)
                                                          ------------    ------------
Investing activities
Cash paid for purchase of shares of Drew                             0      (3,882,000)
Cash paid for costs to acquire Drew                            (86,000)       (475,000)
Purchase of equipment and software technology                 (250,000)       (207,000)
                                                          ------------    ------------
Net cash (used in) provided by investing activities           (336,000)     (4,564,000)
                                                          ------------    ------------
Financing activities
Proceeds from sale of common stock                           2,000,000       1,075,000
Proceeds from sale of convertible preferred stock of
   subsidiary                                                        0       1,200,000
Proceeds from sale of 10%/13% Convertible Notes and
   Warrants                                                          0       6,000,000
Proceeds, net of new bank financing arrangement at Drew              0       1,135,000
Proceeds from exercise of options and warrants                  65,000               0
Payment of existing debentures due to former Drew
   shareholders                                                      0        (845,000)
Proceeds from short term debt                                        0         450,000
Payment of notes payable and long term debt                   (182,000)              0
Drawdown (payment) of revolving credit agreement               311,000         250,000
Payment of stock registration and issuance costs              (300,000)       (668,000)
Other                                                                0          47,000
                                                          ------------    ------------
Net cash provided by financing activities                    1,894,000       8,644,000
                                                          ------------    ------------
(Decrease) increase in cash and cash equivalents              (612,000)      2,833,000
Cash and cash equivalents at beginning of period             1,594,000         464,000
                                                          ------------    ------------
Cash and cash equivalents at end of period                $    982,000    $  3,297,000
                                                          ============    ============

See accompanying notes

                    BCAM International Inc. and subsidiaries
            Condensed Consolidated Statement of Shareholders' Equity

                                                                                                   Unamortized
                                                        Common Stock $.01 par                       Charge for
                                                                value                Paid-in      Beneficial Debt
                                                      Shares            Amount       Surplus        Conversion
                                                    -------------------------------------------------------------
Balance at January 1, 1998                          18,171,641      $    182,000   $ 26,338,000    $ (4,290,000)
                                                    -----------------------------------------------------------
Conversion of subsidiary preferred stock
   into common stock of the Company                  1,066,585            11,000        607,000              --
Additional beneficial debt conversion from
   March 1998 payment-in-kind                               --                --        219,000        (219,000)
Amortization of beneficial debt conversion                  --                --             --       4,509,000
Record compensation for stock options
   Issued in 1997 and approved in 1998                      --                --      1,144,000              --
Exercise of Class AA Warrants                          100,000             1,000         64,000              --
April 1998 offering of common stock
   (subject to  "repricing"-See (a) below
    and Note 5 and Item 5) and warrants (a)          1,980,198            20,000      1,980,000              --
Stock offering and registration costs                       --                --       (252,000)             --
Warrants forfeited in debt restructure                      --                --       (281,000)             --
Issuance of warrants to consultant                          --                --        200,000              --
Shares issued in first "repricing" increment of
   April 1998 offering in August 1998                  436,047             4,000         (4,000)             --
Net loss                                                    --                --             --              --
                                                    -----------------------------------------------------------
Balance at September 30, 1998                       21,754,471(a)   $    218,000   $ 30,015,000    $         --
                                                    ===========================================================

                                                                                    Treasury
                                                    Deficit         Subtotal          Stock           Total
                                                  ------------------------------------------------------------
Balance at January 1, 1998                        $(19,237,000)   $  2,993,000    $   (899,000)   $  2,094,000
                                                  ------------------------------------------------------------
Conversion of subsidiary preferred stock
   into common stock of the Company                         --         618,000              --         618,000
Additional beneficial debt conversion from
   March 1998 payment-in-kind                               --              --              --              --
Amortization of beneficial debt conversion                  --       4,509,000              --       4,509,000
Record compensation for stock options
   Issued in 1997 and approved in 1998                      --       1,144,000              --       1,144,000
Exercise of Class AA Warrants                               --          65,000              --          65,000
April 1998 offering of common stock
   (subject to  "repricing"-See (a) below
    and Note 5 and Item 5) and warrants (a)                 --       2,000,000              --       2,000,000
Stock offering and registration costs                       --        (252,000)             --        (252,000)
Warrants forfeited in debt restructure                      --        (281,000)             --        (281,000)
Issuance of warrants to consultant                          --         200,000              --         200,000
Shares issued in first "repricing" increment of
   April 1998 offering in August 1998                       --              --              --              --
Net loss                                           (10,876,000)    (10,876,000)             --     (10,876,000)
                                                  ------------------------------------------------------------
Balance at September 30, 1998                      (30,113,000)        120,000    $   (899,000)       (779,000)
                                                  ============================================================

(a) Excludes additional shares issuable, without additional consideration, pursuant to "repricing" provisions of the April 1998 offering of common stock and warrants.

                    BCAM International, Inc. and Subsidiaries

              Notes to Condensed Consolidated Financial Statements
                                   (Unaudited)

                               September 30, 1998

1. Basis of Presentation

      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included.

      Financial position at September 30, 1998 and results of operations for the three and nine month periods ended September 30, 1998 include the financial position and results of operations of Drew Corporation ("Drew") as a discontinued operation with a "measurement date" of October 2, 1998. Drew has been owned by the Company since September 22, 1997 (see Note 3) and the results of operations for the three and nine months ended September 30, 1997 partially reflect the results of Drew (because the period before September 22, 1997 precedes the acquisition of Drew). Results of operations for the three and nine month period ended September 30, 1997 have been restated to reflect, as discontinued operations, Drew as well as the Company's Ergonomic Consulting Services Division ("ECSD") and HumanCAD Systems Operations ("HCAD").

      Results of operations for the three and nine month period ended September 30, 1998 are not necessarily indicative of results of operations to be expected for the year ending December 31, 1998.

      For further information, refer to the audited consolidated financial statements and related notes thereto of the Company (at December 31, 1997 and for the two year periods then ended) and the audited statements of operations and cash flows of Drew (for the period from January 1, 1997 to September 22, 1997 and for the year ended December 31, 1996) included in the Company's annual report on Form 10-KSB for the year ended December 31, 1997 and the Form 8-K filed by the Company on November 6, 1998.

2. Description of Business and Principles of Consolidation

      BCAM International, Inc. and subsidiaries (the "Company") has been primarily a software, technology and consulting company, specializing in providing ergonomic solutions (human factors engineering) to individuals, corporations and government. Through a series of actions over the past year, including the acquisition of Drew and subsequent disposition of approximately 66.7% of Drew and certain other restructuring activities, the Company is now a technology company focused on commercializing its Intelligent Surface Technology ("IST") and completing the development of its proprietary "microvalve" technology.

      The acquisition and restructuring activity has included the following. On September 22, 1997, the Company acquired Drew Shoe Corporation ("Drew") as described in Note 5 to the audited Consolidated Financial Statements of the Company as of and for the two years ended December 31, 1997. In December 1997 the Board of Directors of the Company decided to sell the operations of ECSD due to the inability of that business to generate operating profits for the Company. In February 1998, the Board of Directors of the Company decided to discontinue the operations of HCAD as a result of the lack of available financing, on acceptable terms to the Company, to further the necessary business development activities of that division. In April 1998 the Company granted a 10% interest in the common stock of Drew (in addition to 10% of BCAM Technologies, Inc.) to the holders of the Company's 10%13% Convertible Notes. In October 1998, the Company sold 56.7% of Drew to the holder of the 10%/13% Convertible Notes and agreed to sell its remaining 33.3% interest in the common stock of Drew subject to shareholders approval.

      The consolidated financial statements include the accounts of BCAM International, Inc. and its subsidiaries, BCAM Technologies, Inc. (principally IST and related technologies).

                    BCAM International, Inc. and subsidiaries
              Notes to Condensed Consolidated Financial Statements
                               September 30, 1998
                                   (unaudited)

3. October 1998 Plan to Sell Drew -

        On October 2, 1998, the Board of Directors approved a plan to dispose of the Company's interest in Drew (the "Plan"). Pursuant to the Plan, on October 23, 1998, the Company, entered into a Stock Purchase and Restructure Agreement between the Company and IMPLEO, LLC. ("IMPLEO") and sold 56.7% of the outstanding shares of its Drew subsidiary to IMPLEO in exchange for approximately $3,780,000 principal amount of the Company's 10%/13% Secured Convertible Notes ("Notes"). IMPLEO, which initially owned $5,000,000 principal amount of Notes, purchased the remaining $1,000,000 principal amount (plus accrued interest) of Notes, thereby making it the sole holder of the Notes. After this transaction, the remaining principal balance on the Convertible Notes will be approximately $2,220,000 plus an additional approximately $850,000 of accrued interest as of October 23, 1998. The Notes are secured by all of the assets of the Company and are due in April 1999. IMPLEO now owns approximately 66.7% of the common stock of Drew. As a condition of the sale of the Drew shares to, and the redemption of the Notes from, IMPLEO, Michael Strauss, the Chairman, President and Chief Executive Officer of the Company, has become the Chief Executive Officer of Drew. Mr. Strauss is obliged to spend a defined amount of his time on the business of Drew. Mr. Strauss will continue to serve the Company as its Chairman, President and Chief Executive Officer and has agreed to enter into a new employment agreement with the Company.

        The Company's redemption of approximately $3,780,000 of Notes and cancellation of certain related warrants will eliminate approximately 6.8 million shares of potential dilution to the BCAM common shareholders. This includes the elimination of potential dilution which would result from conversion of the Notes (approximately 5.5 million shares) and exercise of warrants to purchase approximately 1.3 million shares of BCAM common stock.

      In connection with the Stock Purchase and Restructure Agreement, the Company and IMPLEO entered into a Second Amendment to the September 1997 Note Purchase agreement which eliminates the requirement for IMPLEO to have representation of 25% or more on the Company's Board of Directors, among other matters. The Company, Drew and IMPLEO have entered into a shareholders agreement relative to certain matters including disposition of shares and additional investments in Drew.

      The Company has entered into a separate Purchase and Sale Agreement with IMPLEO in which it agreed to promptly submit to its shareholders a proposal to sell the remaining 33.3% of Drew Shoe Corporation to IMPLEO in exchange for the cancellation of the then remaining principal amount of Notes together with accrued interest thereon (the "Second Sale"). If the BCAM shareholders approve the proposal to sell the remaining 33.3% of Drew common stock, an aggregate of approximately 10.75 million potentially dilutive securities will be eliminated.

      IMPLEO is an affiliate of Wexford Management, LLP.

      In connection with the sale and redemption transaction, the Company has been released from its guarantee of approximately $3.8 million of secured obligations of Drew to a bank.

      Separately, the Company, under the Plan, has reached agreement with the sellers of Drew to the Company in 1997 to: (i) cancel an employment contract and enter into a severance agreement with the former president of Drew, (ii) cancel approximately $200,000 of notes payable to the former owners of Drew, (iii) forgive certain purchase price adjustments due from the former owners of Drew and the assumption, by Drew, of certain contingent liabilities in connection with the Ulin & Holland litigation (such litigation is discussed in Item 3 of Form 10-KSB for the year ended December 31, 1997).

      Because the Company's intention is to divest itself of its entire interest in Drew pursuant to the Plan, the Company has accounted for Drew as a discontinued operation. Because the Company's 33.3% ownership position is viewed as temporary, the equity method of accounting is not appropriate for the Company's investment in Drew.

      The Company had originally acquired all of the outstanding Common Stock of Drew on September 22,

                    BCAM International, Inc. and subsidiaries
              Notes to Condensed Consolidated Financial Statements
                               September 30, 1998
                                   (unaudited)

1997 for approximately $4.7 million plus the assumption of liabilities. Drew is a designer, manufacturer, marketer and distributor of medical footwear headquartered in Lancaster, Ohio. The Company had accounted for its acquisition of Drew under the purchase method of accounting. Under such method, the purchase price paid plus costs of the acquisition were allocated to the assets and liabilities of Drew based on the estimated fair value of assets and liabilities acquired. The purchase price allocation was completed in September 1998 and the remaining amount, approximately $422,000, was allocated to goodwill. The results of operations of Drew had been consolidated with the Company's operations beginning on September 22, 1997.

      The following summary shows the unaudited selected balance sheet information at September 30, 1998 and the unaudited results of operations for the three and nine month period ended September 30, 1998 and for the period from September 22, 1997 (date of acquisition) to September 30, 1997 for Drew.

      Drew's assets consist principally of the following at September 30, 1998 (unaudited):

Cash                                        $        --
Accounts receivable                           1,875,000
Inventory                                     6,681,000
Other current assets                            205,000
                                            -----------
     total current assets                     8,761,000
Property and equipment, net                   3,057,000
Deferred finance costs, net                     252,000
Goodwill                                        422,000
Other assets                                    162,000
                                            -----------
     Total assets                           $12,654,000
                                            -----------

      Statement of operations data for Drew (unaudited):

                                      Three months     Nine Months
                                          ended            ended            From
                                      September 30,    September 30,      September
                                          1998             1998          22-30, 1997
                                          ----             ----          -----------
Revenues                              $  3,578,000     $ 11,643,000     $    353,000
                                      ------------     ------------     ------------
Gross profit                             1,398,000        4,931,000          125,000
                                      ------------     ------------     ------------
Operating profit                           (10,000)         708,000          (13,000)
                                      ------------     ------------     ------------
Other income (expense):
   Interest and financing costs           (354,000)      (1,279,000)        (197,000)
   Charge for beneficial conversion     (1,579,000)      (4,663,000)        (179,000)
   Write off of discount and costs              --       (1,651,000)               0
    Interest income                         15,000           37,000            3,000
                                      ------------     ------------     ------------
           Total                        (1,918,000)      (7,556,000)        (373,000)
                                      ------------     ------------     ------------
Loss before minority interest         $ (1,928,000)    $ (6,848,000)    $   (386,000)

Minority interest                           12,000          (35,000)               0
                                      ------------     ------------     ------------
Net loss                                (1,916,000)      (6,883,000)        (386,000)
                                      ------------     ------------     ------------

         In December 1998, Drew was notified by the commercial bank with which it has the Term loan and Revolving credit relationship described in Note 6 that such bank believes there is a "pending default" of such Term loan and Revolving credit. The commercial bank cites its view that there has been a "material adverse change" at

                    BCAM International, Inc. and subsidiaries
              Notes to Condensed Consolidated Financial Statements
                               September 30, 1998
                                   (unaudited)

Drew and that they anticipate violation of the debt service covenant at December 31, 1998. Drew is discussing this matter with the commercial bank.

4. Long Term Debt and Convertible Notes

      Secured 10%/13% Convertible Notes and Warrants (see also Note 3. October 1998 Plan to Sell Drew) - In order to fund the acquisition of Drew and provide working capital to the Company, on September 19, 1997, the Company issued convertible notes (the "Convertible Notes"), and Non-Redeemable Class DD Warrants, in the aggregate amount of $6,000,000. The Convertible Notes bear an interest rate of 10%, payable semi-annually, but the Company, at its discretion, may pay interest in the form of additional Convertible Notes ("payment in kind") in which case the annual interest rate becomes 13% with semi-annual compounding. On March 19, 1998 and on September 19, 1998, the Company elected to make the semiannual interest payment in kind. As such, the Company increased the related obligation under the Convertible Notes to $6,805,350.

      The Convertible Notes are due, as amended, on April 16, 1999, unless at any time after September 19, 1998 they are converted, as amended, at $.78 per share, into 8,192,308 shares of Common Stock of the Company (subject to antidilution provisions).

      On April 14, 1998, the noteholders and the Company entered into the First Amendment of the Note Purchase Agreement (together with a Stock Pledge Agreement and Security Agreement) in order to restructure the obligation. The key elements of the restructuring are as follows: (1) waiving of the Company's violations of the financial covenants at December 31, 1997 (as well as certain other breaches of the agreement), (2) eliminating the financial covenants through April 16, 1999, (3) securing the obligation with a pledge of all of the assets of the Company (excluding the assets of Drew which are already pledged to a bank), including the stock of the Company's subsidiaries, (4) accelerating the maturity date for the obligation from September 19, 2002 to April 16, 1999, (5) cancellation of Class DD warrants to purchase 400,000 shares of common stock of the Company, (6) issuance to the holders a total of 10% of the common shares of the Company's subsidiaries Drew and BCAM Technologies, Inc. As a result of the restructuring, the Company has a significant capital requirement to repay this obligation ($6,805,350 including interest "paid in kind" on March 19, 1998 and September 19, 1998, respectively, and before additional interest payments in cash or in kind subsequent to that date) in approximately six months or face default and foreclosure on the security. The Company's intention has been to refinance or otherwise restructure this obligation prior to its maturity.

      During the second quarter of 1998 the Company reflected an aggregate of approximately $2.5 million of charges to operations and/or stockholders' equity in connection with the restructuring of the debt. Such charges included: (i) approximately $1,651,000 to write-off interest and finance costs as further described in the second following paragraph, (ii) approximately $552,000 charged to extraordinary item representing the approximate value of the 10% interest in subsidiaries given up and (iii) approximately $281,000 charged to stockholders' equity representing the unamortized portion of the amounts assigned to the value of the 400,000 Class DD warrants given up by the holders of the Convertible Notes.

      As discussed in Note 3 above, on October 23, 1998, the Company agreed with the holders of the Convertible Notes to redeem $3,780,000 principal amounts of Convertible Notes in exchange for 56.7% of the common stock of Drew. Further, the parties agreed that the remaining approximately $2,220,000 principal amount of Convertible Notes together with accrued interest would be redeemed in exchange for the remaining 33.3% of the common stock of Drew owned by the Company, after receipt of shareholder approval. Should the shareholders not approve such transaction, it is unlikely that the Company would be able to refinance the remaining secured Notes and therefore IMPLEO would be in a position to foreclose on all of the assets of the Company. See Note 3 and Form 8-K filed on November 6, 1998 for further information.

      The Company originally allocated approximately $1,872,000 of the $6,000,000 received from the sale of the Convertible Notes and Warrants as the estimated value of the detachable warrants issued in connection with the Convertible Notes resulting in a discount to the value assigned to the Convertible Notes. Additionally, the Company originally recorded approximately $825,000 in deferred financing costs in connection with the issuance of the

                    BCAM International, Inc. and subsidiaries
              Notes to Condensed Consolidated Financial Statements
                               September 30, 1998
                                   (unaudited)

Convertible Notes. The $1,872,000 in debt discount and $825,000 of deferred finance costs were being charged to interest and financing costs over the 60 month term of the Convertible Notes. As discussed above, in April 1998, the Company and the holders of the Convertible Notes agreed to shorten the maturity of the Convertible Notes from September 2002 to April 1999. Under generally accepted accounting principles the Company recorded a charge to interest and financing costs in the second quarter of 1998 for the amortization of this discount and these costs that would have occurred during the 41 months that have been shortened from the original maturity ($1,651,000).

      Remaining debt discount and deferred financing costs in connection with the transaction are being amortized over the remaining term of the Convertible Notes.

      The market value of the Company's common stock on the NASDAQ SmallCap market on September 19, 1997 was approximately $1.50, approximately $1.25 at March 19, 1998 and approximately $0.25 at September 19, 1998 (when additional Convertible Notes were issued as payment in kind for interest). The Company's common stock has since been "delisted" from the NASDAQ Small Cap Market.

      In response to positions recently taken by the Securities and Exchange Commission, Emerging Issues Task Force Statement D-60 has been issued. Statement D-60 requires certain accounting for securities issued which are convertible into common stock at a value which is "beneficial" at the date of issuance (such as the Convertible Notes discussed above). This accounting requires that the beneficial value be charged to operations (based upon the traded market price, without discount, compared to the conversion price) in the case of a convertible note over a period reflecting the shortest period in which the investor has to exercise and under the most favorable terms to the investor. As such, the Company has charged approximately $5,925,000 at September 19, 1997, an additional $219,000 at March 19, 1998 and no additional charge at September 30, 1998, to Unamortized Charge for Beneficial Debt Conversion in the shareholders' equity section of its Condensed Consolidated Balance Sheet. Such amounts represent the value of the beneficial debt conversion feature of the Convertible Notes measured at the date of issuance in September 1997 and for the payment in kind in March 1998. These amounts are being charged to Interest and financing costs in the Condensed Consolidated Statements of Operations at the rate, as adjusted for the March 1998 payment in kind, of approximately $1,600,000 per quarter until September 19, 1998. This charge to operations is considered a non-recurring charge in the preparation of the summary pro-forma data contained in Note 3.

      Secured bank debt (see also Note 3. October 1998 Plan to Sell Drew) - Simultaneously with the acquisition of Drew, the Company through its wholly-owned subsidiary, Drew, entered into a credit facility with a commercial bank consisting of: (i) a revolving line of credit ("revolver") which is based upon agreed upon percentages of accounts receivable and inventory and (ii) a term loan of $1,000,000. As of June 30, 1998, Drew had outstanding borrowings of approximately $2,929,000 under the revolver.

      The revolving line of credit matures on September 30, 1999, and calls for current payments of interest at a rate of prime plus 1.5% (9.5 % at September 30, 1998). The term loan portion of the credit facility also bears an interest rate of prime plus 1.5% (9.5 % at September 30, 1998) and is payable in monthly principal installments of $11,905, plus interest, through September 30, 2000 with a payment due at that time of $583,000. Both the revolving line of credit and term loan may be used for general working capital purposes and are guaranteed by the Company. The credit facility with this bank, as amended on May 14, 1998, requires Drew to maintain compliance with certain financial covenants, principally net worth and cash interest coverage, and contains restrictions on the transfer of cash to the Company.

      Costs incurred in connection with the bank term loan and revolving credit totaling approximately $75,000, are included in Deferred finance cost and are being amortized to Interest and financing cost using the effective interest method over a two year period.

                    BCAM International, Inc. and subsidiaries
              Notes to Condensed Consolidated Financial Statements
                               September 30, 1998
                                   (unaudited)

      At September 30, 1998, including the debt of Drew, long term debt consists of the following:

      10%/13% Convertible Notes,  $6,805,000 (including
      interest paid in kind), net of approximately $127,000
      of unamortized debt discount, with interest
      payable on March 19 and September 19, due
      April 16, 1999 unless earlier converted                         $6,678,000

      Revolving credit arrangement of Drew with a bank,
      payable on September 30, 1999, bearing
      interest at prime plus 1.5 %                                     2,929,000

      Term Loan agreement of Drew with a bank, bearing
      interest at prime plus 1.5% payable in monthly
      principal installments of $11,905 plus interest
      through September 30, 2000 when the final
      payment of $583,000 is due.                                        857,000

      Notes payable to sellers of Drew bearing interest at 8%,
      with monthly payments of principal aggregating $8,333
      plus interest and balloon payments aggregating $200,000 on
      September 19, 1999                                                 300,000

      All other, principally Drew                                        628,000
                                                                      ----------
            Total long term debt, considered current                  11,392,000
                                                                      ----------

      In connection with the sale of 56.7% of the common stock of Drew and the redemption of $3,780,000 of 10%/13% Convertible Notes in October 1998, the Company was released from its guarantee of the term loan and revolving credit obligations of Drew. Additionally, the Company has been released from liability for the $200,000 balloon payment to the sellers of Drew due on September 19, 1999. See Note 3.

      In December 1998, Drew was notified by the commercial bank with which it has the Term loan and Revolving credit relationship described above that such bank believes there is a "pending default" of such Term loan and Revolving credit. The commercial bank cites its view that there has been a "material adverse change" at Drew and they anticipate violation of the debt service covenant at December 31, 1998. Drew is discussing this matter with the commercial bank.

5. Private Placements during the nine months ended September 30, 1998 and 1997

      1998 Private placement of common shares and warrants - On April 22, 1998, the Company completed a private offering of its common stock and warrants. The offering raised aggregate proceeds of $2,000,000 for the purchase of 1,980,198 shares of common stock of the Company, subject to increase for "repricing" discussed below, and warrants to purchase 250,000 shares of common stock at $2.05 for three years by six accredited investors. The Company has agreed to, and in August 1998, did register such shares for resale by the investors.

      The number of shares issuable to these investors will be "repriced" pursuant to a schedule initially in four $300,000 increments and then in four $200,000 increments on eight occasions commencing with the effectiveness of a registration statement covering the shares and again 60 days later and then in 30 day intervals. On such dates, the investor would receive the additional number of shares, if any, that result from the difference between the number of shares actually issued and the number of shares which would have been issued using a 23% discount to the market price, as defined, at that time. The operation of this provision could result in a significantly greater number of shares

                    BCAM International, Inc. and subsidiaries
              Notes to Condensed Consolidated Financial Statements
                               September 30, 1998
                                   (unaudited)

being issued. For example, the first repricing increment of $300,000 in August 1998 results in the issuance of approximately 436,000 shares in addition to the 297,030 shares originally issued for this portion of the $2,000,000 placement. The scheduled "repricing" on the second occasion, October 1998, would result in the issuance of an additional approximately 1,480,879 shares in addition to the 297,030 originally issued for this portion of the $2,000,000 placement. Significant additional shares may be required to be issued in connection with future repricings. The Company has agreed not to issue certain financings and has agreed to pay a placement agent a 6.5% fee in connection with the transaction. The investors in the private offering have certain registration rights which were initially satisfied by the effectiveness of a registration statement covering 4,000,000 share of common stock on August 13, 1998. The investors have certain ongoing rights relative to the registration of additional shares that result from "repricings". The Company is not currently in compliance with such requirement and may be unable to satisfy such requirement. Such penalties could be very material.

      In December 1998, the Company and the investors reached agreement to restructure the "repricing" provisions and waive penalties described in the prior paragraph. Under the December 1998 amendment, the investors agree that the original $2,000,000 placement will be "repriced", at the holders option, in new increments of up to $250,000 per month commencing in January 1999. Repricings would be based on a 27% discount from an average bid price of the common stock of the Company. Repricings would be subject to a maximum of $0.75 per share resulting in the issuance of approximately 686,469 shares effective December 24, 1998. Amounts not "repriced" at a scheduled repricing date will be carried over to the next month. An aggregate 2,259,827 shares were issued in January 1999 to reflect the December 1998 restructure and the "repricing" of $190,000 of the first $250,000 increment elected by the investors. The remaining $1,810,000 that is yet to be "repriced" could result in very significant additional share increases.

      1997 Sale of common stock and warrants of the Company - In January 1997, the Company commenced an offering and ultimately sold 1,075,000 equity units (each consisting of one share of the Company's common stock and one non-redeemable Class AA warrant) for $1,075,000. The Class AA warrants, as amended, entitle the holder to purchase one share of the Company's Common Stock at $0.65 per share until March 31, 2002. In April 1998, warrants to purchase 100,000 shares of common stock were exercised by the holders.

      1997 Sale of Convertible Preferred Stock of Subsidiary - On July 22, 1997, September 8 and September 18, 1997, BCA Services, Inc. ("BCA"), previously wholly-owned by the Company, sold 120 shares of BCA's Convertible Preferred Stock (the "Preferred Stock") for an aggregate consideration of $1,200,000 in two private offerings to accredited investors.

      Between November 1997 and March 1998, the Preferred Stock was converted into 1,772,811 shares of the Company's common stock at a price, pursuant to a formula, that averaged approximately $0.68.

      In addition, for 100 of the shares of Preferred Stock sold, the Company issued Non-Redeemable Class BB Warrants to purchase 50,000 shares of common stock at $0.72 per share. For 20 shares of Preferred Stock sold, the Company issued Non-Redeemable Class CC Warrants to purchase 10,000 shares of common stock at $1.03 per share. The Class BB and CC Warrants have a term of five years and the underlying common stock has been registered by the Company.

      The two private placements of BCA Preferred Stock were made with the assistance of a placement agent. The placement agent charged a commission of 8% in fees and 2% in expenses, plus warrants to purchase 50,000 shares of common stock of the Company at approximately $0.72 per share for five years, for the first offering ($1,000,000). The placement agent charged 6% in fees and no warrants for the second offering ($200,000).

      See Note 6 for a discussion of certain accounting treatment called for by Emerging Issues Task Force Statement D-60. Because the Preferred Stock issued is that of a subsidiary, but is convertible into shares of the Company, the Company had recorded the Preferred Stock of the subsidiary as "Minority interest" in the consolidated financial statements until its conversion into common stock of the Company. The "beneficial" conversion feature, therefore, has been charged to Minority interests (approximately $788,000) in the accompanying Consolidated Statement of Operations.

                    BCAM International, Inc. and subsidiaries
              Notes to Condensed Consolidated Financial Statements
                               September 30, 1998
                                   (unaudited)

6. Other Discontinued Operations

      Ergonomic Consulting Services Division - In December 1997, the Board of Directors of the Company approved a plan to sell the operations of its Ergonomic Consulting Services Division ("ECSD"). ECSD has not generated operating profits and is no longer considered a core asset in light of the Company's current strategy. The plan of disposition involved finding a strategic buyer who would take over the Company's contractual commitments (some of which are long-term) to consulting division customers and liquidating the remaining assets through collection (with respect to receivables) or sale or disposal (with respect to furniture and equipment). On February 9, 1998, the Company closed on the sale of the revenue contract rights and transfer of the obligations for certain related personnel of the ECSD to a third party. Terms of the sale call for the payment of a portion of future revenues of the contracts sold as well as a portion of certain follow-on work, or referrals for work provided by the Company. At September 30, 1998, assets and liabilities of the ECSD were not material. The operations of the ECSD from January 1, 1998 through disposal on February 9, 1998 did not generate a loss. Approximately $50,000 was accrued in the December 31, 1997 financial statements as a loss on disposal representing management's estimate of the write-off of furniture and equipment and accrual of certain lease costs. Management believes that the $50,000 accrual recorded in December 1997 continues to be adequate at September 30, 1998. There was no material severance paid in connection with the discontinuance of the ECSD.

      HumanCAD Systems Operations - During late February 1998, as a result of specific events at the time, the Board of Directors of the Company approved a plan to seek alternative value for the HumanCAD Systems operations ("HCAD") by
(i) initially reducing the activity, (ii) seeking a strategic or management buyer for the operation and, if necessary, (iii) closing the operation. In March HCAD was closed and it is currently being liquidated under the bankruptcy laws of Ontario, Canada, where it is based.

      In December 1997, the Company had reached agreement with a funding source to provide approximately $2.5 million for development and marketing of the Company's existing and planned HCAD ergonomic modeling software products. In January 1998, the Company commenced executing the business plan contemplated by the financing, but in late February 1998 the funding source advised the Company that they were no longer willing to go forward with the planned financing. The Company continues to seek a strategic or possible management buyer for HCAD.

      The measurement date for the discontinuance is February 1998, at which time losses from January 1, 1998 through February 1998 have been recorded and a provision for discontinued operations (principally severance and non-cancelable lease costs) has been made. At September 30, 1998, assets of the HCAD were minimal and liabilities (excluding intercompany) were approximately $100,000 consisting principally of trade payables and accruals.

      Revenues and net loss for ECSD and HCAD discontinued operations are approximately the following for the nine months ended September 30, 1998 and 1997:

                                     1998              1997
                                  ---------         ---------
                  Revenues        $ 169,000         $ 399,000
                  Net Loss        $(803,000)        $(176,000)

7. Other

      Material subsequent events - See Note 3 regarding Drew.

      Extraordinary item and Minority Interest - In April 1998, the Company granted a 10% minority interest in its subsidiaries, Drew and BCAM Technologies, Inc. The granting of that minority interest is reflected as an extraordinary item in the accompanying Condensed Consolidated Statements of Operations. Minority interest in Drew is reflected in other liabilities of discontinued operations and in results from discontinued operations in the

                    BCAM International, Inc. and subsidiaries
              Notes to Condensed Consolidated Financial Statements
                               September 30, 1998
                                   (unaudited)

accompanying financial statements. The minority shareholders interest in the net income of Drew is reflected in the Condensed Consolidated Statements of Operations as part of loss from discontinued operations - Drew.

      Per share data - In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Standards ("SFAS") No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Net loss per share has been computed on the basis of the weighted average number of common shares outstanding. Common stock equivalents have been excluded because their effect is antidilutive.

      Income taxes - The Company accounts for income taxes in accordance with Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes". The Company has not reflected a benefit for income taxes in the accompanying Condensed Consolidated Statements of Operations for the three months and nine months ended September 30, 1998 and 1997, since the future availability of net operating loss carryforwards have been offset in full by valuation allowances in accordance with FASB Statement No. 109.

      Antidilution adjustments to 10%/13% Convertible Notes and Class B Warrants and Class E Warrants - Principally as a result of the 1998 Private Placement of common stock and warrants in April 1998, the Company believes that the antidilution provisions of the Convertible Notes and the Class B and Class E Warrants were triggered. The calculation of the revised amounts has been reflected in the amounts in Note 4. The effect on the Class B and E warrants was not significant enough to warrant adjustment. Any repricings of the April 1998 private placement which result in the issuance of additional common stock without further consideration discussed in Note 5 above would result in additional antidilution calculations.

      Expiration of Class B and Class E Warrants - On October 17, 1998, the Company's Class B Warrants and Class E Warrants expired according to their terms.

      Other - See Note 11 to Consolidated financial statements at December 31, 1997 regarding charges to fourth quarter operations in 1997.

                         Report of Independent Auditors

Shareholder of
Drew Shoe Corporation

We have audited the accompanying balance sheet of Drew Shoe Corporation, a wholly-owned subsidiary of BCAM International, Inc., as of December 31, 1997, and its statements of income and cash flows for the period from September 23, 1997 through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report dated March 13, 1998, the Company, as discussed in Note 7, has been notified by its bank of pending defaults under its loan agreements. This circumstance could potentially result in the Company being unable to pay its debt obligations.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Drew Shoe Corporation at December 31, 1997 and the results of its operations and its cash flows for the period from September 23, 1997 through December 31, 1997 in conformity with generally accepted accounting principles.


                                                      /s/ Ernst & Young LLP

March 13, 1998,
except for Note 6, as to which
the date is October 23, 1998
and Note 7, as to which the
date is December 10, 1998

                              Drew Shoe Corporation

                                  Balance Sheet

                                December 31, 1997

Assets
Current assets:
         Cash                                                    $    103,000
         Accounts receivable, less allowance of $134,000            1,584,000
         Inventories                                                6,278,000
         Prepaids and other current assets                            167,000
                                                                 ------------
Total current assets                                                8,132,000

Property, plant and equipment:
         Land                                                         138,000
         Buildings and improvements                                   688,000
         Machinery and equipment                                    2,111,000
                                                                 ------------
                                                                    2,937,000
         Accumulated depreciation                                     (99,000)
                                                                 ------------
         Property, plant and equipment, net                         2,838,000

         Due from Parent                                              250,000
         Other assets                                                 327,000
                                                                 ------------
         Total assets                                            $ 11,547,000
                                                                 ============
Liabilities and shareholder's equity
Current liabilities:
         Accounts payable                                        $    727,000
         Accrued wages and commissions                                404,000
         Other accrued liabilities                                    875,000
         Current portion of long-term debt                            363,000
                                                                 ------------
Total current liabilities                                           2,369,000

Long-term debt                                                      3,464,000

Other non-current liabilities                                         184,000

Shareholder's equity:
         Common stock, no par value; authorized, 1,711
shares; issued and outstanding 1,710                                5,521,000
         Retained earnings                                              9,000
                                                                 ------------
                                                                    5,530,000
Total liabilities and shareholder's equity                       $ 11,547,000
                                                                 ============

See accompanying notes

                              Drew Shoe Corporation

                               Statement of Income

        For the period from September 23, 1997 through December 31, 1997

Net sales                                                         $ 3,800,000
Cost of Sales                                                       2,330,000
                                                                  -----------
                                                                    1,470,000

Selling expenses                                                      877,000
General and administrative expenses                                   478,000
                                                                  -----------
                                                                    1,355,000
                                                                  -----------
Income from operations                                                115,000

Other income (expense):
         Interest expense                                            (118,000)
         Interest income                                               14,000
                                                                  -----------
                                                                     (104,000)

Income before taxes                                                    11,000

Provision for income taxes                                              2,000
                                                                  -----------
Net income                                                        $     9,000
                                                                  ===========

See accompanying notes.

                             Drew Shoe Corporation

                            Statement of Cash Flows

        For the period from September 23, 1997 through December 31, 1997

Operating activities
Net income                                                        $     9,000
Adjustments to reconcile net income to net cash provided by
operating activities:
         Depreciation                                                  99,000
Changes in operating assets and liabilities:
         Accounts Receivable                                          267,000
         Inventories                                                 (110,000)
         Prepaids and other current assets                              7,000
         Other assets                                                 (30,000)
         Accounts payable                                            (402,000)
         Accrued wages and commissions                                138,000
         Other liabilities                                             39,000
                                                                  -----------
Net cash provided by operating activities                              17,000

Investing activities
Purchases of property, plant and equipment                            (63,000)
                                                                  -----------
Net cash used for investing activities                                (63,000)

Financing activities
Advance to parent                                                    (250,000)
Proceeds, net from new bank financing agreement                     1,135,000
Payment of debentures due to former shareholders                     (845,000)
Principal repayments on long term debt                                (24,000)
                                                                  -----------
Net cash provided by financing activities                              16,000

Net (decrease) in cash                                                (30,000)
Cash at September 23, 1997                                            133,000
                                                                  -----------
Cash at December 31, 1997                                         $   103,000
                                                                  ===========

Supplemental cash flow information:
         Cash paid for interest                                   $   118,000
                                                                  ===========
         Cash paid for income taxes                               $         0
                                                                  ===========

See accompanying notes.

                              Drew Shoe Corporation
                          Notes to Financial Statements
                                December 31, 1997

1. Summary of Significant Accounting Policies

Operations

Drew Shoe Corporation ("The Company") manufactures, imports, and distributes women's and men's shoes for sale to independent retailers and through Company-owned retail operations throughout the United States.

Basis of Accounting

Effective September 22, 1997, the Company was acquired by BCAM International, Inc. ("BCAM"). The transaction was accounted for as a purchase. The purchase price of approximately $5,500,000, which was primarily debt financed by BCAM (which debt has not been recorded in these financial statements - see Note 6), has been allocated to the acquired assets and liabilities based on their estimated fair values. The excess of cost over net assets acquired of approximately $21,000 is being amortized over 20 years on a straight line basis.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months of less when purchased to be cash equivalents.

Inventories

Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market. Inventories at December 31, 1997 consist of:

                  Raw materials                    $  760,000
                  Work-in-process                     976,000
                  Finished goods                    4,542,000
                                                   ==========
                  Total inventories                $6,278,000
                                                   ==========

Property, Plant and Equipment

Property, plant and equipment are stated at estimated fair value at the date of acquisition. Property, plant and equipment acquired subsequent to the acquisition is stated at cost. Depreciation is calculated using the straight-line method based on the following estimated useful lives of the assets:

                  Buildings and improvements    10 - 35 years
                  Machinery and equipment        5 - 13 years

Revenue Recognition

Revenue from wholesale product sales is recognized at the time products are shipped. Revenue from retail product sales through Company-owned retail operations is recognized at the point of sale.

Advertising Expense

The Company expenses advertising costs as they are incurred. Advertising expense was $125,000 for the approximately three month period ended December 31, 1997.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts reported in the financial statements

                              Drew Shoe Corporation
                          Notes to Financial Statements
                                December 31, 1997

and footnotes. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains its cash in bank deposit accounts that at times may exceed federally insured limits. Concentrations of credit risk with respect to accounts receivable are generally limited due to the large number of customers comprising the Company's customer base, their dispersion across different geographic areas and generally short payment terms. The Company routinely assesses the financial strength of its customers. A single customer accounted for approximately 11% of sales for the approximately three month period ended December 31, 1997 (this concentration also existed during the year ended December 31, 1997) and approximately 14% of accounts receivable at December 31, 1997.

2. Long-Term Debt

Long-term debt consists of the following:

Term loan with a bank, prime plus 1.5%, principal and interest payable in monthly installments of $11,905 through September 30, 2000 when a final payment of $585,000
   is due and guaranteed by BCAM                                                           $  976,000
Revolving credit agreement with a bank, a maximum of $4.5 million available, prime plus 1.5%, interest payable monthly, principal due September 1999 and
   guaranteed by BCAM.                                                                      2,618,000
Note payable to a Trust related to the former owners, at prime, interest payable and renewable every January 1 for an additional 12 months upon mutual agreement between
   the Trust and Company, unsecured                                                           214,000
Other                                                                                          19,000
                                                                                           ----------
                                                                                            3,827,000
Less current portion                                                                          363,000
                                                                                           ----------
Long-term debt, less current portion                                                       $3,464,000
                                                                                           ==========

Maturities of long-term debt are as follows:

               Year ending December 31:
                         1998                $  363,000
                         1999                 2,766,000
                         2000                   694,000
                         2001                     2,000
                         2002                     2,000

The term loan and the revolving credit agreement are secured by substantially all the assets of the Company. The maximum borrowing under the revolving credit agreement is based on agreed upon percentages of accounts receivable and inventory. The terms of the agreement with the bank require the Company to maintain compliance with certain financial covenants, principally net worth and restricts the Company's transfer of cash to the Parent Company.

See Note 6 regarding a December 1998 communication received from the bank in connection with its view of a "pending default" of the Term loan and Revolving credit agreements.

3. Benefit Plans

The Company has two non contributory, defined benefit pension plans covering substantially all employees. Benefits under the plan covering union employees are based on years of service. Benefits under the nonunion plan are based on average monthly compensation and years of service. Effective September 3, 1997, the Company's nonunion plan was frozen and no future benefits will accrue to participants in the plan. These employees now

                              Drew Shoe Corporation
                          Notes to Financial Statements
                                December 31, 1997

participate in a defined contribution plan. The net pension liability at December 31, 1997 reflects the result of these changes. The Company's policy is to make contributions to the plans sufficient to meet minimum funding requirements.

A summary of the components of net periodic defined benefit pension cost for the approximately three month period ended December 31, 1997 follows:

             Service cost                                $  9,000
             Interest                                      33,000
             Actual return on plan assets                 (14,000)
             Amortization and deferral                     (4,000)
                                                         ========
             Net pension cost                            $ 24,000
                                                         ========

The following table sets forth the funded status and amounts recognized in the balance sheet at December 31, 1997 relating to the defined benefit pension plans:

Actuarial present value of benefit obligations:
    Vested benefit obligation                                     $ 1,525,000
                                                                  ===========

    Accumulated and projected  benefit obligation                 $ 1,595,000
                                                                  ===========

Plan assets at fair market value                                  $ 1,056,000
Actuarial present value of accumulated benefit obligation           1,595,000
                                                                  -----------

Accumulated benefit in excess of plan assets                      $  (539,000)
                                                                  ===========
Accrued pension cost                                              $  (539,000)
                                                                  ===========

Significant assumptions used in the accounting for the defined benefit plans were as follows:

Discount rate                                                 7%
Rate of increase in compensation levels                       n/a
Expected long-term rate of return on assets                   8.25%

The plans' assets at December 31, 1997 are invested in an annuity investment fund, certificates of deposit, insurance contracts, and interest bearing cash accounts.

Effective October 6, 1997, the Company established a defined contribution 401(k) plan covering all nonunion employees meeting certain age and eligibility requirements. The plan provides for Company matching contributions up to a maximum of 50% of the first 6% of employee compensation. The plan also provides for annual discretionary Company contributions. Employees become fully vested in the Company's contributions and the earnings thereon after five years. For the approximately three period ended December 31, 1997, the Company made contributions to the plan of approximately $11,000.

4. Commitments and Contingencies

Lease Commitments

The Company leases retail space and certain machinery and equipment under operating leases that expire through 2002. Rent expense relating to operating leases was $92,000 for the approximately three month period ended December 31, 1997.

                              Drew Shoe Corporation
                          Notes to Financial Statements
                                December 31, 1997

The following is a summary of future minimum rental payments required under non-cancelable operating leases:

                Year ending December 31:
                          1998                $390,000
                          1999                 251,000
                          2000                 100,000
                          2001                  38,000
                          2002                  28,000

Collective Bargaining Agreement

Approximately 155 of Drew Shoe's approximately 255 employees are covered by a collective bargaining agreement with a union. The contract covering such employees is due to expire in May 1998.

Litigation

In January 1998, a third party filed suit against the Company alleging that it is due a fee of not less than $297,000 in connection with the Parent's acquisition of Drew Shoe. The Company disputes this claim and intends to vigorously defend this action. There are no other material legal proceedings pending against the Company.

5. Income Taxes

BCAM files a consolidated federal income tax return which will include the Company. Current and deferred tax expense is allocated to the Company based on the Company's taxable income for the current year and its temporary differences.

The Company accounts for income taxes using the liability method to recognize deferred income tax assets and liabilities. Deferred income taxes are determined based on the temporary differences between the financial statement carrying values and the tax basis of the assets and liabilities. The Company's temporary differences relate primarily to differences between the book and tax values assigned to inventory, accounts receivable, fixed assets and pensions.

Income taxes for the period ended December 31, 1997 consisted of:

              Current income tax expense                 $ 7,700
              Deferred income tax benefit                 (5,700)
                                                         =======
                                                         $ 2,000
                                                         =======

6. Subsequent Event

On April 20, 1998, certain BCAM debt related to the acquisition of the Company was restructured. In April 1998, BCAM transferred 10% of its ownership of the Company to holders of BCAM's 10%/13% Convertible Notes ("Noteholders"). Effective October 23, 1998, BCAM sold 56.7% of its ownership in the Company to the remaining Noteholder and agreed, subject to certain conditions including approval by the shareholders of BCAM, to sell its remaining 33.3% interest in the Company to the remaining Noteholder. In connection therewith, the Noteholders and BCAM entered into a shareholders' agreement governing certain matters as disclosed in Form 8-K of BCAM filed on November 6, 1998.

Note 7. Subsequent Event -- Bank Debt

On December 10, 1998, the Company was notified by the commercial bank with which it has the Term loan and Revolving credit relationship described in Note 2 that such bank believes there is a "pending default" of such Term loan and Revolving credit. The commercial bank cites its view that there has been a "material adverse change" at the Company and they anticipate violation of the debt service covenant at December 31, 1998 when Drew's financial statements for the year ended December 31, 1998 are prepared. The Company is discussing this matter with the commercial bank.

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholder
Drew Shoe Corporation

      We have audited the accompanying statements of operations and cash flows of DREW SHOE CORPORATION for the period from January 1, 1997 to September 22, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Since the completion of our audit of the accompanying financial statements and initial issuance of our report dated March 15, 1998, the Company, as discussed in Note 10, has been notified by its bank of pending defaults under its loan agreements. This circumstance could potentially result in the Company being unable to pay its debt obligations.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Drew Shoe Corporation for the period from January 1, 1997 to September 22, 1997, in conformity with generally accepted accounting principles.


                                                           /s/ Ernst & Young LLP

Melville, New York
March 15, 1998,
except for Note 9, as to which
the date is October 23, 1998 and
Note 10, as to which the date
is December 10, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder
Drew Shoe Corporation

      We have audited the accompanying statements of operations and cash flows of DREW SHOE CORPORATION for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Drew Shoe Corporation for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                               /s/ J.H. COHN LLP

Roseland, New Jersey
September 26, 1997

                              DREW SHOE CORPORATION

                  STATEMENTS OF OPERATIONS FOR THE PERIOD FROM
                   JANUARY 1, 1997 THROUGH SEPTEMBER 22, 1997
                      AND THE YEAR ENDED DECEMBER 31, 1996

                                   January 1, 1997 through        Year Ended
                                     September 22, 1997        December 31, 1996
                                   -----------------------     -----------------
Net sales                              $    11,124,000          $    14,609,000
Cost of goods sold                           6,657,000                9,147,000
                                       ---------------          ---------------
Gross profit                                 4,467,000                5,462,000
                                       ---------------          ---------------
Operating expenses:
   Selling                                   2,690,000                3,477,000
   General and administrative                1,358,000                1,700,000
                                       ---------------          ---------------
Totals                                       4,048,000                5,177,000
                                       ---------------          ---------------
Operating income                               419,000                  285,000

Interest expense                              (261,000)                (338,000)
Interest and other income                       33,000                   79,000
                                       ---------------          ---------------
Net income                             $       191,000          $        26,000
                                       ===============          ===============

See Notes to Financial Statements.

                             DREW SHOE CORPORATION

                  STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM
                   JANUARY 1, 1997 THROUGH SEPTEMBER 22, 1997
                      AND THE YEAR ENDED DECEMBER 31, 1996

                                                          January 1, 1997 through        Year Ended
                                                            September 22, 1997        December 31, 1996
                                                          -----------------------     -----------------
Operating activities:
       Net income                                               $ 191,000                 $  26,000
       Adjustments:
       Depreciation and amortization                              188,000                   248,000
       Changes in operating assets and liabilities:
         Accounts receivable                                     (512,000)                  433,000
         Inventories                                              316,000                  (712,000)
         Prepaid expenses and other                              (236,000)                   25,000
         Accounts payable                                         235,000                    26,000
         Accrued expenses                                        (104,000)                  120,000
                                                                ---------                 ---------
         Net cash provided by operating activities                 78,000                   166,000
                                                                ---------                 ---------
 Investing activities:
       Purchases of property and equipment                       (118,000)                 (266,000)
       (Increase) decrease in cash value of life
         insurance and other                                      (19,000)                   59,000
                                                                ---------                 ---------
         Net cash used by investing activities                   (137,000)                 (207,000)
                                                                ---------                 ---------
 Financing activities:
       Net proceeds under revolving note agreement                852,000                   218,000
       Proceeds from long-term debt                                    --                    24,000
       Principal payments on long-term debt                      (628,000)                 (146,000)
       Distributions to shareholders                              (60,000)                  (56,000)
                                                                ---------                 ---------
         Net cash provided by financing activities                164,000                    40,000
                                                                ---------                 ---------
Net increase (decrease) in cash                                   105,000                    (1,000)
Cash, beginning of period                                          27,000                    28,000
                                                                ---------                 ---------
Cash, end of period                                             $ 132,000                 $  27,000
                                                                =========                 =========
 Supplemental disclosure of cash flow data:
 Interest paid                                                  $ 259,000                 $ 329,000
                                                                =========                 =========
 Supplemental disclosure of noncash investing
       and financing information:
       Change in additional pension liability:
       Increase (decrease) in intangible pension asset          $ 106,000                 $(237,000)
       Increase in stockholders' equity                           (51,000)                 (180,000)
                                                                ---------                 ---------
                  Totals                                        $  55,000                 $(417,000)
                                                                =========                 =========

See Notes to Financial Statements.

                              Drew Shoe Corporation

                          Notes to Financial Statements

Note 1 - Business and summary of accounting policies:

Business:

      Drew Shoe Corporation (the "Company") designs, manufactures, imports, markets and distributes women's and men's shoes for sale to independent retailers and through Company-owned retail operations throughout the United States.

Basis of accounting/Use of estimates:

      The accompanying financial statements are prepared on the historical basis of accounting of the Company prior to its acquisition, on September 22, 1997, by BCAM International, Inc. ("BCAM"). Results of operations and cash flows on the historical basis of accounting may not be indicative of future results of operations. This is because, among other factors, the additional depreciation, amortization or other charges which may result from the revaluation of the assets and liabilities of the Company in connection with the acquisition. Further, the recording of other acquisition adjustments, as well as future events and conditions, may affect comparisons. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Financial instruments and off-balance-sheet risk:

      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company maintains its cash in bank deposit accounts that, at times, may exceed Federally insured limits. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, their dispersion across different geographic areas, and generally short payment terms. In addition, the Company routinely assesses the financial strength of its customers.

Inventories:

      Inventories utilized in the computation of cost of goods sold are stated at the lower of cost, determined on a first-in, first-out basis, or market.

Property and equipment:

      Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

Goodwill:

      Goodwill is amortized on a straight-line basis over periods ranging from five to twenty years.

Revenue recognition:

      Revenue from wholesale product sales is recognized at the time products are shipped. Revenue from retail product sales through Company-owned retail operations is recognized at the point of sale.

Income taxes:

      The Company has elected to be treated as an "S" Corporation under the applicable sections of the Internal Revenue Code. Under these sections, corporate income or loss, in general, is allocated to the stockholders for inclusion in their personal income tax returns. Accordingly, there is no provision for Federal income

                              Drew Shoe Corporation

                          Notes to Financial Statements

      taxes in the accompanying financial statements.

      The Company has also elected to be treated as an "S" Corporation in the states in which it files corporate income tax returns. Accordingly, no provision for state income taxes has been provided in the accompanying financial statements.

Advertising:

      The Company expenses the cost of advertising as incurred. Advertising costs charged to operations were approximately $321,000 and $364,000 for the period from January 1, 1997 through September 22, 1997 and for the year ended December 31, 1996, respectively.

Note 2 - Inventories:

      Inventories used in the computation of cost of goods sold were approximately $6,378,000 and $6,694,000 at September 22, 1997 and December 31, 1996, respectively.

Note 3 - Property and equipment:

      Property and equipment consists of the following at September 22, 1997 and December 31, 1996, respectively, and were amortized utilizing the estimated useful lives indicated below:

                                   Range of
                                   Estimated       September      December
                                  Useful Lives      22, 1997      31, 1996
                                  ------------    ----------     ----------
Land                                              $  100,000     $  100,000
Building and improvements         10-35 years        857,000        865,325
Machinery and equipment            5-13 years      2,742,000      2,614,715
                                                  ----------     ----------
Total                                              3,699,000      3,580,040
Less accumulated depreciation                      2,397,000      2,229,895
                                                  ----------     ----------
Total                                             $1,302,000     $1,350,145
                                                  ==========     ==========

Note 4 - Notes payable and long term debt:

      Charges for interest included in the accompanying Statements of Operations and Cash Flows are based principally upon the following historical borrowings of the Company:

                                                               Approximate
                                                             Weighted Average
                                                                Borrowings
                                                                ----------
                                                               To September
                                                                 22, 1997
                                                                ----------
Revolving credit (prime) and Bankers Acceptance
    ($500,000 at 7.25%) facility with a Bank                    $2,164,000
Mortgage Note payable with interest at prime plus .25              375,000
Notes payable to related party with interest at prime              214,000
Debentures payable to related parties with interest at 10%         845,000
All other                                                           25,000
                                                                ----------
                      Total                                     $3,623,000
                                                                ----------

                              Drew Shoe Corporation

                          Notes to Financial Statements

      The Revolving Credit and Banker Acceptance facility, Mortgage Notes and Debentures were repaid on September 22, 1997 in connection with the acquisition by BCAM.

      Interest charged to the Statement of Operations for related parties approximated $108,000 and $119,000 in the period ended September 22, 1997 and the year ended December 31, 1996.

      Principal payment requirements on the above obligations, as adjusted for the refinancing discussed in Note 9, in each of the five years subsequent to December 31, 1997 are as follows:

                        Year Ending
                        December 31,            Amount
                        ------------          ----------
                            1998              $  148,000
                            1999               2,980,000
                            2000                 694,000
                            2001                   2,000
                            2002                   2,000

      See Note 10 regarding a December 1998 communication received from the bank in connection with its view of a "pending default" of the Term loan and Revolving credit agreements.

Note 5 - Pension plans:

      The Company has two noncontributory, defined benefit pension plans covering substantially all employees. Benefits under the plan covering nonunion employees are based on average monthly compensation and years of service. Benefits under the plan covering union employees are based on years of service. The Company's policy is to make contributions to the plans sufficient to meet minimum funding requirements. Effective September 3, 1997, the Company's non-union plan was frozen and no future benefits will accrue to participants in the plan. The net pension liability at December 31, 1997 reflects the result of these plan changes with no material curtailment gain or loss.

      A summary of the components of net periodic pension cost for the period from January 1, 1997 to September 22, 1997 and for the year ended December 31, 1996 is as follows:

                                                 1997                1996
                                            ---------           ---------
      Service cost                          $  28,000           $ 136,000

      Interest                                100,000             144,000
      Actual return on plan assets            (40,000)            (46,000)
      Amortization and deferral               (13,000)            (13,000)
                                            ---------           ---------
      Net pension cost                      $  75,000           $ 221,000
                                            =========           =========

      Significant assumptions used in the accounting for the defined benefit plans were as follows:

           Discount rate                                           7.00%
           Expected long-term rate of return on assets             8.25%

      Effective September 3, 1997, the accrual of future benefits under the nonunion defined benefit pension plan was suspended. The effect of the curtailment of the nonunion plan on the Company's financial statements at December 31, 1996 cannot currently be determined.

                              Drew Shoe Corporation

                          Notes to Financial Statements

Note 6 - Commitments and other matters:

      Lease commitments:

            The Company leases retail space and certain machinery and equipment under operating leases that expire through 2003. Related rent expense amounted to approximately $269,000 and $369,000 for the period from January 1, 1997 through September 22, 1997 and for the year ended December 31, 1996, respectively. Future minimum rental payments required under the non-cancelable operating leases in years subsequent to December 31, 1997 are as follows:

                         Year Ending
                         December 31,            Amount
                         ------------          --------
                             1998              $390,000
                             1999               251,000
                             2000               100,000
                             2001                38,000
                             2002                28,000

      Collective bargaining agreement:

            At September 22, 1997, approximately 60% of the Company's workforce is represented under a collective bargaining agreement which expires May 31, 1998.

      Concentrations:

            The Company relies to a large extent on medical footwear for sales. Approximately 60% in 1997 and 80% in 1996 of the Company's sales are women's shoes. One customer accounts for more than approximately 11% in 1997 and 10% in 1996 of the Company's sales.

Note 7 - Provision for income taxes:

      A reconciliation of income taxes based on pre-tax income and the Federal statutory rate to the Company's effective rate for the period from January 1, 1997 through September 22, 1997 and the year ended December 31, 1996 follows:

                                               Period ended       Year ended
                                                 September         December
                                                 22, 1997          31, 1996
                                               ------------       ----------
 Federal statutory income tax rate                 34.0%             34.0%
 Increase (decrease) resulting from:
      State income taxes, net of Federal
      tax benefit                                   7.8               7.0
      "S" Corporation income not subject
      to Federal or state tax                     (48.6)            (42.7)
      Other                                         6.8               1.7
                                               ------------       ----------
 Effective rate                                      --%               -- %
                                               ============       ==========

Note 8 - Unaudited proforma income tax information:

      Unaudited proforma income tax information as if the Company had been a "C" Corporation subject to Federal and state income taxes follows:

                              Drew Shoe Corporation

                          Notes to Financial Statements

                                               Period ended     Year ended
                                                September        December
                                                 22, 1997        31, 1996
                                                ---------        --------
     Income before income taxes                 $ 191,000        $ 26,000
     Pro forma provision for income taxes         (73,000)        (10,000)
                                                ---------        --------
     Pro forma net income                       $ 118,000        $ 16,000
                                                =========        ========

Note 9 - Subsequent events:

      Effective September 22, 1997, the Company's stockholders sold all of the outstanding common stock of the Company to BCAM International, Inc. ("BCAM"), a publicly-held software technology and consulting company, for cash and other consideration.

      On September 22, 1997, the Company entered into a new $4,500,000 revolving credit facility and a $1,000,000 term loan with the Bank. Under the terms of the revolving credit facility, the Company may borrow a maximum of 80% of eligible accounts receivable, as defined, and 35% of eligible inventory, as defined. Such borrowings bear interest at the prime rate plus 1.5%, payable monthly. Principal payments are not required under the revolving credit facility until expiration on September 30, 1999. Borrowings under the revolving credit facility and the term loan are secured by substantially all of the Company's assets.

      The agreement contains various restrictive covenants including net worth requirements, limitations on dividends and distributions, limitations on transactions with affiliates, as defined, and the maintenance of a debt service coverage ratio.

      In April 1998, BCAM transferred 10% of its ownership of the Company to holders of BCAM's 10%/13% Convertible Notes ("Noteholders"). Effective October 23, 1998, BCAM sold 56.7% of its ownership in the Company to the remaining Noteholder and agreed, subject to certain conditions, including approval by the shareholders of BCAM, to sell its remaining 33.3% interest in the Company to the remaining Noteholder. In connection therewith, the Noteholders and BCAM entered into a shareholders' agreement governing certain matters.

Note 10 - Subsequent Event -- Bank Debt

      On December 10, 1998, the Company was notified by the commercial bank with which it has the Term loan and Revolving credit relationship described above, that such bank believes there is a "pending default" of such Term loan and Revolving credit. The commercial bank cites its view that there has been a "material adverse change" at the Company and they anticipate violation of the debt service covenant at December 31, 1998 when Drew's Financial Statements for the year ended December 31, 1998 are prepared. The Company is discussing this matter with the commercial bank.

                    BCAM International, Inc. and subsidiaries
             Consolidated Condensed Pro-Forma Financial Information
                Reflecting the October 1998 sale of 56.7% of Drew
                                     and the
                   Planned Sale of the Remaining 33.3% of Drew

                                  Introduction

The following pro-forma condensed consolidated balance sheet of BCAM International Inc. and subsidiaries (the "Company") reflects the Company's financial position at September 30, 1998 and "Pro-forma" at that date to reflect the October 1998 sale of 56.7% of the Company's Drew Shoe Corporation ("Drew") subsidiary in exchange for the redemption of $3,780,000 of Notes and "As adjusted" to reflect sale of the Company's remaining 33.3% ownership of Drew (the "Second Sale") as contemplated by the shareholder vote described by this Proxy Statement.

The pro-forma information is derived from the unaudited condensed consolidated financial statements of the Company at September 30, 1998. This information reflects the October 1998 sale of 56.7%, and the contemplated Second Sale of 33.3%, of Drew as though they had occurred as of September 30, 1998 and therefore does not reflect the effect of operating losses and negative cash flow since September 30, 1998. Operating losses and negative cash flow since September 30, 1998 have continued to be significant. The Company's plans include raising additional financing or entering into a strategic business arrangement prior to the end of the first quarter of 1999 in order to support the Intelligent Surface Technology and Microvalve technologies. In the absence of additional financing or a strategic business arrangement, the Company will not be able to continue its planned operations through the first quarter of 1999. While the planned sale of the Company's remaining 33.3% of Drew would relieve the Company from obligations which it cannot satisfy, in no event, however, should a shareholder infer that the Company would be able to continue as a going concern or raise additional financing or enter into a strategic business arrangement as a result of the sale of the Company's remaining 33.3% interest in Drew.

                            BCAM International, Inc.
           Pro-Forma Condensed Consolidated Balance Sheet (Unaudited)
                               September 30, 1998

                                                           Pro-Forma Adjustments               Adjustments Reflecting
                                                           To reflect 56.7% sale                  33.3% Second Sale
Assets                                                     ---------------------                  -----------------
                                             Historical      Dr.          Cr.       Pro-forma      Dr.         Cr.      As adjusted
                                             ----------      ---          ---       ---------      ---         ---      -----------
Current assets:
  Cash and equivalents                      $   982,000                  200,000d      782,000                 50,000f      732,000
  Prepaid expenses and other                     52,000                                 52,000                               52,000
  Assets of discontinued Drew                12,654,000               12,654,000a            0                                    0
                                            ---------------------------------------------------------------------------------------
Total current assets                         13,688,000                                834,000                              784,000
Equity in Drew                                           12,654,000a   7,107,000a    2,052,000              2,052,000e            0
                                                                       3,495,000b
Other assets                                    235,000                                235,000                              235,000
                                            ---------------------------------------------------------------------------------------
Total assets                                $13,923,000                              3,121,000                            1,019,000
                                            =======================================================================================
Liabilities and shareholders' equity
Current liabilities:
  Current portion of long term debt         $   300,000     200,000c                   100,000                              100,000
  Accounts payable                              244,000                                244,000                              244,000
  Accrued expenses and other                    242,000                                242,000      9,000e                  233,000
  Liabilities of discontinued Drew:
     Convertible Notes and interest, net      6,678,000   3,700,000b                 2,978,000  2,978,000e                        0
     Bank and other subsidiary debt           4,414,000   4,414,000a                         0                                    0
     Accounts payable, accruals, other        2,106,000   2,106,000a                         0                                    0
     Minority interest                          587,000     587,000a                         0                                    0
  Liabilities of discontinued other             131,000                                131,000                              131,000
                                            ---------------------------------------------------------------------------------------
Total current liabilities                    14,702,000                              3,695,000                              708,000
Shareholders' equity
  Common stock                                  218,000                                218,000                              218,000
  Paid-in surplus                            30,015,000                             30,015,000                           30,015,000
  Deficit                                   (30,113,000)    200,000d     205,000b  (29,908,000)    50,000f    935,000e  (29,023,000)
                                                                         200,000c
                                            ---------------------------------------------------------------------------------------
                                                120,000                                325,000                            1,210,000
  Less 763,182 treasury shares                 (899,000)                              (899,000)                            (899,000)
                                            ---------------------------------------------------------------------------------------
                                               (779,000)                              (574,000)                             311,000
                                            ---------------------------------------------------------------------------------------
Total liabilities and shareholders' equity  $13,923,000                              3,121,000                            1,019,000
                                            =======================================================================================

Notes to Pro-Forma adjustments:

To record sale of 56.7% of the common stock of Drew (representing 63% of the Company's investment in Drew):

a.    To deconsolidate the Drew assets and liabilities.
b. To record the disposition of 56.7% of Drew in exchange for $3,780,000 face amount of Notes ($3,700,000 net of discount). (Note: 63% of net debt and 63% of net assets of Drew. 63% equals 56.7% sold divided by 90% previously owned)
c.    To reflect the disposition of $200,000 of Seller Notes.
d.    To record the payment of estimated transaction costs.

      To record sale of 33.3% of the common stock of Drew:

e. To record the disposition of 33.3% of Drew in exchange for $2,220,000 face amount of Notes ($2,173,000 net of discount) plus interest (approximately $814,000 at September 30, 1998).
f.    To record the payment of estimated transaction costs.

Limitation of Liability of Directors; Indemnification of Directors and Officers; Directors and Officers Insurance

      Sections 721 through 725 of the New York Business Corporation Law provide that New York corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in such actions, suits or proceedings. Article Seventh of the Company's Restated Certificate of Incorporation provides for indemnification of directors and officers of the Company generally in accordance with New York law.

      Section 721 of the New York Business Corporation Law permits a corporation to enter into agreements with its directors and officers providing for indemnification for actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors or officers, against expenses incurred in such actions, suits or proceedings, provided, however, that no such indemnification may be provided if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Pursuant to such authority, the Company has entered into an agreement with each of its current directors indemnifying them to the maximum extent permitted by Section 721. The agreement provides for the indemnification of these individuals against any and all civil or criminal actions or proceedings brought as a result of such individual being a director or officer of the Company and any judgments and amounts paid in settlement costs and expenses, including reasonable attorneys fees. No indemnification may be made, however, if a judgment or final adjudication establishes that the individual committed acts in bad faith or with deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained financial profit or other advantage to which he was not legally entitled. Such indemnification shall be made only by the Board acting with a quorum consisting of directors who are not parties to the action in question, or by independent legal counsel, or by the stockholders and in all cases only after a finding that the applicable standard of conduct has been met.

      Under Section 722(a), the corporation may indemnify any director or officer in any action (other than an action by or in the right of the corporation) brought against him by reason of the fact that he, his testator or intestate was a director or officer of the corporation, or served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the corporation. Indemnification may be given for judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, if such director or officer is shown to have acted in good faith, in furtherance of a purpose believed to be in the best interests of the corporation, and, in the case of a criminal action or proceeding, to have had no reason to believe such conduct was unlawful.

      Section 722(c) of the New York Business Corporation Law provides for permissive indemnification by the corporation of directors and officers, sued by or in the right of the corporation, against reasonable expenses including attorney's fees unless the director or officer is found to have breached his duty to the corporation under Section 717 or Section 715(h) of the Business Corporation Law, respectively. Amounts paid under this section may not include amounts paid in settlement of a threatened or pending action and expenses incurred in defense of a threatened action or settlement of a pending action without court approval.

      Indemnification may be by court order under Section 724 or by approval of the corporation in the manner set forth in the statute. Under Section 723(a), success on the merits or otherwise entitles the director or officer to indemnification under Section 722. If not wholly successful, indemnification shall be made by the corporation only if a quorum of the board, not including parties to the action, finds that the standards of Section 722 have been met. If a quorum cannot be obtained, approval may be by the board upon (i) the opinion of independent legal counsel or (ii) a determination by the stockholders that the standards of conduct have been met by the director or officer. Expenses may be paid in advance if authorized by one of the methods discussed above. Under
Section 724, if the corporation fails to provide indemnification, the director or officer may apply to the court and may receive indemnification to the extent authorized under Section 722. Expenses may also be advanced if the court finds the defendant director or officer to have raised genuine issues of fact or law. Expenses advanced must be repaid to the corporation if (i) the director or officer has not met the applicable standard which entitles him to indemnification or (ii) if he has been paid in excess of the amount to which he is entitled. Indemnification may not be made if it is inconsistent with the corporation's certificate, by-laws, board resolutions or agreements or a condition imposed by the court in approving a settlement.

      The New York Business Corporation Law permits a corporation through its certificate of incorporation to prospectively eliminate or limit the personal liability of its directors to the corporation or its stockholders for damages for breach of fiduciary duty as a director, with certain exceptions. The exceptions include acts or omissions in bad faith or which involve intentional misconduct or knowing violations of law, improper declaration of dividends, and transactions from which the director personally gained in fact a financial profit or other advantage to which he was not legally entitled. The Company's Restated Certificate of Incorporation exonerates its directors from personal liability to the extent permitted by this statutory provision.

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

      The Company carries insurance providing indemnification to all of the Company's directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. To date, no sums have been paid to any past or present director or officer of the Company under this or any prior indemnification insurance policy.

      The BCL permits a corporation, through its certificate of incorporation, to prospectively eliminate or limit the personal liability of its directors to the corporation or its shareholders for damages for breach of fiduciary duty as a director, with certain exceptions. The exceptions include acts or omissions in bad faith or which involve intentional misconduct or knowing violations of law, improper declarations of dividends, and transactions from which the director personally gained in fact a financial profit or other advantage to anything he was not legally entitled. The Company's Restated Certificate of Incorporation exonerates its directors from personal liability to the extent permitted by this statutory provision.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth information as of January 10, 1999 based on information obtained from the records of the Company with respect to the beneficial ownership of shares of Common Stock of the Company by (i) each person known by the Company to be owners of more than five (5%) percent of the outstanding shares of Common Stock, (ii) each director and nominee and certain executive officers, and (iii) all officers and directors as a group.



                                               Common Stock
                                               ------------
                                                              Amount and Nature            Percentage of
   Name and Address of Beneficial Owner                  of Beneficial Ownership(1)     Common Stock Owned
   ------------------------------------                  --------------------------     ------------------
Michael Strauss (2)                                            2,208,333  (6)                   8.7%
Robert P. Wong (2)                                             1,016,458  (7)                   4.2%
Joel L. Gold (2)                                                 107,500  (8)                    *
Glenn F. Santmire (2)                                             25,000  (9)                    *
Mark Plaumann (2)                                                    -0-                         *
Balmour Funds, S.A. (3)                                        2,726,292  (10)                 11.5%
Austost Anstalt Schaan (4)                                     2,450,795  (10)                 10.4%
Kirr Marbach & Co., LLC (5)                                    1,488,500  (11)                  6.2%
Impleo, LLC                                                    4,932,308                       17.5%
Wexford Management, LLC                                        4,932,308                       17.5%
All  officers  and  directors as a group (9 persons)           3,507,291                       14.0%

1) The Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
2) Address is c/o BCAM International, Inc., 1800 Walt Whitman Road, Melville, New York 11747.
3) Address is Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

4)    Address is 7440 Fuerstentum, Landstrasse 163 Lichtenstein.
5)    Address is 621 Washington Street, Columbus, IN 47201.
6) Includes options to purchase 2,208,333 shares of Common Stock currently exercisable or exercisable within 60 days of the date hereof.
7) Includes options to purchase 1,016,458 shares of Common Stock currently exercisable or which will be exercisable within 60 days of the date hereof.
8) Includes options to purchase 107,500 shares of Common Stock currently exercisable or exercisable within 60 days of the date hereof.
9) Includes options to purchase 25,000 shares of Common Stock exercisable within 60 days of the date hereof. Does not include options to purchase 50,000 shares of Common Stock not exercisable within 60 days of the date hereof.

10) These investors represent aggregate proceeds of $1,600,000 of a total $2,000,000 private placement of Common Stock in April 1998 (the "April 1998 private placement"). The agreement with the investors in the April 1998 private placement is that shares issuable under the private placement will be periodically "repriced". Such "repricings" can result in the issuance of very significant additional shares of Common Stock without further consideration. See Note 7 to the December 31, 1997 Consolidated Financial Statements and Form 8-K dated May 6, 1998 for further description of the original "repricing" provisions.

      On December 24, 1998, the Company and the investors in the April 1998 private placement agreed to amend the subscription agreement with respect to the operation of the "repricing" provisions. The December 24, 1998 amendment to the subscription agreement with these investors has four (4) principal effects (i) the original August, October, November and December 1998 repricings are eliminated in favor of new repricings which began on January 1, 1999; (ii) the discount from market used to measure the repricings is increased from twenty-three (23%) percent to twenty-seven (27%) percent; (iii) a ceiling price was established of seventy-five ($.75) cents; and (iv) certain penalties under the agreement are waived. Under the amended agreement, the investors, at their option, may reprice up to twelve and one-half (12 1/2%) percent of the amount invested (an aggregate of $250,000 based upon the original $2,000,000 invested in April
      1998) on the first of each month beginning with January 1, 1999. Any amounts not "repriced" in any month may be carried over to any future month without limitation. See Form 8-K dated January 11, 1999 for further information.

      On January 27, 1999, the Company issued an aggregate 2,259,827 shares of Common Stock of the Company to the investors in the April 1998 private placement pursuant to the December 31, 1998 amendment and the January 1999 increment of "repricing" elected by the investors. In January 1999, the April 1998 private placement investors elected to "reprice" an aggregate $190,000 of the first $250,000 "repricing" increment, leaving an aggregate $1,810,000 still to be "repriced". At recently experienced market prices for the Company's Common Stock, the remaining amount subject to "repricing" ($1,810,000) could result in very significant additional shares being issued to the April 1998 private placement investors.

11) Included 700,000 shares that may be acquired upon the exercise of warrants. * Less than 1.0%.

12) Address is 411 West Putnam Avenue, Greenwich, CT 06830. Impleo, LLC was organized for the purpose of investing in the Registrant. The members of Impleo, LLC are Wexford Spectrum Investors, LLC, Wexford Special Situations 1997, LP and Wexford Special Situations 1997 Institutional, LP. Impleo, LLC has sole voting and despositive discretion with respect to securities held by these entities, which include, in the aggregate appoximately 760,000 shares of Common Stock issuable upon presently exercisable Non-Redeemable Class DD Warants and approximately 4,192,308 shares issuable pursuant to the conversion feature of the remaining $2,220,000 10%/13% Convertible Notes together with appoximately $1,050,000 (at December 31, 1998) of accrued interest which are payable in 10%/13% Convertible Notes. Such share amounts are subject to adjustment pursuant to the anti-dilution provisions of such securities, including potential antidilution which may result from the "repricing" provisions of the April 1998 private placement discussed in Note 11 and elsewhere.

                                2. OTHER MATTERS

      The special meeting is being call in order to address the matters in this proposal 1. No other business may be transacted at the special meeting that is unrelated to the purpose of the special meeting.

                                              By Order of the Board of Directors

                                              /s/ Michael Strauss
                                              Michael Strauss, Chairman

Dated: January 29, 1999

                                    EXHIBIT A

                           PURCHASE AND SALE AGREEMENT

      PURCHASE AND SALE AGREEMENT (this "Agreement"), entered into as of this 23rd day of October, 1998, by and between IMPLEO, LLC, a Delaware limited liability company (the "Buyer"), and BCAM INTERNATIONAL, INC., a New York Corporation, ("BCAM");

                              W I T N E S S E T H:

      WHEREAS, BCAM is the record and beneficial owner of 569.37302 shares of common stock, without par value, of Drew Shoe Corporation ("Drew"), an Ohio corporation (the "Subject Stock");

      WHEREAS, pursuant to a Stock Purchase and Restructuring Agreement of even date herewith, to which this Agreement is attached as an exhibit, the parties have agreed to enter into this Agreement;

      WHEREAS, the Buyer is the holder of a BCAM 10%/13% convertible subordinated promissory note in the aggregate principal amount of $3,073,663.90 (the "Note") and, 740,000 warrants to purchase an aggregate of 569.37302 shares of common stock of BCAM, $.01 par value per share (the "Warrants");

      WHEREAS, conditioned upon shareholder approval of the transactions contemplated by this Agreement, BCAM wishes to transfer to the Buyer the Subject Stock in exchange for the cancellation of indebtedness evidenced by the Note, and certain other good and valuable consideration as more particularly provided for herein; and

      WHEREAS, the Buyer desires to purchase from BCAM and BCAM desires to sell to the Buyer, all upon the terms and subject to the conditions set forth in this Agreement, the Subject Stock.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

      ACQUISITION OF THE STOCK.

                  Stock Purchase. Subject to the terms and conditions of this Agreement, on the Closing Date (as such term is hereinafter defined), the Buyer shall purchase and acquire from BCAM, and BCAM shall sell and transfer to the Buyer, the Subject Stock for the consideration provided for in Section 2 below. In furtherance thereof, BCAM shall, on the Closing Date, against delivery of such consideration in accordance with Section 2 below, deliver to the Buyer the certificates representing the Subject Stock, duly endorsed for transfer or accompanied by stock powers executed in blank for transfer.

      CONSIDERATION/DELIVERIES AT CLOSING.

            At the Closing:

                  Purchase Price. The Buyer shall effectuate its cancellation of the indebtedness evidenced by the Note by delivering the Note to BCAM for cancellation.

            2.2 Shareholder Agreement. That certain Shareholders' Agreement dated of even date herewith and entered into by and between the Buyer, BCAM and Drew, as referred to in the Restructuring Agreement, shall terminate pursuant to its terms.

            2.3 Note Purchase Agreement. The Buyer shall deliver such documents to BCAM as BCAM may reasonably request, so as to evidence the termination of the Note Purchase Agreement.

            2.4 Security Agreement. The Buyer shall deliver such documents to BCAM as BCAM may reasonably request, so as to evidence the termination of that certain Security Agreement dated April 14, 1998, entered into by and among BCAM, the Buyer and the Buyer's agent, in favor of the Buyer, along with any UCC-3 termination statements necessary to further effectuate the provisions of this
Section 2.4.

            2.5 Warrants. Buyer shall effectuate its cancellation of the Warrants by delivering to BCAM for cancellation the warrant certificates representing the Warrants.

      REPRESENTATIONS AND WARRANTIES OF BCAM.

            In connection with the sale of the Subject Stock to the Buyer, BCAM hereby represents and warrants to the Buyer as follows:

                  Title to the Stock. BCAM is the valid and lawful record and beneficial owner of all of the Subject Stock, all of which has been duly authorized and validly issued and is fully paid and non-assessable, and is free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever other than (a) the outstanding pledge thereof to the Buyer, and (b) restrictions which may be created by operation of state or federal securities laws. On the Closing Date, the Buyer shall receive from BCAM good, valid and marketable title to all of the Subject Stock, free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever, other than the above-referenced pledge and securities law restrictions.

                  Valid and Binding Agreement; No Breach. (a a) BCAM has full legal right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. BCAM has taken all necessary corporate action to authorize its execution and delivery of this Agreement. This Agreement constitutes the legal, valid and binding obligations of BCAM, enforceable against BCAM in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

                  (b) Neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement on the part of BCAM will: (i) violate any statute or regulation of any governmental authority, domestic or foreign, applicable to BCAM; (ii) require the issuance of any authorization, license, consent or approval of any federal or state governmental agency, or any other person; or (iii) except for the pledge of the Subject Stock in favor of the Buyer, conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, note, indenture, loan agreement or other agreement or instrument to which BCAM is a party, or by which BCAM is bound, or constitute a default thereunder.

                  Organization, Good Standing and Qualification. BCAM is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to own its assets and conduct its business as owned and conducted on the date hereof.

                  Equity Ownership. The Subject Stock to be transferred to the Buyer hereunder constitutes not less than 33.33% of the total issued and outstanding capital stock of Drew Shoe, on a fully diluted basis (after giving effect to the exercise or conversion of any and all outstanding options, warrants, convertible securities, subscription rights or other rights to acquire any capital stock of Drew Shoe). For purposes of this representation, the options contained in the Drew Shoe Employment Agreement with Michael Strauss, which Agreement is referred to in the Stock Purchase and Restructuring Agreement, shall be disregarded.

                  Litigation. There is no suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation pending or, to the best knowledge of BCAM, threatened against BCAM which would in any manner prohibit, restrain, impair or otherwise adversely affect the ability of BCAM to convey free and clear title to the Subject Stock in accordance with this Agreement.

      REPRESENTATIONS AND WARRANTIES OF THE BUYER.

            In connection with the Buyer's purchase of the Subject Stock from BCAM, the Buyer hereby represents and warrants to BCAM as follows:

                  Valid and Binding Agreement. This Agreement constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought. The Buyer has taken all necessary company action to authorize its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  Organization, Good Standing and Qualification. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own its assets and conduct its business as owned and conducted on the date hereof.

                  No Breach of Statute or Contract. Neither the execution and delivery of this Agreement by the Buyer, nor compliance with the terms and provisions of this Agreement on the part of the Buyer, will: (a) violate any statute or regulation of any governmental authority, domestic or foreign, affecting the Buyer; (b) require the issuance of any authorization, license, consent or approval of any federal or state governmental agency; or (c) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, note, indenture, loan agreement or other agreement or instrument to which the Buyer is a party, or by which the Buyer is bound, or constitute a default thereunder.

                  Investment. The Buyer is purchasing the Subject Stock for its own account for investment, and not with a view to the resale or distribution thereof in violation of any applicable securities laws.

            4.5 Disclaimer. The Buyer acknowledges that BCAM has not made any representations or warranties relating to the value of the Drew Common Stock transferred herein or the Business prospects of Drew Shoe.

      CONDITIONS PRECEDENT TO THE BUYER'S PERFORMANCE.

            The obligations of the Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by the Buyer:

                  Accuracy of Representations and Warranties. All representations and warranties made by BCAM in this Agreement and/or in any written statement delivered to the Buyer under this Agreement shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

                  Performance. BCAM shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed, satisfied or complied with by BCAM on or before the Closing Date.

                  Certification. The Buyer shall have received a certificate, dated the Closing Date, signed by the President of BCAM, certifying, in such detail as the Buyer and its counsel may reasonably request, that the conditions specified in Sections 5.1 and 5.2 above have been fulfilled.

                  Absence of Litigation. No action, suit or proceeding by or before any court or any governmental body or authority, against BCAM or pertaining to the transactions contemplated by this Agreement or their consummation, shall be pending or threatened on the Closing Date, which action, suit or proceeding would, if determined adversely, prohibit, restrain or impair the consummation of the transactions contemplated by this Agreement, or have a material adverse effect on Drew Shoe, its business or any material portion of its assets.

            5.5 Consents and Releases. All necessary disclosures to and agreements and consents of (a) any parties to any material contracts and/or any licensing authorities which are material to Drew Shoe's business and (b) any governmental authorities or agencies to the extent required in connection with the transactions contemplated by this Agreement, shall have been obtained and true and complete copies thereof delivered to the Buyer. Without limitation of the foregoing, the Buyer shall have received the written consent of Bank One, National Association, a creditor and secured party of Drew Shoe, with respect to the transactions contemplated by this Agreement, and the transfer of the Subject Stock to the Buyer hereunder.

            5.6 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to the Buyer and its counsel.

      CONDITIONS PRECEDENT TO BCAM'S PERFORMANCE.

            The obligations of BCAM to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by BCAM:

                  Accuracy of Representations and Warranties. All representations and warranties made by the Buyer in this Agreement and/or in any written statement delivered by the Buyer under this Agreement shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

                  Performance. The Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer on or before the Closing Date.

                  Certification. BCAM shall have received a certificate, dated as of the Closing Date, signed by the Buyer, certifying, in such detail as BCAM and its counsel may reasonably request, that the conditions specified in Sections 6.1 and 6.2 above have been fulfilled.

            6.4 Shareholder Consent. Provided BCAM shall be required under the New York Business Corporations Law, BCAM shall have submitted a copy of this agreement to its shareholders and its shareholders shall have consented to the terms of this Agreement and the transactions contemplated hereby.

            6.5 Proceedings and Instruments Satisfactory. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to BCAM and its counsel.

      CLOSING.

                  Place and Date of Closing. Unless this Agreement shall be terminated pursuant to Section 8 below, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of counsel for the Buyer, Greenberg Traurig, 200 Park Avenue, New York, New York 10166 or such other location as is agreed to between the Buyer and BCAM, at 10:00 A.M. local time on or before January 15, 1999 (the date of the Closing being referred to in this Agreement as the "Closing Date").

                  Actions at Closing. At the Closing or prior thereto, the Buyer and BCAM shall make all deliveries stated in this Agreement, which deliveries are required to be made at the Closing and/or on or prior to the

Closing Date.

      TERMINATION OF AGREEMENT.

                  General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing: (a) by the mutual written consent of BCAM and the Buyer; (b) by the Buyer, or by BCAM, if: (i) a material breach shall exist with respect to the written representations and warranties made by the other party, (ii) the other party shall take any action prohibited by this Agreement, if such action shall or may have a material adverse effect on Drew Shoe and/or the transactions contemplated hereby, (iii) the other party shall not have furnished, upon reasonable notice therefor, such certificates and documents required in connection with the transactions contemplated hereby and matters incidental thereto as it shall have agreed to furnish, and it is reasonably unlikely that the other party will be able to furnish such item(s) prior to or on the Closing Date specified below, or
(iv) any consent of any third party to the transactions contemplated hereby (whether or not the necessity of which is disclosed herein) is reasonably necessary to prevent a default under any outstanding material obligation of either party, or Drew Shoe, and such consent is not obtainable without material cost or penalty (unless the party or parties not seeking to terminate this Agreement agree to pay such cost or penalty); or (c) by either party, at any time on or after January 16, 1999, if the transactions contemplated hereby shall not have been consummated prior thereto, and such party shall not then be in breach or default of any obligations imposed upon it by this Agreement.

      INDEMNIFICATION.

                  General.

                        BCAM shall defend, indemnify and hold harmless the Buyer from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, that the Buyer may incur, sustain or suffer as a result of (i) any misrepresentation or breach of warranty by BCAM under this Agreement, and/or (ii) any failure by BCAM to perform any of the covenants or agreements of BCAM contained in this Agreement.

                        The Buyer shall defend, indemnify and hold harmless BCAM from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, that BCAM may incur, sustain or suffer as a result of (i) any misrepresentation or any breach of warranty by the Buyer under this agreement, and/or (ii) any failure by the Buyer to perform, any of the representations, warranties, covenants or agreements of the Buyer contained in this Agreement.

      POST-CLOSING EVENTS.

                        Further Assurances. From time to time from and after the Closing Date, the parties will execute and deliver to each other any and all further agreements, instruments, certificates and other documents as may reasonably be requested by the other party in order more fully to consummate the transactions contemplated hereby.

      COSTS.

                        Finder's or Broker's Fees. Each of the Buyer and BCAM represents and warrants that neither they nor any of their respective affiliates have dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

                        Expenses. At the time of Closing or any termination of this Agreement (as the case may be), or upon demand by the Buyer, BCAM shall pay all costs and expenses incurred or to be incurred by BCAM and/or the Buyer in negotiating and preparing this Agreement, all related agreements and documentation, and in closing and carrying out the transactions contemplated by this Agreement, regardless of whether such transactions ultimately close or are consummated, which costs and expenses shall include, but not be limited to, all reasonable legal fees and disbursements the parties may incur in connection herewith.

      FORM OF AGREEMENT.

                  Effect of Headings. The Section headings used in this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof.

                  Entire Agreement; Waivers. This Agreement and the other agreements and instruments referred to herein, constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                  Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      PARTIES.

                  Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

                  Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by telecopier on the party to whom notice is to be given, on the day after the delivery thereof to a recognized overnight courier service for next-day delivery with all charges prepaid or billed to the account of the sender, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

                             If to BCAM:

                             BCAM International, Inc.
                             1800 Walt Whitman Road
                             Melville, New York, 17747
                             Attention: Michael Strauss, Chairman
                                        and Chief Executive Officer
                             Fax: (516) 752-3558

                             with copy to:

                             Ruskin, Moscou, Evans et al.
                             170 Old Country Road
                             Mineola, NY 11501
                             Attention: Norman M. Friedland, Esq.

                             If to the Buyer:

                             IMPLEO, LLC
                             c/o Wexford Management, LLC
                             411 West Putnam Avenue
                             Greenwich, Connecticut  06803
                             Attention: Joseph Jacobs, President
                             Fax: (203) 862-7320

                             with a copy to:

                             Greenberg, Traurig
                             200 Park Avenue
                             New York, New York 10166
                             Attention:  Shahe Sinanian, Esquire
                             Fax: (212) 801-6400

or to such other address as either party shall have specified by notice in writing given to the other party.

      MISCELLANEOUS.

                  Amendments and Modifications. No amendment or modification of this Agreement shall be valid unless made in writing and signed by or on behalf of the party to be charged therewith.

                  Non-Assignability; Binding Effect. Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of all other parties hereto. Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            Governing Law; Jurisdiction. This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State.

            Choice of Forum; Waiver of Trial by Jury. Any suit, action or proceeding brought by either party against the other party for claims arising out of this Agreement shall be brought and enforced exclusively in the United States District Court for the Southern District of New York, or in the event that court lacks jurisdiction to hear the claim, in the New York State Supreme Court in New York County. In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, its right to a trial by jury.

      IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.

                                    IMPLEO, LLC

                                    By:
                                       ---------------------------------
                                       Joseph Jacobs,


                                    BCAM INTERNATIONAL, INC.

                                    By:
                                       ---------------------------------
                                       Michael Strauss, Chairman &
                                       Chief Executive Officer

                                    EXHIBIT B

            BCL ss.623 Procedure to Enforce Shareholder's Right to Receive Payment for Shares

      (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

      (b) Within ten (10) days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

      (c) Within twenty (20) days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph
(g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty (20) days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

      (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

      (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty (60) days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty (60) days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

      (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five
(45) days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause show, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

      (g) Within fifteen (15) days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen (15) days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety (90) days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by
(1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty (80%) percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty (80%) percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety (90) day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve (12) months before the making of such offer, and a profit and loss statement or statements for not less than a twelve (12) period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve (12) month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholder were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty (30) days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty (60) days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

      (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen (15) days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty (30) days thereafter upon the price to be paid for their shares:

            (1) The corporation shall, within twenty (20) days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

            (2) If the corporation fails to institute such proceeding within such period of twenty (20) days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty (30) days after the expiration of such twenty (20) day period. If such proceeding is not instituted within such thirty (30) day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

            (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

            (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

            (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

            (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

            (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay;
(B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

            (8) Within sixty (60) days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

      (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

      (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

            (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation;

            (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply; or

            (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty (30) days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty (20) days after the expiration of such period of thirty (30) days.

      (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

      (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

      (m) This section shall not apply to foreign corporations except as provided in subparagraph (e) (2) of section 907 (Merger or consolidation of domestic and foreign corporations).

                                      PROXY

                            BCAM INTERNATIONAL, INC.

          This Proxy is solicited on behalf of the Board of Directors.

      The undersigned, revoking all previous proxies, hereby appoints Michael Strauss proxy for and in the name of the undersigned to vote all shares of Common Stock of BCAM International, Inc. (the "Company"), held of record by the undersigned on January 27, 1999, which the undersigned would be entitled to vote if present at the Special Meeting of Shareholders of the Company to be held on March 4, 1999, at 10:00 A.M. at the Engineering and Applied Sciences Building, Room 231, State University of New York at Stony Brook, Stony Brook, NY 11794, and any adjournment or postponement thereof, upon the sale of the Company's remaining 33.3% common stock ownership interest in Drew Shoe Corporation to the Holder of the Company's 10%/13% Convertible Notes as set forth in the Notice of Special Meeting.

      The undersigned acknowledges receipt of the Notice of Special Meeting and related Proxy Statement.

      1. FOR |_| AGAINST |_| ABSTAIN |_| Proposal to sell the Company's remaining 33.3% common stock ownership interest in Drew Shoe Corporation.

UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED "FOR" THE SALE OF THE COMPANY'S REMAINING 33.3% INTEREST IN DREW SHOE CORPORATION TO THE HOLDERS OF THE 10%/13% CONVERTIBLE NOTES.

PLEASE DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY. |_| I plan to atten the
                                                         Annual Meeting


_______________________________________________ Dated: __________________, 1999
      Signature of Shareholder(s)

Please sign exactly as your name(s) appear on this proxy. Joint owners should both sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full title. Corporations or partnerships should sign the corporation or partnership name by a duly authorized person.